Form 10KSB, Exhibit 13
period 1997-06-30
CENTURY BANCORP INC /NC
filed 1997-09-25
CIK 1019055

Century Bancorp, Inc. and Subsidiary
Selected Financial and Other Data
===============================================================================

                                                                       At or for the Year Ended June 30,
                                                    -------------------------------------------------------------------------
                                                        1997           1996            1995           1994           1993
                                                    -----------    ------------    -----------    ------------    -----------
                                                                 (Dollars in thousands, except per share amounts)
Financial Condition Data:
   Total assets                                     $   100,640    $     81,304    $    75,508    $     73,843    $    70,864
   Investments/(1)/                                      35,180          22,823         18,852          18,012         15,833
   Loans receivable, net                                 62,333          55,193         54,020          53,802         53,566
   Deposits                                              69,699          69,669         64,448          63,937         62,129
   Stockholders' equity                                  30,303          11,245         10,640           9,610          8,439
   Book value per common share                            74.39               -              -               -              -

Operating Data:
   Interest income                                  $     6,663    $      5,869    $     5,371    $      5,337    $     5,402
   Interest expense                                       3,512           3,541          2,788           2,487          2,736
                                                    -----------    ------------    -----------    ------------    -----------
     Net interest income                                  3,151           2,328          2,583           2,850          2,666
   Provision for loan losses                                 17             165            105             114            165
                                                    -----------    ------------    -----------    ------------    -----------
     Net interest income after provision for
      loan losses                                         3,134           2,163          2,478           2,736          2,501
   Non-interest income                                       47              35             15              40             40
   Non-interest expense                                   1,507           1,169            979             910            833
                                                    -----------    ------------    -----------    ------------    -----------
     Income before income taxes                           1,674           1,029          1,514           1,866          1,708
   Income tax expense                                       558             352            593             694            639
                                                    -----------    ------------    -----------    ------------    -----------
     Net income                                     $     1,116    $        677    $       921    $      1,172    $     1,069
                                                    ===========    ============    ===========    ============    ===========

Net income per common share/(2),(3)/                $      2.47    $          -    $         -    $          -    $         -
Dividend per common share/(2)/                             0.50               -              -               -              -
Dividend payout ratio                                     20.24%              -              -               -              -

Selected Other Data:
   Return on average assets                                1.22%            .86%          1.25%           1.59%          1.55%
   Return on average equity                                5.43%           6.19%          9.15%          12.82%         13.37%
   Average equity to average assets                       22.44%          13.94%         13.68%          12.43%         11.56%
   Interest rate spread                                    2.53%           2.41%          3.10%           3.55%          3.53%
   Net yield on average interest-earning assets            3.56%           3.05%          3.61%           3.97%          3.97%
   Average interest-earning assets to average
    interest-bearing liabilities                         125.89%         113.86%        113.08%         112.12%        110.59%
   Ratio of non-interest expense to average total
    assets                                                 1.64%           1.49%          1.33%           1.24%          1.20%
   Nonperforming assets to total assets                    0.13%           0.76%          1.21%           2.32%          2.53%
   Nonperforming loans to total loans                      0.12%           0.52%          1.56%           2.98%          2.99%
   Allowance for loan losses to total loans                0.88%           0.97%          0.74%           0.55%          0.37%
   Allowance for loan losses to nonperforming loans      423.08%         187.02%         47.68%          18.38%         12.37%


/(1)/Includes interest-bearing deposits, federal funds sold, FHLB stock and investment securities.

/(2)/On December 20, 1996, Home Savings, Inc., SSB converted from a state-chartered mutual savings bank to a state-chartered stock savings bank and became a wholly-owned subsidiary of Century Bancorp, Inc.

/(3)/Net income per common share is based on earnings from December 20, 1996 to June 30, 1997 divided by the weighted average number of shares outstanding during the same period.

--------------------------------------------------------------------------------

                     Century Bancorp, Inc. and Subsidiary
                     Management's Discussion and Analysis
================================================================================

Management's discussion and analysis is intended to assist readers in the understanding and evaluation of the financial condition and results of operations of Century Bancorp, Inc. and its wholly-owned subsidiary, Home Savings, Inc., SSB. It should be read in conjunction with the audited consolidated financial statements and accompanying notes included in this report and the supplemental financial data appearing throughout this discussion and analysis.

                            Description of Business

Century Bancorp, Inc. ("Century" or "Parent") was incorporated under the laws of the State of North Carolina for the purpose of becoming the bank holding company of Home Savings, Inc., SSB (the "Bank" or "Home Savings") in connection with the Bank's conversion from a state-chartered mutual savings bank to a state-chartered stock savings bank (the "Conversion"), pursuant to its Plan of Conversion. Century was organized to acquire all of the common stock of Home Savings upon its conversion to stock form. A subscription and community offering (the "Offering") of Century's common stock closed on December 20, 1996, at which time Century acquired all of the outstanding common stock of the Bank and commenced operations.

In accordance with the Plan of Conversion, Century issued common stock with a value of $20,366,500 in the Offering and received proceeds of $19,453,837, net of Conversion costs. Century transferred $8,950,949 of the net proceeds to Home Savings for the purchase of all of the outstanding common stock of the Bank.

Century has no operations and conducts no business of its own other than owning Home Savings, investing its portion of the net proceeds received in the Conversion, and lending funds to the Home Savings, Inc., SSB Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate located in the Bank's primary market area of Davidson County in North Carolina. On June 30, 1997, approximately 98% of the Bank's net loan portfolio was composed of real estate loans.

Century's principal sources of income are earnings on capital retained by Century, interest payments received from the ESOP with respect to the ESOP loan, and dividends paid by the Bank to Century, if any. Revenues of Home Savings are derived primarily from interest on loans. In addition, Home Savings receives interest income from its investment securities and interest-bearing deposit balances. The major expenses of Home Savings are interest on deposits and general and administrative expenses such as salaries, employee benefits, federal deposit insurance premiums and occupancy and related expenses.

Because Century has no operations and conducts no business other than as described above, the discussion contained in this "Management's Discussion and Analysis" concerns primarily the business of the Bank; however, for ease of reading, and because the financial statements are presented on a consolidated basis, Century and Home Savings are collectively referred to herein as the "Company," unless otherwise noted.


--------------------------------------------------------------------------------

                     Century Bancorp, Inc. and Subsidiary
               Management's Discussion and Analysis (Continued)
================================================================================


                           Asset/Liability Management

The Company's asset/liability management, or interest rate risk management, program is focused primarily on evaluating and managing the composition of its assets and liabilities in view of various interest rate scenarios. Factors beyond the Company's control, such as market interest rates and competition, may also have an impact on the Company's interest income and interest expense.

In the absence of other factors, the yield or return associated with the Company's earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and conversely interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time, and conversely interest expense will decrease when interest rates decrease.

Interest Rate Gap Analysis. As a part of its interest rate risk management policy, the Company calculates an interest rate "gap." Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The "gap" is the difference between the amounts of such assets and liabilities that are subject to repricing. A "negative" gap for a given period means that the amount of interest-bearing liabilities maturing or otherwise repricing within that period exceeds the amount of interest-earning assets maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a lower decrease in the yield of its assets relative to the cost of its liabilities and its income should be positively affected. Conversely, the cost of funds for an institution with a negative gap would generally be expected to increase more quickly than the yield on its assets in a rising interest rate environment, and such institution's net interest income generally would be expected to be adversely affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a "positive gap."

The Company's one-year interest sensitivity gap as a percentage of total interest-earning assets at June 30, 1997 was a negative 29.87%. At June 30, 1997, the Company's three-year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were a negative 35.57% and a negative 23.57%, respectively.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1997 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts, money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any other interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The

--------------------------------------------------------------------------------

                     Century Bancorp, Inc. and Subsidiary
               Management's Discussion and Analysis (Continued)
================================================================================

interest rate sensitivity of the Company's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                        Terms to Repricing at June 30, 1997
                                                    -------------------------------------------------------------------------
                                                                     More Than       More Than
                                                       1 Year        1 Year to      3 Years to      More Than
                                                       or Less        3 Years         5 Years        5 Years         Total
                                                    -----------    ------------    -----------    ------------    -----------
                                                                              (Dollars in Thousands)
INTEREST-EARNING ASSETS:
   Loans receivable:
     Adjustable rate residential 1-4 family         $     7,952    $         11    $         -    $          -    $     7,963
     Fixed rate residential 1-4 family                    1,008             421          1,984          40,560         43,973
     Other secured - real estate - fixed                      -              21            507           2,838          3,366
     Other secured - real estate - adjustable             6,295               -              -               -          6,295
     Other loans                                            572             282            377              55          1,286
                                                    -----------    ------------    -----------    ------------    -----------
           Total loans receivable                        15,827             735          2,868          43,453         62,883
   Interest-bearing deposits                              2,788               -              -               -          2,788
   Investments                                           11,023           4,449          8,894           7,439         31,805
   FHLB common stock                                          -               -              -             587            587
                                                    -----------    ------------    -----------    ------------    -----------

           Total interest-earning assets            $    29,638    $      5,184    $    11,762    $     51,479    $    98,063
                                                    ===========    ============    ===========    ============    ===========
INTEREST-BEARING LIABILITIES:
   Deposits:
     Passbook and statement accounts                $     5,410    $          -    $         -    $          -    $     5,410
     NOW and money market checking accounts              13,486               -              -               -         13,486
     Non-interest-bearing accounts                           52               -              -               -             52
     Certificate accounts                                39,985          10,766              -               -         50,751
                                                    -----------    ------------    -----------    ------------    -----------

           Total interest-bearing liabilities       $    58,933    $     10,766    $         -    $          -    $    69,699
                                                    ===========    ============    ===========    ============    ===========

INTEREST SENSITIVITY GAP PER PERIOD                 $   (29,295)   $     (5,582)   $    11,762    $     51,479    $    28,364

CUMULATIVE INTEREST SENSITIVITY GAP                 $   (29,295)   $    (34,877)   $   (23,115)   $     28,364    $    28,364

CUMULATIVE GAP AS A PERCENTAGE OF
TOTAL INTEREST-EARNING ASSETS                            (29.87)%        (35.57)%       (23.57)%         28.92%         28.92%

CUMULATIVE INTEREST-EARNING ASSETS
AS A PERCENTAGE OF TOTAL INTEREST-
BEARING LIABILITIES                                       42.52%          49.96%         66.84%         140.69%        140.69%

--------------------------------------------------------------------------------

                     Century Bancorp, Inc. and Subsidiary
               Management's Discussion and Analysis (Continued)
================================================================================


                              Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended June 30, 1997 and 1996. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Nonaccruing loans were included in the computation of average balances.

                                                  Year Ended June 30, 1997                   Year Ended June 30, 1996
                                           ---------------------------------------    ---------------------------------------
                                             Average                      Average       Average                      Average
                                             Balance      Interest         Rate         Balance      Interest         Rate
                                           ----------    ----------      --------     ----------    -----------      --------
                                                                         (Dollars in Thousands)
Interest-earning assets:
  Interest-bearing balances                $    5,611    $      342          6.09%    $    6,913      $     336         4.86%
  Investments                                  24,818         1,505          6.06%        15,354            949         6.18%
  Loans                                        58,008         4,816          8.30%        54,066          4,584         8.48%
                                           ----------    ----------      --------     ----------      ---------      -------

      Total interest-earning assets            88,437         6,663          7.53%        76,333          5,869         7.69%

Other assets                                    3,174                                      2,084
                                           ----------                                 ----------

      Total assets                         $   91,611                                 $   78,417
                                           ==========                                 ==========
Interest-bearing liabilities:
  Deposits                                 $   70,252         3,512          5.00%    $   67,042          3,540         5.28%
                                                         ----------      --------                     ---------      -------
Other liabilities                                 806                                        440
Stockholders' equity                           20,553                                     10,935
                                           ----------                                 ----------
      Total liabilities and
      stockholders' equity                 $   91,611                                 $   78,417
                                           ==========                                 ==========
Net interest income and interest
rate spread                                              $    3,151          2.53%                    $   2,329         2.41%
                                                         ==========      ========                     =========      =======

Net yield on average interest-earning
  assets                                                                     3.56%                                      3.05%

Ratio of average interest-earning assets
to average interest-bearing liabilities                                    125.89%                                    113.86%

--------------------------------------------------------------------------------

                     Century Bancorp, Inc. and Subsidiary
               Management's Discussion and Analysis (Continued)
================================================================================


                             Rate/Volume Analysis

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

                                                                       Year Ended June 30, 1997 vs. 1996
                                                             -----------------------------------------------------
                                                                           Increase (Decrease) Due To
                                                             -----------------------------------------------------
                                                                 Volume              Rate               Total
                                                             --------------     --------------     --------------
                                                                              (Dollars in Thousands)
         Interest income:
            Interest-bearing balances                        $          (71)    $           77     $            6
            Investments                                                 579                (23)               556
            Loans                                                       331                (99)               232
                                                             --------------     --------------     --------------
                      Total interest income                             839                (45)               794
         Interest expense:
            Deposits                                                    165               (193)               (28)
                                                             --------------     --------------     --------------
                      Net interest income                    $          674     $          148     $          822
                                                             ==============     ==============     ==============

          Comparison of Financial Condition at June 30, 1997 and 1996

Principally as a result of net proceeds of $19.5 million received on December 20, 1996 from issuance of the Company's common stock, consolidated total assets increased by $19.3 million, from $81.3 million at June 30, 1996 to $100.6 million at June 30, 1997. Funds generated from the stock sale were used principally to acquire investments, with investment securities increasing by $13.2 million during the year ended June 30, 1997. Loan demand has also been relatively strong, however, with net loans receivable increasing by $7.1 million from $55.2 million to $62.3 million during the year ended June 30, 1997. Customer deposit accounts initially declined as a result of deposit withdrawals by customers who used the funds thus provided to purchase shares of the Company's common stock, but by June 30, 1997 had increased to the same level as the beginning of the year.

Total stockholders' equity was $30.3 million at June 30, 1997 as compared with $11.2 million at June 30, 1996. As of that date, Century and Home Savings substantially exceeded all regulatory capital requirements.

                             Nonperforming Assets

Nonperforming assets, composed of nonaccrual loans and foreclosed real estate, decreased significantly during the year, from a total of $618,000 at June 30, 1996 to $130,000 at June 30, 1997, a decrease of $488,000 or 79%. Nonaccrual loans totaled $77,000 and $285,000 and foreclosed real estate totaled $53,000 and $333,000 at June 30, 1997 and 1996, respectively.

--------------------------------------------------------------------------------

                     Century Bancorp, Inc. and Subsidiary
               Management's Discussion and Analysis (Continued)
================================================================================


Comparison of Results of Operations for the Years Ended June 30, 1997 and 1996

Net Income. The Company earned consolidated net income of $1,116,000 during the year ended June 30, 1997 as compared with net income of $677,000 during the prior year, an increase of $439,000. The increase resulted from increased interest income earned from investment of proceeds from the sale of the Company's common stock, and would have been a larger increase were it not for a special insurance assessment imposed on all SAIF-insured institutions by the FDIC to recapitalize the SAIF fund. Home Savings' assessment was $409,000. Net of an income tax benefit of $149,000, this special assessment decreased earnings during the year by $260,000. If this special assessment had not been incurred, net income during the year ended June 30, 1997 would have been $1,376,000.

Net Interest Income. Net interest income increased to $3,151,000 during the year ended June 30, 1997 as compared with $2,329,000 during the previous year, an increase of $822,000. This increase resulted from increases of $3.9 million and $9.5 million, respectively, in the average balances of loans receivable and investments during the current fiscal year.

Provision for Loan Losses. The provision for loan losses was $17,000 and $165,000 for the years ended June 30, 1997 and 1996, respectively. Management believes that the provision for loan losses and the resulting loan loss allowance at June 30, 1997 will be adequate to absorb losses on existing loans. There were no net loan charge-offs during the year ended June 30, 1997 as compared with net charge-offs of $33,000 during the year ended June 30, 1996.

General and Administrative Expenses. Exclusive of the FDIC special insurance assessment explained under the caption "Net Income," general and administrative expenses declined by $71,000 from $1,170,000 during the year ended June 30, 1996 to $1,099,000 during the year ended June 30, 1997. The decrease relates principally to the reduced rate of federal deposit insurance and to the decrease in the provision for loss on foreclosed real estate.

Provision for Income Taxes. The provision for income taxes, as a percentage of income before income taxes, was 33.3% and 34.2% for the years ended June 30, 1997 and 1996, respectively.

                        Liquidity and Capital Resources

On May 29, 1997, the Company paid its first quarterly dividend of $.50 a share. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

Maintaining adequate liquidity while managing interest rate risk is the primary goal of the Company's asset and liability management strategy. Liquidity is the ability to fund the needs of the Bank's borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Maturing investments, loan and mortgage-backed security principal repayments, deposits and income from operations are the main sources of liquidity. The Company's primary uses of liquidity are to fund loans and to make investments.

--------------------------------------------------------------------------------

                     Century Bancorp, Inc. and Subsidiary
               Management's Discussion and Analysis (Continued)
================================================================================


As of June 30, 1997, liquid assets (cash and cash equivalents, and marketable investment securities) were approximately $36 million, which represents 51.6% of deposits. As a North Carolina-chartered savings bank, Home Savings is required to maintain liquid assets equal to at least 10% of its total assets. For purposes of this requirement, liquid assets consist of cash and readily marketable investment securities. At June 30, 1997, this liquidity ratio, based on North Carolina regulations, was 29.6%. Management considers current liquidity levels to be adequate to meet Home Savings' foreseeable needs.

At June 30, 1997, outstanding mortgage loan commitments were $702,000, available line of credit balances were $699,000, and the undisbursed portion of construction loans was $2.4 million. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations.

Under federal capital regulations, Home Savings must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Home Savings' financial statements. At June 30, 1997 and 1996, Home Savings exceeded all such requirements.

The Bank is restricted in its ability to pay dividends and to make distributions. A significant source of Century's funds are dividends received from the Bank. In fiscal 1997, the amount of dividends that can be paid without prior approval from regulators is approximately $450,000. These funds should be adequate to cover Century's needs.

                    Impact of Inflation and Changing Prices

The financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                      Impact of New Accounting Standards

FASB Statement on Earnings Per Share. In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings per Share" ("EPS"), and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital

--------------------------------------------------------------------------------

                     Century Bancorp, Inc. and Subsidiary
               Management's Discussion and Analysis (Continued)
================================================================================


structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This Statement supersedes Opinion 15 and AICPA Accounting Interpretation 1-102 of Opinion 15. This Statement will be effective for the Company's fiscal year ending June 30, 1998. Management does not believe the impact of adopting SFAS No. 128 will be material to the Company's consolidated financial statements.

FASB Statement on Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB has encouraged all entities to adopt the fair value based method; however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by APB Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years beginning after December 15, 1994. The Company expects to use the "intrinsic value based method" as prescribed by APB Opinion No. 25. Accordingly, management does not believe the impact of adopting SFAS No. 123 will be material to the Company's consolidated financial statements.

FASB Statement on Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996, the FASB issued SFAS No. 125. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. This Statement is effective for transfer and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The effective date for certain provisions of this Statement have been postponed for one year. Management anticipates that the adoption of the Statement should have no material impact on its consolidated financial statements.


--------------------------------------------------------------------------------

                     Century Bancorp, Inc. and Subsidiary
               Management's Discussion and Analysis (Continued)
================================================================================


FASB Statement on Reporting Comprehensive Income. In June 1997, the FASB issued SFAS No. 130. This Statement establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. In addition to net income as has been historically determined, comprehensive income for the Company would include net unrealized holding gains and losses on investment securities available for sale. This Statement will be effective for the Company's fiscal year ending June 30, 1999, and the Company does not intend an early adoption of this Statement. If the Company had adopted this Statement, it would have reported comprehensive income of $1,363,000 and $606,000 for the years ended June 30, 1997 and 1996, respectively.


--------------------------------------------------------------------------------

            [LETTERHEAD OF DIXON, ODOM & CO., L.L.P. APPEARS HERE]




                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Century Bancorp, Inc.
Thomasville, North Carolina


We have audited the accompanying consolidated statements of financial condition of Century Bancorp, Inc. and subsidiary as of June 30, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Century Bancorp, Inc. and subsidiary at June 30, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Dixon, Odom & Co., L.L.P.

Southern Pines, North Carolina
July 25, 1997


                                  -----------

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
June 30, 1997 and 1996
================================================================================



ASSETS                                                                                        1997                     1996
                                                                                      -------------------      -------------------
Cash on hand and in banks                                                             $         1,368,525      $         1,342,518
Interest-bearing balances in other banks                                                        2,787,870                3,644,859
Investment securities available for sale, at fair value (amortized cost of
  $20,278,239 and $11,646,081 at June 30, 1997 and 1996,
  respectively) (Note B)                                                                       20,744,701               11,707,105
Investment  securities  held to maturity,  at amortized  cost
  (fair value of  $11,101,018  and $6,839,969 at June 30, 1997 and 1996,
  respectively) (Note B)                                                                       11,060,458                6,857,506
Loans receivable, net (Note C)                                                                 62,332,801               55,192,567
Accrued interest receivable                                                                       840,503                  556,670
Premises and equipment, net (Note D)                                                              709,121                  748,165
Stock in the Federal Home Loan Bank of Atlanta, at cost                                           586,500                  613,700
Foreclosed real estate                                                                             53,002                  332,874
Other assets                                                                                      156,341                  308,118
                                                                                      -------------------      -------------------

                                                                                      $       100,639,822      $        81,304,082
                                                                                      ===================      ===================
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposit accounts (Note F)                                                          $        69,698,673      $        69,669,236
   Accrued interest payable                                                                       107,687                  116,236
   Advance payment by borrowers for property taxes and insurance                                  125,863                  105,870
   Deferred income taxes (Note I)                                                                 128,242                        -
   Accrued expenses and other liabilities                                                         276,590                  167,494
                                                                                      -------------------      -------------------

                                                                TOTAL LIABILITIES              70,337,055               70,058,836
                                                                                      -------------------      -------------------

Commitments and contingencies (Notes C and K)

STOCKHOLDERS' EQUITY (Notes G and J)
   Preferred stock, no par value, 5,000,000 shares authorized,
    no shares issued and outstanding                                                                    -                        -
   Common stock, 20,000,000 shares authorized, 407,330 shares
    issued and outstanding at June 30, 1997                                                    19,467,082                        -
   ESOP note receivable                                                                        (1,585,150)                       -
   Retained earnings, substantially restricted                                                 12,136,999               11,208,260
   Unrealized holding gains                                                                       283,836                   36,986
                                                                                      -------------------      -------------------

                                                       TOTAL STOCKHOLDERS' EQUITY              30,302,767               11,245,246
                                                                                      -------------------      -------------------

                                                            TOTAL LIABILITIES AND
                                                             STOCKHOLDERS' EQUITY     $       100,639,822      $        81,304,082
                                                                                      ===================      ===================

--------------------------------------------------------------------------------
See accompanying notes.                                                  Page 13

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended June 30, 1997 and 1996
================================================================================


                                                                            1997               1996
                                                                       --------------     --------------
INTEREST INCOME
   Loans                                                               $    4,815,505     $    4,584,446
   Investments and deposits in other banks                                  1,847,447          1,284,181
                                                                       --------------     --------------

                                              TOTAL INTEREST INCOME         6,662,952          5,868,627

INTEREST EXPENSE ON DEPOSIT
 ACCOUNTS (Note F)                                                          3,512,248          3,540,406
                                                                       --------------     --------------

                                                NET INTEREST INCOME         3,150,704          2,328,221

PROVISION FOR LOAN LOSSES (Note C)                                             16,500            165,000
                                                                       --------------     --------------

                                          NET INTEREST INCOME AFTER
                                          PROVISION FOR LOAN LOSSES         3,134,204          2,163,221
                                                                       --------------     --------------

OTHER INCOME (EXPENSES)
   Service charges and other fees                                              34,284             29,846
   Loss on sale of investments                                                (15,358)                 -
   Gain on sale of foreclosed real estate                                      12,061                  -
   Other                                                                       15,752              5,124
                                                                       --------------     --------------
                                                                               46,739             34,970
                                                                       --------------     --------------

                                                       TOTAL INCOME         3,180,943          2,198,191
                                                                       --------------     --------------

GENERAL AND ADMINISTRATIVE EXPENSES
   Compensation and benefits                                                  618,051            570,773
   Occupancy                                                                   80,577             81,021
   Data processing expenses                                                   102,645             91,444
   Federal deposit insurance premiums                                          66,093            149,485
   FDIC special assessment (Note H)                                           408,521                  -
   Provision for loss on foreclosed real estate                                     -             80,000
   Other expenses                                                             231,245            197,096
                                                                       --------------     --------------

                                                  TOTAL GENERAL AND
                                            ADMINISTRATIVE EXPENSES         1,507,132          1,169,819
                                                                       --------------     --------------

                                         INCOME BEFORE INCOME TAXES         1,673,811          1,028,372

INCOME TAXES (Note I)                                                         557,700            351,600
                                                                       --------------     --------------

                                                         NET INCOME    $    1,116,111     $      676,772
                                                                       ==============     ==============

NET INCOME PER COMMON SHARE (Note A)                                   $         2.47     $            -
                                                                       ==============     ==============


--------------------------------------------------------------------------------
See accompanying notes.                                                  Page 14

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended June 30, 1997 and 1996
================================================================================

                                                                   ESOP                          Unrealized          Total
                                                 Common            Note           Retained         Holding       Stockholders'
                                                  Stock         Receivable        Earnings     Gains (Losses)       Equity
                                              -------------    -------------    ------------    -------------   -------------
Balance at June 30, 1995                      $           -    $          -    $  10,531,488    $     108,432    $ 10,639,920

   Net income                                             -               -          676,772                -         676,772

   Change in unrealized holding gains
    (losses), net of income tax benefit of
    $45,903                                               -               -                -          (71,446)        (71,446)
                                              -------------    ------------    -------------    -------------    ------------

Balance at June 30, 1996                                  -               -       11,208,260           36,986      11,245,246

   Net income                                             -               -        1,116,111                -       1,116,111

   Net proceeds from issuance of 407,330
    shares of no par value common stock          19,453,837               -                -                -      19,453,837

   Purchase of 32,586 shares of common
    stock by ESOP                                         -      (1,629,300)               -                -      (1,629,300)

   ESOP contribution                                 13,245               -                -                -          13,245

   Repayment of ESOP note                                 -          44,150                -                -          44,150

   Cash dividends paid ($.50 per share)                   -               -         (187,372)               -        (187,372)

   Change in unrealized holding gains
    (losses), net of income taxes of
    $158,588                                              -               -                -          246,850         246,850
                                              -------------    -------------    ------------    -------------   -------------

Balance at June 30, 1997                      $  19,467,082    $ (1,585,150)   $  12,136,999    $     283,836   $  30,302,767
                                              =============    ============    =============    =============   =============


--------------------------------------------------------------------------------
See accompanying notes.                                                 Page 15

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1997 and 1996
================================================================================


                                                                                            1997                 1996
                                                                                       ---------------     ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                         $      1,116,111     $       676,772
   Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation                                                                              46,313              44,429
      Deferred income taxes                                                                     65,592             (73,167)
      Deferred compensation                                                                     22,000              22,000
      Amortization of discounts and premiums on securities                                       9,079              (5,414)
      Provision for loan losses                                                                 16,500             165,000
      Provision for loss on foreclosed real estate                                                   -              80,000
      Release of ESOP shares                                                                    57,395                   -
      Loss on sale of investment securities                                                     15,358                   -
      Gain on sale of real estate acquired in foreclosure                                      (12,061)                  -
      Gain on disposal of fixed assets                                                               -              (5,000)
      Change in assets and liabilities
        Increase in accrued interest receivable                                               (283,833)            (47,692)
        Increase (decrease) in accrued interest on savings accounts                             (8,549)             12,693
        Other                                                                                  102,486             (95,019)
                                                                                      ----------------     ---------------

                                                              NET CASH PROVIDED BY
                                                              OPERATING ACTIVITIES           1,146,391             774,602
                                                                                      ----------------     ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net decrease in interest-bearing balances in other banks                                    856,989             796,502
   Purchases of:
      Available for sale investment securities                                             (12,922,555)         (6,142,789)
      Held to maturity investment securities                                                (6,000,000)         (4,051,719)
   Proceeds from maturities and calls of:
      Available for sale investment securities                                               2,263,008           2,965,391
      Held to maturity investment securities                                                 1,800,000           2,350,000
   Proceeds from sales of:
      Available for sale investment securities                                               2,000,000                   -
   Net increase in loans                                                                    (7,156,734)         (1,738,848)
   Purchases of property and equipment                                                          (7,269)            (33,743)
   Proceeds from sale of property and equipment                                                      -               5,000
   Proceeds from redemption of FHLB stock                                                       27,200                   -
   Proceeds from sale of real estate acquired in settlement of loans                           291,933              59,297
                                                                                      ----------------     ---------------

                                                                  NET CASH USED BY
                                                              INVESTING ACTIVITIES         (18,847,428)         (5,790,909)
                                                                                      ----------------     ---------------

--------------------------------------------------------------------------------
See accompanying notes.                                                 Page 16

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1997 and 1996
================================================================================

                                                                                            1997                1996
                                                                                      ----------------     ---------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in demand deposits                                         $      1,299,423     $      (281,884)
   Net increase (decrease) in certificate accounts                                          (1,269,986)          5,502,937
   Increase in advances from borrowers                                                          19,993               5,894
   (Increase) decrease in stock conversion costs incurred                                       40,449             (40,449)
   Net proceeds from issuance of common stock                                               19,453,837                   -
   Loan to ESOP for purchase of common stock                                                (1,629,300)                  -
   Cash dividends paid                                                                        (187,372)                  -
                                                                                      ----------------     ---------------

                                                              NET CASH PROVIDED BY
                                                              FINANCING ACTIVITIES          17,727,044           5,186,498
                                                                                      ----------------     ---------------

                                                              NET INCREASE IN CASH
                                                              ON HAND AND IN BANKS              26,007             170,191

CASH ON HAND AND IN BANKS,
 BEGINNING                                                                                   1,342,518           1,172,327
                                                                                      ----------------     ---------------

                                                                  CASH ON HAND AND
                                                                  IN BANKS, ENDING    $      1,368,525     $     1,342,518
                                                                                      ================     ===============
SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION
   Cash paid during the year for:
      Interest                                                                        $      3,520,797     $     3,527,713
                                                                                      ================     ===============
      Income taxes                                                                    $        482,300     $       417,900
                                                                                      ================     ===============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 ACTIVITIES
   Loans receivable transferred to real estate acquired in
    settlement of loans                                                               $              -     $       401,169
                                                                                      ================     ===============
   Unrealized  gain (loss) on  investment  securities  available for sale,  net of  deferred  income tax benefit (charge) of
    $(158,588) and $45,903, respectively                                              $        246,850     $       (71,446)
                                                                                      ================     ===============

--------------------------------------------------------------------------------
See accompanying notes.                                                 Page 17

CENTURY BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations
---------------------------

In December 1996, pursuant to a Plan of Conversion which was approved by its members and regulators, Home Savings, Inc., SSB ("Home Savings" or "Bank") converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank (the "Conversion") and became a wholly-owned subsidiary of Century Bancorp, Inc. ("Century" or "Parent"). Century was formed to acquire all of the common stock of Home Savings upon its conversion to stock form. Century has no operations and conducts no business on its own other than owning Home Savings, investing its portion of the net proceeds received in the Conversion and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion.

Nature of Business
------------------

Home Savings maintains its offices and conducts its primary business in Thomasville, Davidson County, North Carolina. The Bank is primarily engaged in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by one-to-four family residential real estate located in its primary market area. The Bank also makes home equity line of credit loans, multi-family residential loans, commercial loans, construction loans, loans secured by deposit accounts, and various types of consumer loans. Home Savings is a portfolio lender in that it does not originate its fixed or adjustable rate loans for sale in the secondary market. Home Savings has been and intends to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves.

Basis of Presentation
---------------------

The accompanying consolidated financial statements include the accounts of the Parent and the Bank, together referred to as the "Company." All significant intercompany transactions and balances are eliminated in consolidation.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly sensitive to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

--------------------------------------------------------------------------------

CENTURY BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates (Continued)
---------------------------

A majority of the Bank's loan portfolio consists of single-family residential loans in its market area. The regional economy is currently stable and consists of various types of industry. Real estate prices in this market are also stable; however, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in local market conditions.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Investment Securities
---------------------

The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. There were no trading securities at June 30, 1997 or 1996. Securities held to maturity are those securities for which the Bank has the ability and intent to hold to maturity. All other securities are classified as available for sale.

Available for sale securities consist of investment securities not classified as trading securities or held to maturity securities and are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders' equity.

A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses are included in earnings and the costs of securities sold are derived using the specific identification method.

--------------------------------------------------------------------------------

CENTURY BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Receivable
----------------

Loans receivable are stated at unpaid balances, less the allowance for loan losses and net deferred loan fees.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

The Bank accounts for impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," amended for SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate or at the loan's observable market price, or the fair value of the collateral of the loan if the loan is collateral dependent. Interest income from impaired loans is recognized using the cash basis method of accounting during the time within that period in which the loans were impaired.

Allowance for Loan Losses
-------------------------

The Bank provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating possible losses. Such factors considered by management include the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquency trends, and economic conditions. Management evaluates the carrying value of loans periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

--------------------------------------------------------------------------------

CENTURY BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment
----------------------

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation of premises and equipment is recorded on a straight-line basis over the estimated useful lives of the related assets.

Expenditures for maintenance and repairs are charged to expense as incurred, while those for improvements are capitalized. The costs and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts, and any resulting gains or losses are credited or charged to earnings.

Investment in Federal Home Loan Bank Stock
------------------------------------------

As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta ("FHLB"). This investment is carried at cost.

Real Estate Acquired In Settlement of Loans
-------------------------------------------

Real estate acquired in settlement of loans is carried at the lower of cost or fair value less estimated costs to dispose. Generally accepted accounting principles define fair value as the amount that is expected to be received in a current sale between a willing buyer and seller other than in a forced or liquidation sale. Fair values at foreclosure are based on appraisals. Losses arising from the acquisition of foreclosed properties are charged against the allowance for loan losses. Subsequent writedowns are provided by a charge to operations through the allowance for losses on other real estate in the period in which the need arises.

Income Taxes
------------

Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities result in deferred tax assets, applicable accounting standards require an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

--------------------------------------------------------------------------------

CENTURY BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)
-----------------------

A deferred tax liability is not recognized for portions of the allowance for loan losses for income tax purposes in excess of the financial statement balance, as described in Note I. Such a deferred tax liability will only be recognized when it becomes apparent that those temporary differences will reverse in the foreseeable future.

Benefit Plans
-------------

The Bank has an ESOP which covers substantially all of its employees. Minimum contributions to the ESOP are based upon the amortization requirements of the ESOP's debt to the Parent. Contributions are determined by the Board of Directors based upon compensation limitations, and are expensed in accordance with the AICPA's Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." The Bank also has a defined benefit pension plan covering substantially all of its employees. The Bank's funding policy has been to make annual contributions as required by applicable regulations. As a result of adoption of the ESOP, the Company's Board of Directors has decided to terminate the pension plan.

Net Income Per Common Share
---------------------------

Net income per common share for the year ended June 30, 1997 is based on unaudited net income earned from the date of Conversion, December 20, 1996, to the end of the fiscal year, divided by the weighted average number of shares outstanding during that period. For purposes of this computation, the number of shares of common stock purchased by the Bank's ESOP which have not been allocated to participant accounts are not assumed to be outstanding.

Recent Accounting Pronouncements
--------------------------------

FASB Statement on Earnings Per Share. In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings per Share" ("EPS"), and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This

--------------------------------------------------------------------------------

CENTURY BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)
-------------------------------------------

Statement supersedes Opinion 15 and AICPA Accounting Interpretation 1-102 of Opinion 15. This Statement will be effective for the Company's fiscal year ending June 30, 1998. Management does not believe the impact of adopting SFAS No. 128 will be material to the Company's consolidated financial statements.

FASB Statement on Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB has encouraged all entities to adopt the fair value based method; however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by APB Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995.
Pro forma disclosures must include the effects of all awards granted in fiscal years beginning after December 15, 1994. The Company expects to use the "intrinsic value based method" as prescribed by APB Opinion No. 25.
Accordingly, management does not believe the impact of adopting SFAS No. 123 will be material to the Company's consolidated financial statements.

FASB Statement on Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996, the FASB issued SFAS No. 125. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. This Statement is effective for transfer and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The effective date for certain provisions of this Statement have been postponed for one year. Management anticipates that the adoption of the Statement should have no material impact on its consolidated financial statements.

--------------------------------------------------------------------------------

CENTURY BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)
--------------------------------------------

FASB Statement on Reporting Comprehensive Income. In June 1997, the FASB issued SFAS No. 130. This Statement establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. In addition to net income as has been historically determined, comprehensive income for the Company would include net unrealized holding gains and losses on investment securities available for sale. This Statement will be effective for the Company's fiscal year ending June 30, 1999, and the Company does not intend to early adopt. Had the Company early-adopted this Statement, it would have reported comprehensive income of $1,363,000 and $606,000 for the years ended June 30, 1997 and 1996, respectively.


NOTE B - INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:

                                                                                    June 30, 1997
                                                       ----------------------------------------------------------------------
                                                            Gross              Gross              Gross
                                                          Amortized         Unrealized         Unrealized           Fair
                                                            Cost               Gains             Losses             Value
                                                       --------------     --------------     --------------    --------------
Securities available-for-sale:
   U. S. government securities and obligations
    of U. S. government agencies                       $   14,852,472     $       11,638     $            -    $   14,864,110
   Mortgage-backed securities                               4,542,979                  -             47,403         4,495,576
   Municipal bonds                                            868,336                 79                  -           868,415
   Equity securities                                           14,452            502,148                  -           516,600
                                                       --------------     --------------     --------------    --------------

                                                       $   20,278,239     $      513,865     $       47,403    $   20,744,701
                                                       ==============     ==============     ==============    ==============
Securities held-to-maturity:
   U. S. government securities and obligations
    of U. S. government agencies                       $   10,676,038     $        2,806     $            -    $   10,678,844
   Municipal bonds                                            384,420             37,754                  -           422,174
                                                       --------------     --------------     --------------    --------------

                                                       $   11,060,458     $       40,560     $            -    $   11,101,018
                                                       ==============     ==============     ==============    ==============

--------------------------------------------------------------------------------

CENTURY BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE B - INVESTMENT SECURITIES (Continued)

                                                                                    June 30, 1996
                                                       ----------------------------------------------------------------------
                                                            Gross              Gross             Gross
                                                          Amortized         Unrealized         Unrealized           Fair
                                                            Cost               Gains             Losses             Value
                                                       --------------     --------------     --------------    --------------
Securities available-for-sale:
   U. S. government securities and obligations
    of U. S. government agencies                       $    7,029,658     $            -     $       42,118    $    6,987,540
   Mortgage-backed securities                               3,977,141                  -            176,448         3,800,693
   Municipal bonds                                            624,830                  -             21,453           603,377
   Equity securities                                           14,452            301,043                  -           315,495
                                                       --------------     --------------     --------------    --------------

                                                       $   11,646,081     $      301,043     $      240,019    $   11,707,105
                                                       ==============     ==============     ==============    ==============
Securities held-to-maturity:
   U. S. government securities and obligations
    of U. S. government agencies                       $    6,476,811     $        1,949     $       40,930    $    6,437,830
   Municipal bonds                                            380,695             21,444                  -           402,139
                                                       --------------     --------------     --------------    --------------

                                                       $    6,857,506     $       23,393     $       40,930    $    6,839,969
                                                       ==============     ==============     ==============    ==============

The amortized cost and fair values of securities at June 30, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Securities Available for Sale         Securities Held to Maturity
                                                       --------------------------------      --------------------------------
                                                          Amortized            Fair             Amortized           Fair
                                                            Cost               Value              Cost              Value
                                                       --------------     --------------     --------------    --------------
         Due within one year                           $    9,824,971     $    9,820,955     $    1,202,117    $    1,208,121
         Due after one year through five years              4,860,657          4,869,539          8,473,922         8,468,144
         Due after five years through ten years             4,200,008          4,168,827          1,000,000         1,002,580
         Due after ten years                                1,392,603          1,885,380            384,419           422,173
                                                       --------------     --------------     --------------    --------------

                                                       $   20,278,239     $   20,744,701     $   11,060,458    $   11,101,018
                                                       ==============     ==============     ==============    ==============

Proceeds from sales and maturities of investment securities available for sale during the year ended June 30, 1997 were $4,263,008. Gross losses of $15,358 were realized on those sales.

Proceeds from maturities of investment securities available for sale during the year ended June 30, 1996 were $2,965,391.

Proceeds from maturities of investment securities held to maturity during the years ended June 30, 1997 and 1996 were $1,800,000 and $2,350,000, respectively.


--------------------------------------------------------------------------------

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE B - INVESTMENT SECURITIES (Continued)

Securities with a carrying value of $3,015,322 and $2,784,715 and a fair value of $3,022,735 and $2,785,410 at June 30, 1997 and 1996, respectively, were pledged to secure public monies on deposit as required by law.

The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the Company's investment portfolio at June 30, 1997:

                                                                                Carrying Value
                                                 ---------------------------------------------------------------------------
                                                                  After One       After Five
                                                  One Year      Year Through    Years Through       After
                                                   or Less       Five Years       Ten Years       Ten Years        Total
                                                 ----------     -----------     ------------     -----------     -----------
                                                                               (In Thousands)
Securities available for sale
   U. S. government and agency securities        $     9,821     $     4,043     $      1,000     $         -     $    14,864
   Mortgage-backed securities                              -             208            3,169           1,119           4,496
   Municipal bonds                                         -             618                -             250             868
   FHLMC stock                                             -               -                -             517             517

Securities held to maturity:
   U. S. government and agency securities              1,202           8,474            1,000               -          10,676
   Municipal bonds                                         -               -                -             384             384

Other investments:
   Interest-earning balances in other banks            2,788               -                -               -           2,788
   Federal Home Loan Bank stock                            -               -                -             587             587
                                                 -----------     -----------     ------------     -----------     -----------

                                                 $    13,811     $    13,343     $      5,169     $     2,857     $    35,180
                                                 ===========     ===========     ============     ===========     ===========


                                                                               Average Yield
                                                ----------------------------------------------------------------------------
                                                                  After One      After Five
                                                  One Year      Year Through    Years Through       After
                                                   or Less       Five Years       Ten Years       Ten Years        Total
                                                -----------     -----------     ------------     -----------     -----------
Securities available for sale
   U. S. government and agency securities              5.49%           6.04%            5.60%              -%           5.65%
   Mortgage-backed securities                             -%           6.55%            6.75%           6.86%           6.76%
   Municipal bonds                                        -%           4.25%               -%           5.22%           4.53%
   FHLMC stock                                            -%              -%               -%           1.04%           1.04%

Securities held to maturity:
   U. S. government and agency securities              6.53%           6.66%            6.88%              -%           6.67%
   Municipal bonds                                        -%              -%               -%           6.20%           6.20%

Other investments:
   Interest-earning balances in other banks            4.99%              -%               -%              -%           4.99%
   Federal Home Loan Bank stock                           -%              -%               -%           7.25%           7.25%
                                                   --------        --------        ---------        --------        --------

                                                       5.48%           6.36%            6.55%           5.65%           5.99%
                                                   ========        ========        =========        ========        ========

--------------------------------------------------------------------------------

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE C - LOANS RECEIVABLE

Loans receivable consist of the following:

                                                                     1997                               1996
                                                       -------------------------------     -----------------------------
                                                                           Percentage                         Percentage
                                                           Amount           of Total           Amount          of Total
                                                       --------------     ------------     -------------      ----------
         Type of loan:
            Real estate loans:
              One-to-four family residential           $   49,415,155          79.28%      $  43,573,972          75.91%
              Multi-family residential and
               commercial                                   9,479,925          15.21           9,012,000          18.58
              Construction                                  4,209,050           6.75           3,595,650           5.76
              Home equity lines of credit                   1,202,807           1.93           1,021,508           2.10
                                                       --------------       --------       -------------       --------

                     Total real estate loans               64,306,937         103.17          57,203,130         102.35
                                                       --------------       --------       -------------       --------
            Other loans:
              Consumer loans                                1,115,449           1.79             322,204            .62
              Loans secured by deposits                       171,077            .27             226,796            .47
                                                       --------------       --------       -------------       --------

                     Total other loans                      1,286,526           2.06             549,000           1.09
                                                       --------------       --------       -------------       --------

                     Total loans                           65,593,463         105.23          57,752,130         103.44

         Less:
            Construction loans in process                   2,382,580           3.82           1,764,112           2.25
            Net deferred loan fees                            328,084            .53             262,548            .45
            Allowance for loan losses                         549,998            .88             532,903            .74
                                                       --------------       --------       -------------       --------

                                                       $   62,332,801         100.00%      $  55,192,567         100.00%
                                                       ==============       ========       =============       ========

The allowance for loan losses is summarized as follows:

                                                                                           1997                 1996
                                                                                     ----------------     ----------------
         Balance at beginning of year                                                $        532,903     $        401,047
                                                                                     ----------------     ----------------
            Loans charged off:
               Real estate                                                                          -              (32,370)
               Other                                                                           (1,023)              (2,204)
                                                                                     ----------------     ----------------

                    Total loans charged off                                                    (1,023)             (34,574)
                                                                                     ----------------     ----------------
            Recoveries:
               Real estate                                                                          -                    -
               Other                                                                            1,618                1,430
                                                                                     ----------------     ----------------

                    Total recoveries                                                            1,618                1,430
                                                                                     ----------------     ----------------

            Provision for loan losses                                                          16,500              165,000
                                                                                     ----------------     ----------------

         Balance at end of year                                                      $        549,998     $        532,903
                                                                                     ================     ================

         Ratio of net charge-offs to average loans outstanding                                   -%                .06%
                                                                                         =========            ========

--------------------------------------------------------------------------------

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE C - LOANS RECEIVABLE (Continued)

The allocation of the allowance for loan losses applicable to each category of loans at June 30, 1997 and 1996 is as follows:

                                                               1997                                   1996
                                               -------------------------------------  -----------------------------------
                                                             Percent of     Percent                 Percent of   Percent
                                                              Allowance    of Loans                  Allowance   of Loans
                                                Amount of     to Total     to Total    Amount of     to Total    to Total
                                                Allowance     Allowance      Loans     Allowance     Allowance     Loans
                                               -----------   ----------    ---------  -----------   ----------   ---------
Real estate loans:
  One-to-four family residential               $   206,000        37.46%      75.34%  $   225,000        42.22%      75.45%
  Multi-family residential and commercial          119,000        21.64       14.45       110,000        20.64       15.60
  Construction                                      18,000         3.27        6.42        17,000         3.19        6.23
  Home equity lines of credit                       12,000         2.18        1.83        10,000         1.88        1.77

Other loans:
  Consumer loans                                    33,000         6.00        1.70        11,000         2.06         .56
  Loans secured by deposits                              -            -         .26             -            -         .39

Unallocated                                        161,998        29.45           -       159,903        30.01           -
                                               -----------    ---------   ---------   -----------    ---------   ---------

                                               $   549,998       100.00%     100.00%  $   532,903       100.00%     100.00%
                                               ===========    =========   =========   ===========    =========   =========

Nonaccrual loans, which consisted of loans on which principal or interest were delinquent for 90 days or more, totaled approximately $77,000 and $285,000 at June 30, 1997 and 1996, respectively. Such loans had the effect of reducing interest income by approximately $4,000 and $11,000 during the years ended June 30, 1997 and 1996, respectively.

At June 30, 1997, the Bank had mortgage loan commitments outstanding of $702,000 and pre-approved but unused lines of credit totaling $699,146. In management's opinion, these commitments, and undisbursed proceeds on construction loans in process reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

The Bank has had loan transactions with its directors and executive officers. Such loans were made in the ordinary course of business and also on substantially the same terms and collateral as those comparable transactions prevailing at the time and did not involve more than the normal risk of collectibility or present other unfavorable features. A summary of related party loan transactions is as follows:

                                                    1997             1996
                                               --------------   ---------------
         Balance at beginning of year          $      415,257   $       415,028
         Additional borrowings                              -           183,000
         Loan repayments                              (13,501)         (182,771)
                                               --------------   ---------------

         Balance at end of year                $      401,756   $       415,257
                                               ==============   ===============

--------------------------------------------------------------------------------

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE D - PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                                      1997                1996
                                                                 --------------      --------------
         Land                                                    $       61,203      $       61,203
         Building and improvements                                      735,416             735,416
         Office furniture, fixtures and equipment                       223,862             216,593
         Automotive equipment                                            29,772              29,772
                                                                 --------------      --------------
                                                                      1,050,253           1,042,984
         Accumulated depreciation                                      (341,132)           (294,819)
                                                                 --------------      --------------

                                                                 $      709,121      $      748,165
                                                                 ==============      ==============

NOTE E - FEDERAL INSURANCE OF DEPOSITS

Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation.


NOTE F - DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at June 30, 1997 and 1996 follows:

                                                                      1997                                 1996
                                                       -------------------------------       -------------------------------
                                                                             Weighted                             Weighted
                                                           Balance           Avg. Rate           Balance          Avg. Rate
                                                       ---------------       ---------       --------------       ----------
         Demand deposits:
            Negotiable orders of withdrawal            $     3,477,858           2.75%       $    2,718,489            2.75%
            Passbook and statement accounts                  5,410,379           3.00             4,983,937            3.00
            Money market checking                           10,007,355           4.16             9,829,868            4.05
            Non-interest-bearing checking                       52,211              -               116,085               -
                                                       ---------------                       --------------
                                                            18,947,803           3.56            17,648,379            3.53
         Certificates of deposit                            50,750,870           5.58            52,020,857            5.61
                                                       ---------------                       --------------

              Total deposit accounts                   $    69,698,673           5.03%       $   69,669,236            5.09%
                                                       ===============                       ==============

--------------------------------------------------------------------------------

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE F - DEPOSIT ACCOUNTS (Continued)

A summary of certificate accounts by maturity as of June 30, 1997 follows:

                                                                          Less than           $100,000
                                                                          $100,000             or More             Total
                                                                      ----------------     ---------------     ------------
                                                                                            (In Thousands)
         Three months or less                                        $        9,000     $         2,480     $       11,480
         Over three months through six months                                 6,767               4,652             11,419
         Over six months through twelve months                               10,991               6,095             17,086
         Over twelve months through twenty-four months                        7,444               2,186              9,630
         Over twenty-four months                                                906                 230              1,136
                                                                     --------------     ---------------     --------------

                                                                     $       35,108     $        15,643     $       50,751
                                                                     ==============     ===============     ==============

Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                                                               1997               1996
                                                                                          --------------     --------------
         Passbook and statement accounts                                                $      182,892     $       155,335
         NOW accounts                                                                           62,902              49,077
         Money market accounts                                                                 436,637             414,404
         Certificates of deposit                                                             2,837,261           2,927,930
                                                                                        --------------     ---------------
                                                                                             3,519,692           3,546,746
         Penalties for early withdrawal                                                          7,444               6,340
                                                                                        --------------     ---------------

                                                                                        $    3,512,248     $     3,540,406
                                                                                        ==============     ===============

NOTE G - EMPLOYEE AND DIRECTOR BENEFIT PLANS

Defined Benefit Plan
--------------------

The Bank established a pension plan for the benefit of its employees on March 1, 1973. The pension plan covered all full-time employees who had completed five months continuous service with the Bank. The plan was funded by the purchase of level premium insurance policies and an annual contribution to an auxiliary fund.



--------------------------------------------------------------------------------

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE G - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Defined Benefit Plan
--------------------

The following is a summary of the plan's funded status as of June 30, 1997 and 1996:

                                                                                             1997               1996
                                                                                        --------------     ---------------
         Actuarial present value of benefit obligations:
            Vested benefits                                                             $      369,644     $       310,252
                                                                                        ==============     ===============

            Accumulated benefits                                                        $      369,644     $       310,877
                                                                                        ==============     ===============

            Projected benefits                                                          $      369,644     $       603,526
         Plan assets, at fair value                                                            390,956             360,060
                                                                                        --------------     ---------------
         Plan assets in excess (deficit) of projected benefit obligation                        21,312            (243,466)
         Unrecognized transition account                                                             -             183,214
         Unrecognized prior service cost                                                             -              75,590
         Unrecognized net loss                                                                       -              43,928
                                                                                        --------------     ---------------

         Net pension asset                                                              $       21,312     $        59,266
                                                                                        ==============     ===============

Assumptions used in determining the funded status of the pension plan are as follows for June 30, 1997 and 1996:

                                                                                             1997               1996
                                                                                        --------------     ---------------
         Discount rate                                                                         7.0%                7.0%
         Rates of increase in compensation levels                                              6.0%                6.0%
         Expected long-term rate of return on plan assets                                      7.0%                7.0%

Net pension cost includes the following components:

                                                                                             1997               1996
                                                                                        --------------     ---------------
         Service cost                                                                   $       28,101     $        33,149
         Interest cost on projected benefit obligation                                          40,040              37,072
         Actual return on assets                                                               (35,757)            (51,833)
         Other - net                                                                            21,587              44,248
                                                                                        --------------     ---------------

         Net periodic pension cost                                                      $       53,971     $        62,636
                                                                                        ==============     ===============

The Bank's Board of Directors has decided to terminate the pension plan.

--------------------------------------------------------------------------------

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE G - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Employee Stock Ownership Plan
-----------------------------

The Bank has established an ESOP to benefit all qualified employees. The ESOP purchased 32,586 shares of common stock in the Conversion with proceeds received from a loan of $1,629,300 from the Parent. The loan is to be repaid over fifteen years in quarterly installments of principal and interest. Interest is based upon the prime rate, and will be adjusted annually. Dividends, if any, paid on shares held by the ESOP may also be used to reduce the loan. Dividends used to repay the loan are not reported as dividends in the financial statements. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 1997, the outstanding balance of the loan is $1,585,150, and is presented as a reduction of stockholders' equity.

Shares released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among active participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Expense of $57,395 has been incurred during the year ended June 30, 1997 in connection with the ESOP. The expense includes, in addition to the cash contribution necessary to fund the ESOP, $13,245, which represents the difference between the fair market value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP. The Bank has credited this amount to common stock and charged this amount to compensation expense in accordance with the provisions of AICPA Statement of Position 93-6.

At June 30, 1997, 883 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $2.2 million at June 30, 1997.

Executive's Deferred Compensation Plan
--------------------------------------

The Bank has a deferred compensation plan for its chief executive officer under which he will be paid specified amounts during the fifteen-year period following retirement at age 65, or upon death or permanent disability. The Bank has made current provision for future payments under this plan, and the related liability and deferred income tax benefits are included in the accompanying financial statements. The Bank has purchased life insurance policies with the Bank named as beneficiary to fund the benefits. Expenses associated with this plan were $22,000 for each of the years ended June 30, 1997 and 1996.

--------------------------------------------------------------------------------

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE G - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Employment Agreement
--------------------

The Bank has entered into an employment agreement with its chief executive officer to ensure a stable and competent management base. The agreement provides for a three-year term, but upon each anniversary, the agreement may be extended for an additional year so that the remaining term shall always be three years. The agreement provides for benefits as spelled out in the contract and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer's right to receive certain vested rights, including compensation, for the remaining term of the agreement. In the event of a change in control of the Bank, as defined in the agreement, the agreement will automatically be extended for three years from the date of such change in control and the acquirer will be bound to the terms of the contract for that period.

Termination Agreements
----------------------

The Bank has entered into special termination agreements with two key employees which provide for severance pay benefits in the event of a change in control of the Bank which results in the termination of such employee or diminished compensation, duties or benefits within two years of a change in control. The employees covered under this agreement are entitled to a cash payment equal to two times their annual compensation for income tax purposes for the most recent tax year prior to the change in control. The agreement is initially effective for a three-year period and may be extended annually for an additional year.

Severance Plan
--------------

The Bank has also adopted a severance plan for the benefit of its employees in the event of a change in control of the Bank which provides for varying severance benefits for employees based on their salaries and length of service with the Bank.

Proposed Management Recognition and Stock Option Plans
------------------------------------------------------

The Company's stockholders will be asked to consider at a future stockholders' meeting approval of a management recognition plan. Such a plan is designed to provide the directors, officers and certain employees of the Bank with an ownership interest in the Company to encourage their continued service to the Bank. Up to 16,293 shares of the Company's stock would be awarded under the plan. The stockholders will also be asked to approve certain stock option plans for directors, officers and employees of the Bank. The plans may provide for the issuance of incentive or non-incentive options. As many as 32,586 shares are expected to be reserved for future issuance under the stock option plans. The Company may elect to fund any approved plans through the issuance of authorized but unissued shares, or may elect to purchase the shares to fund the plans in the open market.

--------------------------------------------------------------------------------

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE H - SPECIAL SAIF ASSESSMENT

On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed into law. The legislation included a special assessment to recapitalize the SAIF insurance fund up to its statutory goal of 1.25% of insured deposits. The assessment required the Bank to pay an amount equal to 65.7 basis points of its SAIF-assessable deposit base as of March 31, 1995, which resulted in a charge to income during the year ended June 30, 1997 of $408,521.


NOTE I - INCOME TAXES

The components of income tax expense are as follows for the years ended June 30, 1997 and 1996:

                                                                                              1997               1996
                                                                                        --------------     ---------------
         Current tax expense                                                            $      492,108     $       424,767

         Net deferred tax expense (benefit) included in operations                              65,592             (73,167)
                                                                                        --------------     ---------------

                                                                                        $      557,700     $       351,600
                                                                                        ==============     ===============

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended June 30, 1997 and 1996:

                                                                                             1997               1996
                                                                                        --------------     ---------------
         Income tax at federal statutory rate                                           $      569,100     $       349,600
         State income tax, net of federal tax benefit                                            7,300               2,000
         Other                                                                                 (18,700)                  -
                                                                                        --------------     ---------------

                                                                                        $      557,700     $       351,600
                                                                                        ==============     ===============

--------------------------------------------------------------------------------

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE I - INCOME TAXES (Continued)

Deferred tax assets and liabilities arising from temporary differences at June 30, 1997 and 1996 are summarized as follows:

                                                                                             1997                1996
                                                                                        --------------     ---------------
         Deferred tax assets relating to:
            Loan fees and costs                                                         $        2,922     $        43,840
            Deferred compensation                                                               73,927              65,322
            Bad debt reserves                                                                  124,898             159,361
                                                                                        --------------     ---------------
                      Gross deferred tax assets                                                201,747             268,523
            Valuation allowance                                                                      -                   -
                                                                                        --------------     ---------------
                      Net deferred tax assets                                                  201,747             268,523
                                                                                        --------------     ---------------

         Deferred tax liabilities relating to:
            Property and equipment                                                             (42,531)            (43,715)
            FHLB stock dividends                                                              (104,832)           (104,832)
            Net unrealized gain on securities available for sale                              (182,626)            (24,038)
                                                                                        --------------     ---------------
                      Total deferred tax liabilities                                          (329,989)           (172,585)
                                                                                        --------------     ---------------

                      Net deferred tax asset (liability)                                $     (128,242)    $        95,938
                                                                                        ==============     ===============

Retained earnings at June 30, 1997 includes approximately $1,534,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

During 1996, Congress enacted certain tax legislation that exempted thrift institutions from being taxed on these pre-1987 bad debt reserves. Further, the use of the reserve method is now required for all thrifts. The Bank will be recapturing $264,000 of its tax bad debt reserve created subsequent to 1986 by using the percentage of taxable income method, requiring payment of additional income taxes of approximately $100,000. Deferred income taxes have been previously established for the taxes arising from the reserve recapture, and thus the ultimate payment of the taxes will not result in a charge to earnings.

Capital Requirements
--------------------

The Parent is regulated by the Board of Governors of the Federal Reserve System and is subject to securities registration and public reporting regulations of the Securities and Exchange Commission. The Bank is regulated by the Federal Deposit Insurance Corporation ("FDIC") and the Administrator, Savings Institutions Division, North Carolina Department of Commerce (the
"Administrator").

--------------------------------------------------------------------------------

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE J - REGULATORY RESTRICTIONS

Capital Requirements (Continued)
-------------------------------

The Bank is subject to the capital requirements of the FDIC and the Administrator. The FDIC requires the Bank to maintain minimum ratios of Tier 1 capital to risk-weighted assets and total capital to risk-weighted assets of 4% and 8%, respectively. Tier 1 capital consists of total shareholders' equity calculated in accordance with generally accepted accounting principles less intangible assets, and total capital is comprised of Tier 1 capital plus certain adjustments, the only one of which applies to the Bank is the allowance for possible loan losses. Risk-weighted assets refer to the on- and off-balance sheet exposures of the Bank adjusted for their relative risk levels using formulas set forth in FDIC regulations. The Bank is also subject to an FDIC leverage capital requirement, which calls for a minimum ratio of Tier 1 capital (as defined above) to quarterly average total assets of 3% to 5%, depending on the institution's composite ratings as determined by its regulators. The Administrator requires a net worth equal to at least 5% of total assets.

At June 30, 1997, the Bank was in compliance with all of the aforementioned capital requirements as shown below:

                                                       Leverage          Tier I Risk-
                                                       Ratio of            Adjusted          Risk-Based         N. C. Savings
                                                    Tier I Capital          Capital            Capital          Bank Capital
                                                    --------------        -----------        -----------       ---------------
Consolidated stockholders' equity                   $    30,302,767    $    30,302,767     $    30,302,767    $    30,302,767
   Separate equity of Century Bancorp, Inc.             (11,027,878)       (11,027,878)        (11,027,878)       (11,027,878)
   Unrealized gain on securities                           (283,836)          (283,836)           (283,836)          (283,836)
   Loan loss allowance                                            -                  -             549,998            549,998
                                                    ---------------    ---------------     ---------------    ---------------

           Regulatory capital                            18,991,053         18,991,053          19,541,051         19,541,051

Minimum capital requirement                               2,802,000          1,842,000           3,684,000          4,584,000
                                                    ---------------    ---------------     ---------------    ---------------

           Excess regulatory capital                $    16,189,053    $    17,149,053     $    15,857,051    $    14,957,051
                                                    ===============    ===============     ===============    ===============

Liquidation Account
-------------------

At the time of Conversion, the Bank established a liquidation account in an amount equal to its net worth at June 30, 1996. The liquidation account will be maintained for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after Conversion. Only in the event of a complete liquidation will each eligible deposit account holder be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held before any liquidation distribution may be made from the Bank to Century. Dividends cannot be paid from this liquidation account.

--------------------------------------------------------------------------------

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE J - REGULATORY RESTRICTIONS (Continued)

Dividends
---------

Subject to applicable law, the Boards of Directors of the Bank and the Parent may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Parent may depend upon dividend payments by the Bank to the parent. Subject to regulations of the Administrator, the Bank may not declare or pay a cash dividend on or repurchase any of its common stock if its stockholders' equity would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal and state regulations. In addition, for a period of five years after the Conversion, the Bank will be required, under existing North Carolina regulations, to obtain prior written approval of the Administrator before it can declare and pay a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) its net income for the most recent fiscal year, or (ii) the average of its net income after dividends for the most recent fiscal year and not more than two of the immediately preceding fiscal years, if applicable.


NOTE K - CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK

The Bank generally originates single-family residential loans within its primary lending area of Davidson County. The Bank's underwriting policies require such loans to be made at no greater than 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to fund loans, standby letters of credit and equity lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

A summary of the contract amount of the Bank's exposure to off-balance sheet risk as of June 30, 1997 is as follows:


       Financial instruments whose contract amounts represent credit risk:
         Commitments to extend credit, mortgage loans                                    $  702,000
         Undisbursed construction loans                                                   2,382,580
         Undisbursed lines of credit                                                        699,146

--------------------------------------------------------------------------------

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE L - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The Company has implemented Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments ("SFAS 107"), which requires disclosure of the estimated fair values of the Company's financial instruments whether or not recognized in the balance sheet, where it is practical to estimate that value. Such instruments include cash and cash equivalents, investment securities, loans, accrued interest receivable, stock in the Federal Home Loan Bank of Atlanta, deposit accounts, and commitments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and Cash Equivalents

            The carrying amounts for cash and cash equivalents approximate fair value because of the short maturities of those instruments.

         Investment Securities

            Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         Loans

            For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

         Stock in Federal Home Loan Bank of Atlanta

            The fair value for FHLB stock is its carrying value, since this is the amount for which it could be redeemed. There is no active market for this stock and the Bank is required to maintain a minimum balance based on the unpaid principal of home mortgage loans.

--------------------------------------------------------------------------------

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE L - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

         Deposit Liabilities

            The fair value of demand deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

         Financial Instruments with Off-Balance Sheet Risk

            With regard to financial instruments with off-balance sheet risk discussed in Note K, it is not practicable to estimate the fair value of future financing commitments.

The carrying amounts and estimated fair values of the Company's financial instruments, none of which are held for trading purposes, are as follows at June 30, 1997 and 1996:

                                                                      1997                                 1996
                                                       ---------------------------------     --------------------------------
                                                          Carrying           Estimated          Carrying          Estimated
                                                           Amount           Fair Value           Amount          Fair Value
                                                       -------------       -------------      -------------    --------------
      Financial assets:
        Cash and interest-bearing balances             $    4,156,395     $    4,156,395     $    4,987,377    $    4,987,377
        Investment securities:
          Available for sale                               20,744,701         20,744,701         11,707,105        11,707,105
          Held to maturity                                 11,060,458         11,101,018          6,857,506         6,839,969
        Loans                                              62,332,801         62,051,000         55,192,567        54,105,000
        Stock in Federal Home Loan Bank of Atlanta            586,500            586,500            613,700           613,700

      Financial liabilities:
        Deposits                                       $   69,698,673     $   68,820,000     $   69,669,236    $   69,274,000

--------------------------------------------------------------------------------

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE M - PARENT COMPANY FINANCIAL DATA

The following is a summary of the condensed financial statements of Century Bancorp, Inc. as of and for the year ended June 30, 1997:


                   Condensed Statement of Financial Condition
                                  June 30, 1997
         Assets:
            Cash                                                                                 $        595,908
            Investment securities available for sale                                                    8,819,705
            Investment in Home Savings, Inc., SSB                                                      20,864,250
            Accrued interest receivable                                                                   241,778
            Other assets                                                                                    2,705
                                                                                                 ----------------

                                                                                                 $     30,524,346
                                                                                                 ================
         Liabilities and Stockholders' Equity:
            Liabilities:
               Payable to Home Savings, Inc., SSB                                                $        160,000
               Accounts payable                                                                            34,579
               Income taxes payable                                                                        27,000
                                                                                                 ----------------
                                                                                                          221,579
                                                                                                 ----------------

            Stockholders' equity:
               Common stock                                                                            19,467,082
               ESOP note receivable                                                                    (1,585,150)
               Unrealized gain on available for sale securities, net of tax                               283,836
               Retained earnings                                                                       12,136,999
                                                                                                 ----------------
                                                                                                       30,302,767
                                                                                                 ----------------

                                                                                                 $     30,524,346
                                                                                                 ================
                        Condensed Statement of Operations
                 Period from December 20, 1996 to June 30, 1997
         Interest income                                                                         $        313,117
         Equity in earnings of Home Savings, Inc., SSB                                                    727,797
         Income taxes                                                                                    (114,000)
                                                                                                 ----------------

                      Net income                                                                 $        926,914
                                                                                                 ================

--------------------------------------------------------------------------------

                              CENTURY BANCORP, INC.
                              CORPORATE INFORMATION
===============================================================================


                               Executive Officers

                              James G. Hudson, Jr.
                          President, CEO and Treasurer

      Drema A. Michael                              John E. Todd
Secretary and Assistant Treasurer                  Vice President

                                    Directors

  Henry H. Darr            James G. Hudson, Jr.           John R. Hunnicutt
   President,           President, CEO and Treasurer of  President, McThom, Inc.
J. L. Darr & Son, Inc.  Home Savings and the Company        and McLex, Inc.

        F. Stuart Kennedy                      Milton T. Riley, Jr.
      Chairman of the Board,                  Personal Investments,
        Rex Oil Company             Retired Partner - Dixon, Odom & Co., L.L.P.,
                                             Certified Public Accountant

      Stock Transfer Agent                       Annual Meeting

   Registrar and Transfer Company     The 1997 annual meeting of stockholders
      10 Commerce Street              of Century Bancorp, Inc. will be held
      Cranford, NJ 07016              at 5:00 p.m. on October 23, 1997 at the
                                      Company's corporate office at 22 Winston
                                      Street, Thomasville, NC.


     Special Legal Counsel                        Form 10-KSB

   Brooks, Pierce, McLendon,          A copy of Form 10-KSB as filed with the
  Humphrey & Leonard, L.L.P.          Securities and Exchange Commission for the
   2000 Renaissance Plaza             Company's most recent fiscal year will be
   230 North Elm Street               furnished without charge to the Company's
   Greensboro, NC 27420               stockholders  upon  written  request to
                                      James G. Hudson, Jr., Century Bancorp,
                                      Inc., P. O. Box 987,  Thomasville, NC
                                      27360.

   Independent Auditors                           Corporate Office

  Dixon, Odom & Co., L.L.P.                      22 Winston Street
    6 Turnberry Wood                           Thomasville, NC 27360
  Southern Pines, NC 28387

                            Common Stock Information

The Company's stock began trading on December 23, 1996. There are 407,330 shares of common stock outstanding which were held by approximately 297 stockholders of record (excluding shares held in street name) on June 30, 1997. The Company's common stock is quoted on the Nasdaq SmallCap Market under the symbol "CENB." The high and low sales prices for the common stock for the quarter ended December 31, 1996 were $66 and $61, respectively; for the quarter ended March 31, 1997, $71 and $65, respectively; and for the quarter ended June 30, 1997, $70 1/4 and $68 1/4, respectively. On May 29, 1997, the Company paid a dividend of $.50 a share to stockholders of record on May 15, 1997. On August 29, 1997, the Company paid a dividend of $.50 a share to stockholders of record on August 15, 1997.

                                   Disclaimer

This Annual Report has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

--------------------------------------------------------------------------------
                                                                        Page 41