Form 10KSB40, Exhibit 13
period 1998-06-30
CENTURY BANCORP INC /NC
filed 1998-09-24
CIK 1019055

                             CENTURY BANCORP, INC.


                               1998 Annual Report

Century Bancorp, Inc. and Subsidiary
--------------------------------------------------------------------------------


TABLE OF CONTENTS


                                                                        Page No.
                                                                        -------
Selected Financial Data..............................................       1

Report to Stockholders...............................................       2

Management's Discussion and Analysis.................................       3

Independent Auditors' Report.........................................      13

Consolidated Financial Statements

   Consolidated Statements of Financial Condition....................      14

   Consolidated Statements of Operations.............................      15

   Consolidated Statements of Stockholders' Equity...................      16

   Consolidated Statements of Cash Flows.............................      17

   Notes to Consolidated Financial Statements........................      19

Corporate Information................................................      42





This annual report to stockholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of Century Bancorp, Inc. and its wholly-owned subsidiary, Home Savings, Inc., SSB, that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in national, regional and local market conditions, legislative and regulatory conditions, and an adverse interest rate environment.


Century Bancorp, Inc. and Subsidiary
Selected Financial and Other Data
-----------------------------------------------------------------------------------------------------------------------------

                                                                        At or for the Year Ended June 30,
                                                   ---------------------------------------------------------------------------
                                                       1998          1997              1996           1995           1994
                                                   -----------   ------------      -----------    ------------    ------------
                                                                (Dollars in thousands, except per share amounts)
Financial Condition Data:
   Total assets                                    $    96,866   $    100,640      $    81,304    $     75,508    $    73,843
   Investments/(1)/                                     23,935         35,180           22,823          18,852         18,012
   Loans receivable, net                                69,997         62,333           55,193          54,020         53,802
   Deposits                                             73,023         69,699           69,669          64,448         63,937
   Stockholders' equity                                 18,732         30,303           11,245          10,640          9,610
Operating Data:
   Interest income                                 $     7,225   $      6,663      $     5,869    $      5,371    $     5,337
   Interest expense                                      3,709          3,512            3,541           2,788          2,487
                                                   -----------   ------------      -----------    ------------    -----------
     Net interest income                                 3,516          3,151            2,328           2,583          2,850
   Provision for loan losses                                18             17              165             105            114
                                                   -----------   ------------      -----------    ------------    -----------
     Net interest income after provision for
      loan losses                                        3,498          3,134            2,163           2,478          2,736
   Noninterest income                                       42             47               35              15             40
   Noninterest expense                                   1,731          1,507            1,169             979            910
                                                   -----------   ------------      -----------    ------------    -----------
     Income before income taxes                          1,809          1,674            1,029           1,514          1,866
   Income tax expense                                      605            558              352             593            694
                                                   -----------   ------------      -----------    ------------    -----------
     Net income                                    $     1,204   $      1,116      $       677    $        921    $     1,172
                                                   ===========   ============      ===========    ============    ===========

Per Common Share Data:
   Net income, basic/(2)/, /(4)/                   $      1.06   $       0.82/(3)/ $         -    $          -    $         -
   Net income, diluted /(2)/ /(4)/                        1.06           0.82/(3)/           -               -              -
   Regular cash dividends/(4)/                            0.67           0.17                -               -              -
   Dividend payment ratio /(5)/                          63.27%         20.73%               -               -              -
   Special return of capital dividend /(4)/        $     10.00              -                -               -              -
   Book value per common share /(4)/               $     14.74          24.80                -               -              -

Selected Other Data:
   Return on average assets                               1.19%          1.22%            0.86%           1.25%          1.59%
   Return on average equity                               4.51%          5.43%            6.19%           9.15%         12.82%
   Average equity to average assets                      26.40%         22.44%           13.94%          13.68%         12.43%
   Interest rate spread                                   2.26%          2.54%            2.41%           3.10%          3.55%
   Net yield on average interest-earning assets           3.59%          3.56%            3.05%           3.61%          3.97%
   Average interest-earning assets to averag
    interest-bearing liabilities                        135.21%        125.89%          113.86%         113.08%        112.12%
   Ratio of noninterest expense to average total
    assets                                                1.71%          1.64%            1.49%           1.33%          1.24%
   Nonperforming assets to total assets                   0.35%          0.13%            0.76%           1.21%          2.32%
   Nonperforming loans to total loans                     0.47%          0.12%            0.52%           1.56%          2.98%
   Allowance for loan losses to total loans               0.78%          0.88%            0.97%           0.74%          0.55%
   Allowance for loan losses to nonperforming loans     166.82%        423.08%          187.02%          47.68%         18.38%



/(1)/ Includes interest-earning balances in other banks, FHLB st ock and investment securities.

/(2)/ On December 20, 1996, Home Savings, Inc., SSB converted from a state-chartered mutual savings bank to a state-chartered stock s avings bank and became a wholly-owned subsidiary of Century Bancorp, Inc.

/(3)/ Earnings per share is based on earnings from December 20, 1996 to June 30, 1997 divided by the weighted average number of shares outstanding during the same period.

/(4)/ Adjusted for the effects of the three-for-one stock split effected in the form of a stock dividend paid April 6, 1998.

/(5)/ The dividend payment ratio represents regular dividends per share as a percentage of earnings per share, and excludes the special nonrecurring $10.00 return of capital dividend paid during the year ended June 30, 1998.

                      Century Bancorp, Inc. and Subsidiary
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------

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

Century has no operations and conducts no business of its own other than owning Home Savings, investing its portion of the net proceeds received in the Conversion, and lending funds to the Home Savings, Inc., SSB Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate located in the Bank's primary market area within approximately a ten mile radius of Thomasville, North Carolina. On June 30, 1998, approximately 98% of the Bank's net loan portfolio was composed of real estate loans.

Century's principal sources of income are earnings on capital retained by Century, interest payments received from the ESOP with respect to the ESOP loan, and dividends paid by the Bank to Century, if any. Revenues of Home Savings are derived primarily from interest on loans. In addition, Home Savings receives interest income from its investment securities and interest-earning deposit balances. The major expenses of Home Savings are interest on deposits and general and administrative expenses such as salaries, employee benefits, federal deposit insurance premiums, data processing expenses and occupancy and related expenses.

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

                      Century Bancorp, Inc. and Subsidiary
                Management's Discussion and Analysis (Continued)
--------------------------------------------------------------------------------

                                   Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk primarily stems from interest rate risk, the potential economic loss due to future changes in interest rates, which is inherent in lending and deposit gathering activities. The Company's objective is to manage the mix of interest-sensitive assets and liabilities to moderate interest rate risk and stabilize the net interest margin while enhancing profitability.

                Asset/Liability and Interest Rate Risk Management

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

The Company's one-year interest sensitivity gap as a percentage of total interest-earning assets at June 30, 1998 was a negative 56.13%. At June 30, 1998, the Company's three-year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were a negative 54.94% and a negative 46.55%, respectively.

                      Century Bancorp, Inc. and Subsidiary
                Management's Discussion and Analysis (Continued)
-------------------------------------------------------------------------------

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1998 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts, money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any other interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of the Company's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                        Terms to Repricing at June 30, 1998
                                                    --------------------------------------------------------------------------
                                                                     More Than      More Than
                                                       1 Year        1 Year to      3 Years to      More Than
                                                      or Less         3 Years        5 Years         5 Years          Total
                                                    -----------    ------------    -----------    ------------    ------------
                                                                              (Dollars in Thousands)
INTEREST-EARNING ASSETS:
   Loans receivable:
     Adjustable rate residential 1-4 family         $     6,561    $         95    $         -    $          -    $     6,656
     Fixed rate residential 1-4 family                       63             462          2,336          50,444         53,305
     Other secured - real estate - fixed                      -              22            304           3,400          3,726
     Other secured - real estate - adjustable             4,691             536              -               -          5,227
     Other loans                                            660             332            562              80          1,634
                                                    -----------    ------------    -----------    ------------    -----------
           Total loans receivable                        11,975           1,447          3,202          53,924         70,548

   Interest-earnings balances in other banks              5,356               -              -               -          5,356
   Investments                                              705           5,830          4,722           6,669         17,926
   FHLB common stock(1)                                       -               -              -             653            653
                                                    -----------    ------------    -----------    ------------    -----------
           Total interest-earning assets            $    18,036    $      7,277    $     7,924    $     61,246    $    94,483
                                                    ===========    ============    ===========    ============    ===========
INTEREST-BEARING LIABILITIES:
   Deposits:
     Passbook and statement accounts                $     5,344    $          -    $         -    $          -    $     5,344
     NOW and money market checking accounts              15,067               -              -               -         15,067
     Noninterest-bearing accounts                            78               -              -               -             78
     Certificate accounts                                46,384           6,150              -               -         52,534
                                                    -----------    ------------    -----------    ------------    -----------
                                                         66,873           6,150              -               -         73,023
   Note payable                                           4,200               -              -               -          4,200
                                                    -----------    ------------    -----------    ------------    -----------
           Total interest-bearing liabilities       $    71,073    $      6,150    $         -    $          -    $    77,223
                                                    ===========    ============    ===========    ============    ===========

INTEREST SENSITIVITY GAP PER PERIOD                 $   (53,037)   $      1,127    $     7,924    $     61,246    $    17,260

CUMULATIVE INTEREST SENSITIVITY GAP                 $   (53,037)   $    (51,910)   $   (43,986)   $     17,260    $    17,260

CUMULATIVE GAP AS A PERCENTAGE OF TOTAL
  INTEREST-EARNING ASSETS                                (56.13)%        (54.94)%       (46.55)%         18.27%         18.27%

CUMULATIVE INTEREST-EARNING ASSETS AS A
  PERCENTAGE OF TOTAL INTEREST-BEARING
  LIABILITIES                                             25.38%          32.78%         43.04%         122.35%        122.35%


/(1)/ Nonmarketable equity security; substantially all required to be maintained and assumed to mature in periods greater than 10 years.

                      Century Bancorp, Inc. and Subsidiary
                Management's Discussion and Analysis (Continued)
================================================================================

In addition to the traditional gap analysis, the Company also uses a computer based interest rate risk simulation model. This comprehensive model includes rate sensitivity gap analysis, rate shock net interest margin analysis, and asset/liability term and rate analysis. The Company uses this model to monitor interest rate risk on a quarterly basis and to detect trends that may affect overall interest income. As a result, this analysis more accurately predicts the risk to net interest income over the upcoming twelve-month period. The Company has a policy establishing the maximum allowable risk to net interest income caused by changes in interest rates. The modeling results indicate that the Company is within the established parameters of the interest rate risk policy.


                               Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended June 30, 1998 and 1997. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Nonaccruing loans were included in the computation of average balances.


                                                         Year Ended June 30, 1998                   Year Ended June 30, 1997
                                                  ---------------------------------------    ---------------------------------------
                                                    Average                      Average       Average                       Average
                                                    Balance      Interest         Rate         Balance      Interest          Rate
                                                  ----------    ----------      ---------    ----------    -----------      --------
                                                                                (Dollars in Thousands)
Interest-earning assets:
  Interest-earning balances                       $    3,125    $      182          5.82%    $    5,611    $       342         6.10%
  Investments                                         28,493         1,730          6.07%        24,818          1,505         6.06%
  Loans                                               66,213         5,313          8.02%        58,008          4,816         8.30%
                                                  ----------    ----------      --------     ----------    -----------      -------
      Total interest-earning assets                   97,831         7,225          7.39%        88,437          6,663         7.53%
Other assets                                           3,192                                      3,174
                                                  ----------                                 ----------
      Total assets                                $  101,023                                 $   91,611
                                                  ==========                                 ==========
Interest-bearing liabilities:
  Deposits                                        $   71,316         3,643          5.11%    $   70,252          3,512         5.00%
  Borrowings                                           1,038            66          6.36%             -              -            -
                                                  ----------    ----------      --------     ----------    -----------      -------
      Total interest-bearing liabilities              72,354         3,709          5.13%        70,252          3,512         5.00%
                                                                ----------                                 -----------

Other liabilities                                      1,994                                        806
Stockholders' equity                                  26,675                                     20,553
                                                  ----------                                 ----------

      Total liabilities and stockholders'
       equity                                     $  101,023                                 $   91,611
                                                  ==========                                 ==========


Net interest income and interest rate spread                    $    3,516          2.26%                  $     3,151        2.54%
                                                                ==========      ========                   ===========      ======

Net yield on average interest-earning assets                                        3.59%                                     3.56%
                                                                                ========                                    ======
Ratio of average interest-earning assets to
average interest-bearing liabilities                  135.21%                                    125.89%
                                                  ==========                                 ==========


                      Century Bancorp, Inc. and Subsidiary
                Management's Discussion and Analysis (Continued)
--------------------------------------------------------------------------------


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


                                                                    Year Ended June 30, 1998 vs. 1997
                                                             --------------------------------------------------
                                                                        Increase (Decrease) Due To
                                                             --------------------------------------------------
                                                                Volume             Rate               Total
                                                             -----------       ------------        ------------
                                                                           (Dollars in Thousands)
         Interest income:
            Interest-bearing balances                        $      (145)       $       (15)        $      (160)
            Investments                                              223                  2                 225
            Loans                                                    651               (154)                497
                                                             -----------        -----------         -----------
                      Total interest income                          729               (167)                562
                                                             -----------        -----------         -----------
         Interest expense:
            Deposits                                                  54                 77                 131
            Borrowings                                                66                  -                  66
                                                             -----------        -----------         -----------
                      Total interest expense                         120                 77                 197
                                                             -----------        -----------         -----------
         Net interest income                                 $       609        $      (244)        $       365
                                                             ===========        ===========         ===========

           Comparison of Financial Condition at June 30, 1998 and 1997

Total consolidated assets decreased by $3.7 million during 1998, from $100.6 million at June 30, 1997 to $96.9 million at June 30, 1998. This decrease resulted from the payment during the fourth quarter of the current fiscal year of a special $10.00 per share ($30.00 per share prior to the stock split) return of capital dividend which aggregated $12.7 million, reducing both total assets and stockholders' equity by that amount. Investment securities decreased by $13.9 million from $31.8 million to $17.9 million during the year ended June 30, 1998, while loans receivable increased by $7.7 million from $62.3 million at June 30, 1997 to $70.0 million at June 30, 1998. The funds provided from the decrease in investments, net of the increase in loans, combined with an increase in deposits of $3.3 million from $69.7 million to $73.0 million during the year ended June 30, 1998, new borrowings of $4.2 million, and the Company's net income of $1.2 million for the year ended June 30, 1998 were used to pay the $12.7 million return of capital dividend, with the balance increasing cash and interest-earning balances in other banks.

Total stockholders' equity was $18.7 million at June 30, 1998 as compared with $30.3 million at June 30, 1997, a decrease of $11.6 million which resulted from the special return of capital dividend discussed above. Net income for the year was $1.2 million, while regular quarterly dividends

                      Century Bancorp, Inc. and Subsidiary
                Management's Discussion and Analysis (Continued)
--------------------------------------------------------------------------------


aggregated $761,545 or $.67 per share. At June 30, 1998, Century and the Bank continued to significantly exceed all applicable regulatory capital requirements.

                                 Asset Quality

Non-performing assets include non-accrual loans, accruing loans contractually past due 90 days or more, restructured loans, other real estate and other real estate under contract for sale. Loans are placed on non-accrual when management has concerns relating to the ability to collect the loan principal and interest, and generally when such loans are 90 days or more past due. While non-performing assets represent potential losses to the Company, management does not anticipate any aggregate material losses since most loans are believed to be adequately secured. Management believes the allowance for loan losses is sufficient to absorb known risks in the portfolio. No assurance can be given that economic conditions will not adversely affect borrowers and result in increased losses. The following table summarizes non-performing assets by type at the dates indicated. Other than the amounts listed, there were no other loans that (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources or (ii) represent material credits about which management has information that causes them to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                        Schedule of Non-Performing Assets

                                                                                           At June 30,
                                                                                   ------------------------
                                                                                      1998           1997
                                                                                   -----------   ----------
Non-accrual loans                                                                  $       330   $       77
Loans past due 90 days or more and still accruing                                            -            -
Other real estate                                                                            8           53
Renegotiated troubled debt                                                                   -            -
                                                                                   -----------   ----------

                  Total non-performing assets                                      $       338   $      130
                                                                                   ===========   ==========

                                  Net Income

The Company earned consolidated net income of $1.2 million, or $1.06 per share, during the year ended June 30, 1998 as compared with net income of $1.1 million during the prior year, an increase of $88,000. This increase resulted primarily from the absence of the special Savings Association Insurance Fund ("SAIF") deposit insurance assessment of $407,000 which, net of an income tax benefit of $149,000, decreased net income for the year ended June 30, 1997 by approximately $260,000. An increase of $366,000 in net interest income was offset by increased personnel costs of $563,000.

                              Net Interest Income

Net interest income increased to $3.5 million during the year ended June 30, 1998 as compared with $3.1 million during the previous year. This increase of $366,000 resulted from an increase in net interest-earning assets. Average interest-earning assets exceeded average interest-bearing liabilities by $25.4 million during the year ended June 30, 1998, and by $18.1 million during the year ended June 30, 1997. A substantial portion of the growth in average interest-earning assets was in higher

                     Century Bancorp, Inc. and Subsidiary
               Management's Discussion and Analysis (Continued)
--------------------------------------------------------------------------------


yielding loans receivable. As a result of loan growth over the last two years, the average balance of loans receivable increased from $58.0 million during fiscal 1997 to $66.2 million during fiscal 1998. In addition, the average balance of investments increased from $24.8 million during fiscal 1997 to $28.5 million during fiscal 1998.

                           Provision for Loan Losses

The provision for loan losses was $18,000 and $16,500 for the years ended June 30, 1998 and 1997, respectively. Management believes that the provision for loan losses and the resulting loan loss allowance at June 30, 1998 will be adequate to absorb losses on existing loans. There was $18,000 in net loan charge-offs during the year ended June 30, 1998 as compared with net recoveries of $600 during the year ended June 30, 1997. Nonaccrual loans aggregated $330,000 at June 30, 1998.

                                 Other Income

Other income remained relatively stable, decreasing from $47,000 during fiscal 1997 to $42,000 during fiscal 1998, principally as a result of reduced income from foreclosed real estate.

                                Other Expenses

Exclusive of the special SAIF assessment explained under the caption "Net Income," (also see Note I to the consolidated financial statements) of $407,000 that was incurred during the year ended June 30, 1997, other expenses increased by $633,000 from $1,099,000 during the year ended June 30, 1997 to $1,732,000 during the year ended June 30, 1998. This increase was primarily due to an increase of $563,000 in personnel costs, $436,000 of which resulted from the expense incurred under the Company's new Management Recognition Plan which was approved by shareholder vote at the last annual meeting. In addition, expenses of the Company's ESOP, which was in effect for the full year, increased by $38,000.

                          Provision for Income Taxes

The provision for income taxes, as a percentage of income before income taxes, was 33.5% and 33.3% for the years ended June 30, 1998 and 1997, respectively.


                        Liquidity and Capital Resources

Century paid regular cash dividends of $.67 a share. Century also paid a special nonrecurring return of capital dividend of $10.00 per share during the last quarter of 1998. Although Century Bancorp anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, regulatory restrictions and other factors.

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

                     Century Bancorp, Inc. and Subsidiary
               Management's Discussion and Analysis (Continued)
--------------------------------------------------------------------------------


As of June 30, 1998, liquid assets (cash and marketable investment securities) were approximately $24.7 million, which represents 33.9% of deposits. As a North Carolina-chartered savings bank, Home Savings is required to maintain liquid assets equal to at least 10% of its total assets. For purposes of this requirement, liquid assets consist of cash and readily marketable investment securities. At June 30, 1998, this liquidity ratio, based on North Carolina regulations, was 25.5%. Management considers current liquidity levels to be adequate to meet Home Savings' foreseeable needs.

At June 30, 1998, outstanding mortgage loan commitments were $2.5 million, available line-of-credit balances were $825,000, and the undisbursed portion of construction loans was $2.4 million. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations.

Under federal capital regulations, Home Savings must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Home Savings' financial statements. At June 30, 1998 and 1997, Home Savings exceeded all such requirements. (See Note K to the Consolidated Financial Statements.)

                       Accounting and Regulatory Matters

Management is not aware of any known trends, events, uncertainties or current recommendations by regulatory authorities that will have or that are reasonably likely to have a material effect on the Company's liquidity, capital resources, or other operations.

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


                      Impact of New Accounting Standards

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income. This Statement establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. In addition to net income, as has been historically determined, comprehensive income for the Company would include unrealized holding gains and losses on available-for-sale securities. This Statement will be effective for the Company's fiscal year ending June 30, 1999, and the Company does not intend to early adopt. Had the Company early-adopted this Statement, it would have reported comprehensive income of $1,368,318 and $1,362,961 for the years ended June 30, 1998 and 1997, respectively.

                     Century Bancorp, Inc. and Subsidiary
               Management's Discussion and Analysis (Continued)
--------------------------------------------------------------------------------

In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This Statement establishes standards for the way that public business enterprises report information about operating segments and certain other information in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This Statement will be effective for the Company's fiscal year ending June 30, 1999. Management anticipates that this Statement will not have a material effect on the Company's consolidated financial statements.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under this standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposure to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. Accounting for foreign currency hedges is similar to accounting for fair value and cash flow hedges. If the derivative \instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change. Management anticipates that this statement will have no effect on its consolidated financial statements.

                             Year 2000 Compliance

The "Year 2000" issue confronting the Company and its suppliers, customers, customers' suppliers and competitors centers on the inability of computer systems to recognize the year 2000. Many existing computer programs and systems were originally programmed with six digit dates that provided only two digits to identify the calendar year in the date field, without considering the upcoming change in the century. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, the Company and its operations may be significantly affected by the Year 2000 issue due to its dependence on computer generated financial information. Software, hardware, and equipment both within and outside the Company's direct control and with whom the Company electronically or operationally interfaces (e.g. third party vendors providing data processing, information system management, maintenance of computer systems, and credit bureau information) are likely to be affected. Furthermore, if computer systems are not adequately changed to identify the Year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on date field information, such as interest, payment or due dates and other operating functions, could generate results which are significantly misstated, and the Company could experience a temporary inability to process transactions, prepare statements or engage in similar

                     Century Bancorp, Inc. and Subsidiary
               Management's Discussion and Analysis (Continued)
--------------------------------------------------------------------------------


normal business activities. In addition, under certain circumstances, failure to adequately address the Year 2000 issue could adversely affect the viability of the Company's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Year 2000 matter could result in a significant adverse impact on products, services and the competitive condition of the Company.

Financial institution regulators have recently increased their focus upon Year 2000 compliance issues, issuing guidance concerning the responsibilities of senior management and directors. The Federal Financial Institutions Examination Council ("FFIEC") has issued several interagency statements on Year 2000 Project Management Awareness. These statements require financial institutions to, among other things, examine the Year 2000 implications of reliance on vendors, data exchange and potential impact on customers, suppliers and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure its risk and prepare a plan in order to solve the Year 2000 issue. In addition, the federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions, such as the Bank, to assure resolution of any Year 2000 problems. The federal banking agencies have asserted that Year 2000 testing and certification is a key safety and soundness issue in conjunction with regulatory exams, and thus an institution's failure to address appropriately the Year 2000 issue could result in supervisory action, including such enforcement actions as the reduction of the institution's supervisory ratings, the denial of applications for approval of a merger or acquisition, or the imposition of civil money penalties.

In order to address the Year 2000 issue and to minimize its potential adverse impact, management is engaged in a process to identify areas that will be affected by the Year 2000, assess their potential impact on operations, monitor the progress of third party software vendors in addressing the matter, test changes provided by these vendors, and develop contingency plans for any critical systems which are not effectively reprogrammed. The plan is divided into the five phases: (1) awareness, (2) assessment, (3) renovations, (4) validation, and (5) implementation.

The Company has substantially completed the first two phases of the plan and is currently working internally and with external vendors on the final three phases. The Company outsources its item processing operations to a service provider. The Company's Year 2000 compliance is being closely coordinated with that of the service provider.

The Company does not currently expect that the cost of its Year 2000 compliance program will be material to its financial condition or results of operations, and expects that it will satisfy such compliance program without material disruption of its operations. In the event that the Company's significant suppliers do not successfully and timely achieve Year 2000 compliance, the Company's business, results of operations or financial condition could be adversely affected.

                           [LETTERHEAD APPEARS HERE]


                         INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Century Bancorp, Inc.
Thomasville, North Carolina


We have audited the accompanying consolidated statements of financial condition of Century Bancorp, Inc. and subsidiary as of June 30, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Century Bancorp, Inc. and subsidiary at June 30, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ Dixon Odom PLLC
Dixon Odom PLLC
Southern Pines, North Carolina
August 7, 1998

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
June 30, 1998 and 1997
-------------------------------------------------------------------------------

ASSETS                                                                                    1998                 1997
                                                                                    ----------------     -----------------
Cash on hand and in banks                                                           $      1,449,725     $       1,368,525
Interest-earning balances in other banks                                                   5,355,957             2,787,870
Investment securities available for sale, at fair value (amortized cost of
  $6,971,897 and $20,278,239 at June 30, 1998 and 1997,
  respectively) (Note B)                                                                   7,708,723            20,744,701
Investment securities held to maturity, at amortized cost (fair value of $10,325,595 and $11,101,018 at June 30, 1998 and 1997,
  respectively) (Note B)                                                                  10,216,633            11,060,458
Loans receivable, net (Note C)                                                            69,997,493            62,332,801
Accrued interest receivable                                                                  545,189               840,503
Premises and equipment, net (Note D)                                                         687,295               709,121
Stock in the Federal Home Loan Bank of Atlanta, at cost                                      652,600               586,500
Foreclosed real estate                                                                         7,500                53,002
Other assets                                                                                 244,601               156,341
                                                                                    ----------------     -----------------

                                                                                    $     96,865,716     $     100,639,822
                                                                                    ================     =================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposit accounts (Note G)                                                        $     73,022,971     $      69,698,673
   Note payable (Note F)                                                                   4,200,000                     -
   Accrued interest payable                                                                  151,578               107,687
   Advance payment by borrowers for property taxes and insurance                             171,140               125,863
   Deferred income taxes (Note J)                                                            184,995               128,242
   Accrued expenses and other liabilities                                                    403,359               276,590
                                                                                    ----------------     -----------------

                                                              TOTAL LIABILITIES           78,134,043            70,337,055
                                                                                    ----------------     -----------------

Commitments and contingencies (Notes C and L)

STOCKHOLDERS' EQUITY (Note K)
   Preferred stock, no par value, 5,000,000 shares
      authorized, no shares issued and outstanding                                                 -                     -
   Common stock, no par value, 20,000,000 shares
      authorized: 1,270,869 and 407,330 issued and
      outstanding at June 30, 1998 and 1997, respectively                                  9,223,975            19,467,082
   Deferred management recognition plan (Note H)                                          (1,016,392)                    -
   ESOP note receivable                                                                   (1,525,938)           (1,585,150)
   Unearned ESOP compensation (Note H)                                                      (977,580)                    -
   Retained earnings, substantially restricted                                            12,579,161            12,136,999
   Unrealized holding gains                                                                  448,447               283,836
                                                                                    ----------------     -----------------

                                                     TOTAL STOCKHOLDERS' EQUITY           18,731,673            30,302,767
                                                                                    ----------------     -----------------

                                                          TOTAL LIABILITIES AND
                                                           STOCKHOLDERS' EQUITY     $     96,865,716     $     100,639,822
                                                                                    ================     =================


See accompanying notes.

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended June 30, 1998 and 1997

--------------------------------------------------------------------------------------------------------------------------

                                                                                             1998           1997
                                                                                         -----------     -----------
INTEREST INCOME
   Loans                                                                                 $ 5,312,884     $ 4,815,505
   Investments and deposits in other banks                                                 1,912,550       1,847,447
                                                                                         -----------     -----------

                                                                TOTAL INTEREST INCOME      7,225,434       6,662,952
                                                                                         -----------     -----------

INTEREST EXPENSE
   Deposit accounts (Note G)                                                               3,642,529       3,512,248
   Borrowings                                                                                 66,167               -
                                                                                         -----------     -----------

                                                               TOTAL INTEREST EXPENSE      3,708,696       3,512,248
                                                                                         -----------     -----------

                                                                  NET INTEREST INCOME      3,516,738       3,150,704

PROVISION FOR LOAN LOSSES (Note C)                                                            18,000          16,500
                                                                                         -----------     -----------

                                                            NET INTEREST INCOME AFTER
                                                            PROVISION FOR LOAN LOSSES      3,498,738       3,134,204
                                                                                         -----------     -----------

OTHER INCOME (EXPENSES)
   Service charges and other fees                                                             29,420          34,284
   Gain (loss) on sale of investments                                                         11,628         (15,358)
   Gain (loss) on sale of foreclosed real estate                                              (1,077)         12,061
   Other                                                                                       1,826          15,752
                                                                                         -----------     -----------
                                                                                              41,797          46,739
                                                                                         -----------     -----------

                                                                         TOTAL INCOME      3,540,535       3,180,943
                                                                                         -----------     -----------

GENERAL AND ADMINISTRATIVE EXPENSES
   Compensation and benefits                                                               1,180,645         618,051
   Occupancy                                                                                  89,517          80,577
   Data processing expenses                                                                  113,348         102,645
   Federal deposit insurance premiums                                                         43,860          66,093
   FDIC special assessment (Note I)                                                                -         408,521
   Provision for loss on foreclosed real estate                                               17,500               -
   Other expenses                                                                            286,958         231,245
                                                                                         -----------     -----------

                                                                    TOTAL GENERAL AND
                                                              ADMINISTRATIVE EXPENSES      1,731,828       1,507,132
                                                                                         -----------     -----------

                                                           INCOME BEFORE INCOME TAXES      1,808,707       1,673,811

INCOME TAXES (Note J)                                                                        605,000         557,700
                                                                                         -----------     -----------

                                                                           NET INCOME    $ 1,203,707     $ 1,116,111
                                                                                         ===========     ===========

NET INCOME PER COMMON SHARE (Note A)
   Basic and diluted                                                                     $      1.06     $      0.82
                                                                                         ===========     ===========
   Weighted average shares outstanding                                                     1,136,778       1,126,881
                                                                                         ===========     ===========

DIVIDENDS PER COMMON SHARE (Note A)
   Regular dividends per common share                                                    $       .67     $       .17
                                                                                         ===========     ===========
   Special return of capital dividend per common share                                   $     10.00     $         -
                                                                                         ===========     ===========


See accompanying notes.

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended June 30, 1998 and 1997

----------------------------------------------------------------------------------------------------------------

                                                                                 Deferred
                                                      Common stock              management          ESOP
                                              -----------------------------     recognition         note
                                                 Shares           Amount           plan           receivable
                                              -------------    ------------    -------------     ------------
Balance at June 30, 1996                                  -    $          -    $           -     $          -

   Net income                                             -               -                -                -

   Net proceeds from issuance of 407,330
    shares of no par value common stock             407,330      19,453,837                -

   Purchase of 32,586 shares of common
    stock by the ESOP                                     -               -                -       (1,629,300)

   Principal payments on note receivable
    from ESOP                                             -               -                -           44,150

   ESOP contribution                                                 13,245                -                -

   Regualar cash dividends paid                           -               -                -                -

   Change in unrealized holding gains
    (losses), net of income taxes of $158,588             -               -                -                -
                                              -------------    ------------    -------------    -------------

Balance at June 30, 1997                            407,330      19,467,082                -       (1,585,150)

   Net income                                             -               -                -                -

   Regular cash dividends paid                            -               -                -                -

   Return of capital dividend                             -     (11,731,110)               -                -

   Adoption of deferred management
    recognition plan                                 16,293       1,452,114       (1,452,114)               -

   Vesting of deferred management recognition
    plan                                                  -               -          435,722                -

   Principal payments on note receivable from
    ESOP                                                  -               -                -           59,212

   ESOP contribution                                      -          35,889                -                -

   Three-for-one stock split                        847,246               -                -                -

   Change in unrealized holding gains (losses),
    net of income taxes of $105,753                       -               -                -                -
                                              -------------    ------------    -------------    -------------

Balance at June 30, 1998                          1,270,869    $  9,223,975    $  (1,016,392)   $  (1,525,938)
                                              =============    ============    =============    =============



                                              -----------------------------------------------------------

                                                 Unearned                     Unrealized       Total
                                                   ESOP         Retained        holding     stockholders'
                                               compensation     earnings         gains         equity
                                               ------------   -------------  ------------  --------------
Balance at June 30, 1996                       $          -   $  11,208,260  $     36,986  $   11,245,246

   Net income                                             -       1,116,111                     1,116,111

   Net proceeds from issuance of 407,330
    shares of no par value common stock                   -               -             -      19,453,837

   Purchase of 32,586 shares of common
    stock by the ESOP                                     -               -             -      (1,629,300)

   Principal payments on note receivable
    from ESOP                                             -               -             -          44,150

   ESOP contribution                                      -               -             -          13,245

   Regular cash dividends paid                            -        (187,372)            -        (187,372)

   Change in unrealized holding gains
    (losses), net of income taxes of $158,588             -               -       246,850         246,850
                                               ------------   -------------  ------------  --------------

Balance at June 30, 1997                                         12,136,999       283,836      30,302,767

   Net income                                             -       1,203,707             -       1,203,707

   Regular cash dividends paid                            -        (761,545)            -        (761,545)

   Return of capital dividend                      (977,580)              -             -     (12,708,690)

   Adoption of deferred management
    recognition plan                                      -               -             -               -

   Vesting of deferred management recognition
    plan                                                  -               -             -         435,722

   Principal payments on note receivable from
    ESOP                                                  -               -             -          59,212

   ESOP contribution                                      -               -             -          35,889

   Three-for-one stock split                              -               -             -               -

   Change in unrealized holding gains (losses)                                                               ,
    net of income taxes of $105,753                       -               -       164,611         164,611
                                               ------------   -------------  ------------  --------------

Balance at June 30, 1998                       $   (977,580)  $  12,579,161  $    448,447  $   18,731,673
                                               ============   =============  ============  ==============



See accompanying notes.

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1998 and 1997

------------------------------------------------------------------------------------------------------------------------------


                                                                                            1998                1997
                                                                                      ----------------     ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                         $      1,203,707     $     1,116,111
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation                                                                              48,526              46,313
      Deferred income taxes                                                                    (49,000)             65,592
      Deferred compensation                                                                     22,000              22,000
      Amortization of discounts and premiums on securities                                     (88,650)              9,079
      Provision for loan losses                                                                 18,000              16,500
      Provision for loss on foreclosed real estate                                              17,500                   -
      ESOP contribution expense                                                                 35,889              13,245
      Vesting of deferred management recognition plan                                          435,722                   -
      (Gain) loss on sale of investment securities                                             (11,628)             15,358
      (Gain) loss on sale of real estate acquired in foreclosure                                 1,077             (12,061)
      Change in assets and liabilities
        (Increase) decrease in accrued interest receivable                                     295,314            (283,833)
        (Increase) decrease in other assets                                                    (88,260)             15,390
        Increase (decrease) in accrued interest payable                                         43,891              (8,549)
        Increase in accrued expense and other liabilities                                      104,769              87,096
                                                                                      ----------------     ---------------

                                                              NET CASH PROVIDED BY
                                                              OPERATING ACTIVITIES           1,988,857           1,102,241
                                                                                      ----------------     ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net (increase) decrease in interest-earning balances in other banks                      (2,568,087)            856,989
   Purchases of:
      Available for sale investment securities                                              (8,846,351)        (12,922,555)
      Held to maturity investment securities                                                (3,095,650)         (6,000,000)
   Proceeds from maturities and calls of:
      Available for sale investment securities                                              20,730,818           2,263,008
      Held to maturity investment securities                                                 3,950,000           1,800,000
   Proceeds from sales of available for sale investment securities                           1,511,628           2,000,000
   Purchases of FHLB stock                                                                     (66,100)                  -
   Net increase in loans                                                                    (7,682,692)         (7,156,734)
   Purchases of property and equipment                                                         (26,700)             (7,269)
   Proceeds from redemption of FHLB stock                                                            -              27,200
   Proceeds from sale of real estate acquired in settlement of loans                            26,925             291,933
                                                                                      ----------------     ---------------

                                                          NET CASH PROVIDED (USED)
                                                           BY INVESTING ACTIVITIES           3,933,791         (18,847,428)
                                                                                      ----------------     ---------------


See accompanying notes.

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1998 and 1997
--------------------------------------------------------------------------------

                                                                                            1998                1997
                                                                                      ----------------     ---------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in demand deposits                                                    $      1,540,839     $     1,299,423
   Net increase (decrease) in certificate accounts                                           1,783,459          (1,269,986)
   Increase in advances from borrowers for property
      taxes and insurance                                                                       45,277              19,993
   Proceeds from note payable                                                                4,200,000                   -
   Net proceeds from issuance of common stock                                                        -          19,453,837
   Decrease in stock conversion costs incurred                                                       -              40,449
   Loan to ESOP for purchase of common stock                                                         -          (1,629,300)
   Principal payments received on note receivable from ESOP                                     59,212              44,150
   Regular cash dividends paid                                                                (761,545)           (187,372)
   Special return of capital dividend                                                      (12,708,690)                  -
                                                                                      ----------------     ---------------

                                                          NET CASH PROVIDED (USED)
                                                           BY FINANCING ACTIVITIES          (5,841,448)         17,771,194
                                                                                      ----------------     ---------------

                                                              NET INCREASE IN CASH
                                                              ON HAND AND IN BANKS              81,200              26,007

CASH ON HAND AND IN BANKS, BEGINNING                                                         1,368,525           1,342,518
                                                                                      ----------------     ---------------

                                                                  CASH ON HAND AND
                                                                  IN BANKS, ENDING    $      1,449,725     $     1,368,525
                                                                                      ================     ===============


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash paid during the year for:
      Interest                                                                        $      3,664,805     $     3,520,797
                                                                                      ================     ===============
      Income taxes                                                                    $        580,418     $       482,300
                                                                                      ================     ===============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
   Unrealized gain on investment securities available
      for sale, net of deferred income taxes                                          $        164,611     $       246,850
                                                                                      ================     ===============

   Adoption of deferred management recognition plan                                   $      1,452,114     $             -
                                                                                      ================     ===============




See accompanying notes.

CENTURY BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------

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

CENTURY BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


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

Investment Securities
---------------------

The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. There were no trading securities at June 30, 1998 or 1997. Securities held to maturity are those securities for which the Bank has the ability and intent to hold to maturity. All other securities are classified as available for sale.

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

CENTURY BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


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

The Bank accounts for impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure. A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral of the loan if the loan is collateral dependent. Interest income from impaired loans is recognized using the cash basis method of accounting during the time within that period in which the loans were impaired.

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

CENTURY BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


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

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)
------------------------

A deferred tax liability is not recognized for portions of the allowance for loan losses for income tax purposes in excess of the financial statement balance, as described in Note J. Such a deferred tax liability will only be recognized when it becomes apparent that those temporary differences will reverse in the foreseeable future.

Net Income Per Common Share
---------------------------

Effective with the year ended June 30, 1998, the Company has implemented Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, Earnings Per Share, and makes them comparable to international earnings per share ("EPS") standards. It replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the statement of operations for all entities with complex capital structures. It also requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution, and it is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the years ended June 30, 1998 and 1997, basic and diluted earnings per share are the same amounts because the dilutive effect of stock options is not significant.

Net income per common share for the year ended June 30, 1997 is based on unaudited net income earned from the date of Conversion, December 20, 1996, to the end of the fiscal year, divided by the weighted average number of common shares outstanding during that period. Net income per common share for the year ended June 30, 1998 is based on net income earned divided by the weighted average number of shares outstanding during the year. For purposes of this computation, the number of shares of common stock purchased by the Bank's Employee Stock Ownership Plan and Management Recognition Plan which has not been allocated to participant accounts is not assumed to be outstanding.

On March 17, 1998, the Company's Board of Directors declared a three-for-one stock split, effected in the form of a dividend, whereby all shareholders received two additional shares of common stock for each share of stock held. The dividend was paid on April 6, 1998 to shareholders of record on March 27, 1998. Unless otherwise noted, all information presented in the consolidated financial statements regarding earnings per share, dividends per share and weighted average number of shares outstanding has been computed giving effect to this stock dividend.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation
------------------------

In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock Based Compensation. The Company accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Since the Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, it has elected only to comply with the disclosure requirements set forth in the Statement, which includes disclosing pro forma net income as if the fair value based method of accounting had been applied. (See Note H.)

Recent Accounting Pronouncements
--------------------------------

In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This Statement establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. In addition to net income as has been historically determined, comprehensive income for the Company would include unrealized holding gains and losses on available for sale securities. This Statement will be effective for the Company's fiscal year ending June 30, 1999, and the Company does not intend to early adopt. Had the Company early-adopted this Statement, it would have reported comprehensive income of $1,368,318 and $1,362,961 for the years ended June 30, 1998 and 1997, respectively.

In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This Statement establishes standards for the way that public business enterprises report information about operating segments and certain other information in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This Statement will be effective for the Company's fiscal year ending June 30, 1999.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under this standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposure to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. Accounting for foreign currency hedges is similar to accounting for fair value and cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change. Management anticipates that this statement will have no effect on its consolidated financial statements.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------

NOTE B - INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:


                                                                                    June 30, 1998
                                                       ----------------------------------------------------------------------
                                                            Gross              Gross              Gross
                                                          Amortized         Unrealized         Unrealized           Fair
                                                            Cost               Gains             Losses             Value
                                                       --------------     --------------     --------------    --------------
Securities available for sale:
   U. S. government securities and obligations
    of U. S. government agencies                       $    3,376,213     $       30,361     $            -    $    3,406,574
   Mortgage-backed securities                               2,254,645              4,343                  -         2,258,988
   Municipal bonds                                          1,326,587             21,924                  -         1,348,511
   Equity securities                                           14,452            680,198                  -           694,650
                                                       --------------     --------------     --------------    --------------

                                                       $    6,971,897     $      736,826     $            -    $    7,708,723
                                                       ==============     ==============     ==============    ==============
Securities held to maturity:
   U. S. government securities and obligations
    of U. S. government agencies                       $    9,728,827     $       52,880     $            -    $    9,781,707
   Municipal bonds                                            487,806             56,082                  -           543,888
                                                       --------------     --------------     --------------    --------------

                                                       $   10,216,633     $      108,962     $            -    $   10,325,595
                                                       ==============     ==============     ==============    ==============
                                                                                    June 30, 1997
                                                       ----------------------------------------------------------------------
                                                            Gross              Gross              Gross
                                                          Amortized         Unrealized         Unrealized           Fair
                                                            Cost               Gains             Losses             Value
                                                       --------------     --------------     --------------    --------------
Securities available for sale:
   U. S. government securities and obligations
    of U. S. government agencies                       $   14,852,472     $       11,638     $            -    $   14,864,110
   Mortgage-backed securities                               4,542,979                  -             47,403         4,495,576
   Municipal bonds                                            868,336                 79                  -           868,415
   Equity securities                                           14,452            502,148                  -           516,600
                                                       --------------     --------------     --------------    --------------
                                                       $   20,278,239     $      513,865     $       47,403    $   20,744,701
                                                       ==============     ==============     ==============    ==============
Securities held to maturity:
   U. S. government securities and obligations
    of U. S. government agencies                       $   10,676,038     $        2,806     $            -    $   10,678,844
   Municipal bonds                                            384,420             37,754                  -           422,174
                                                       --------------     --------------     --------------    --------------
                                                       $   11,060,458     $       40,560     $            -    $   11,101,018
                                                       ==============     ==============     ==============    ==============

Gross realized gains and gross realized losses on sales of available for sale securities were $16,539 and $4,911, respectively, during the year ended June 30, 1998 and $-0- and $15,358, respectively, during the year ended June 30, 1997.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE B - INVESTMENT SECURITIES (Continued)

The amortized cost and fair values of securities at June 30, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          Securities Available for Sale        Securities Held to Maturity
                                                       ---------------------------------     --------------------------------
                                                          Amortized            Fair             Amortized           Fair
                                                            Cost               Value              Cost              Value
                                                       --------------     --------------     --------------    --------------
         Due within one year                           $      503,248     $      506,094     $      199,361    $      199,688
         Due after one year through five years              2,635,307          2,668,526          7,882,509         7,953,594
         Due after five years through ten years             3,573,225          3,576,722          2,012,056         2,031,807
         Due after ten years                                  260,117            957,381            122,707           140,506
                                                       --------------     --------------     --------------    --------------

                                                       $    6,971,897     $    7,708,723     $   10,216,633    $   10,325,595
                                                       ==============     ==============     ==============    ==============

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

Securities with a carrying value of $4,297,213 and $3,015,322 and a fair value of $4,310,846 and $3,022,735 at June 30, 1998 and 1997, respectively, were pledged to secure public monies on deposit as required by law.

The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the Company's investment portfolio at June 30, 1998. FHLB and FHLMC common stock, nonmarketable equity securities, substantially all of which are required to be maintained, are assumed to mature in periods greater than ten years.


                                                                                Carrying Value
                                                 ----------------------------------------------------------------------------
                                                                   After One      After Five
                                                  One Year       Year Through    Years Through       After
                                                   or Less        Five Years      Ten Years        Ten Years        Total
                                                 -----------     -----------     ------------     -----------     -----------
                                                                                (In Thousands)
Securities available for sale
   U. S. government and agency securities        $       506     $     2,042     $        859     $         -     $     3,407
   Mortgage-backed securities                              -               -            2,259               -           2,259
   Municipal bonds                                         -             627              458             263           1,348
   FHLMC stock                                             -               -                -             695             695

Securities held to maturity:
   U. S. government and agency securities                199           7,783            1,747               -           9,729
   Municipal bonds                                         -             100              265             123             488

Other investments:
   Interest-earning balances in other banks            5,356               -                -               -           5,356
   Federal Home Loan Bank stock                            -               -                -             653             653
                                                 -----------     -----------     ------------     -----------     -----------
                                                 $     6,061     $    10,552     $      5,588     $     1,734     $    23,935
                                                 ===========     ===========     ============     ===========     ===========


CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------

NOTE B - INVESTMENT SECURITIES (Continued)


                                                                                     Average Yield
                                                 ----------------------------------------------------------------------------
                                                                   After One       After Five
                                                  One Year       Year Through    Years Through       After
                                                   or Less        Five Years       Ten Years       Ten Years        Total
                                                 -----------     -----------     ------------     -----------     -----------
Securities available for sale
   U. S. government and agency securities              6.02%           6.46%            5.40%              -%           6.13%
   Mortgage-backed securities                             -%              -%            6.39%              -%           6.39%
   Municipal bonds                                        -%           6.76%            5.94%           5.46%           5.93%
   FHLMC stock                                            -%              -%               -%           0.93%           0.93%

Securities held to maturity:
   U. S. government and agency securities              6.15%           6.61%            6.08%              -%           6.51%
   Municipal bonds                                        -%           4.30%            6.20%           6.20%           5.81%

Other investments:
   Interest-earning balances in other banks            6.10%              -%               -%              -%           6.10%
   Federal Home Loan Bank stock                           -%              -%               -%           7.50%           7.50%

   Weighted average                                    6.09%           6.59%            6.02%           4.47%           6.17%



NOTE C - LOANS RECEIVABLE

Loans receivable consist of the following:


                                                                 1998                               1997
                                                   -------------------------------     -----------------------------
                                                                       Percentage                         Percentage
                                                       Amount           of Total           Amount          of Total
                                                   --------------     ------------     -------------      ----------
      Type of loan:
         Real estate loans:
           One-to-four family residential          $   56,753,361          81.08%      $  49,415,155          79.28%
           Multi-family residential and
            commercial                                  9,026,127          12.89           9,479,925          15.21
           Construction                                 4,709,350           6.73           4,209,050           6.75
           Home equity lines of credit                  1,230,152           1.76           1,202,807           1.93
                                                   --------------       --------       -------------       --------
                  Total real estate loans              71,718,990         102.46          64,306,937         103.17
                                                   --------------       --------       -------------       --------
         Other loans:
           Consumer loans                               1,412,902           2.01           1,115,449           1.79
           Loans secured by deposits                      220,934           0.32             171,077           0.27
                                                   --------------       --------       -------------       --------
                  Total other loans                     1,633,836           2.33           1,286,526           2.06
                                                   --------------       --------       -------------       --------
                  Total loans                          73,352,826         104.79          65,593,463         105.23

      Less:
         Construction loans in process                  2,412,740           3.45           2,382,580           3.82
         Net deferred loan fees                           392,095           0.56             328,084           0.53
         Allowance for loan losses                        550,498           0.78             549,998           0.88
                                                   --------------       --------       -------------       --------
                                                   $   69,997,493         100.00%      $  62,332,801         100.00%
                                                   ==============       =========      =============       =========

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE C - LOANS RECEIVABLE (Continued)

The allowance for loan losses is summarized as follows:

                                                                                         1998             1997
                                                                                     ------------     ------------
         Balance at beginning of year                                                $    549,998     $    532,903
                                                                                     ------------     ------------
            Loans charged off:
               Real estate                                                                (17,500)               -
               Other                                                                            -           (1,023)
                                                                                     ------------     ------------
                    Total loans charged off                                               (17,500)          (1,023)
                                                                                     ------------     ------------
            Recoveries:
               Real estate                                                                      -                -
               Other                                                                            -            1,618
                                                                                     ------------     ------------
                    Total recoveries                                                            -            1,618
                                                                                     ------------     ------------
            Provision for loan losses                                                      18,000           16,500
                                                                                     ------------     ------------
         Balance at end of year                                                      $    550,498     $    549,998
                                                                                     ============     ============
         Ratio of net charge-offs to average loans outstanding                               0.03%               -%
                                                                                           ======            =====

The allocation of the allowance for loan losses applicable to each category of loans at June 30, 1998 and 1997 is as follows:


                                                               1998                                   1997
                                               ------------------------------------   ------------------------------------
                                                             Percent of    Percent                   Percent of   Percent
                                                              Allowance   of Loans                   Allowance   of Loans
                                                Amount of     to Total     to Total     Amount of    to Total    to Total
                                                Allowance     Allowance     Loans       Allowance    Allowance     Loans
                                               -----------    ---------   ---------   -----------   -----------  ---------
Real estate loans:
  One-to-four family residential               $   258,210        46.91%      77.37%  $   206,000        37.46%      75.34%
  Multi-family residential and commercial          109,383        19.87       12.30       119,000        21.64       14.45
  Construction                                      22,966         4.17        6.42        18,000         3.27        6.42
  Home equity lines of credit                       12,302         2.23        1.68        12,000         2.18        1.83

Other loans:
  Consumer loans                                    42,387         7.70        1.93        33,000         6.00        1.70
  Loans secured by deposits                              -            -        0.30             -            -        0.26

Unallocated                                        105,250        19.12           -       161,998        29.45           -
                                               -----------    ---------   ---------   -----------   ----------    --------
                                               $   550,498       100.00%     100.00%  $   549,998       100.00%     100.00%
                                               ===========    =========   =========   ===========   ==========    ========

Nonaccrual loans, which consisted of loans on which principal or interest was delinquent for 90 days or more, totaled approximately $330,000 and $77,000 at June 30, 1998 and 1997, respectively. Such loans had the effect of reducing interest income by approximately $6,000 and $4,000 during the years ended June 30, 1998 and 1997, respectively.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE C - LOANS RECEIVABLE (Continued)

At June 30, 1998, the Bank had mortgage loan commitments outstanding of $2,544,000 and pre-approved but unused lines of credit totaling $825,000. In management's opinion, these commitments and undisbursed proceeds on construction loans in process, reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

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

                                                                                            1998           1997
                                                                                        -----------     ----------
         Balance at beginning of year                                                   $   401,756     $  415,257
         Additional borrowings                                                              261,700              -
         Loan repayments                                                                    (24,716)       (13,501)
                                                                                        -----------     ----------

         Balance at end of year                                                         $   638,740     $  401,756
                                                                                        ===========     ==========
NOTE D - PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                                                            1998           1997
                                                                                        -----------     ----------
         Land                                                                           $    61,203     $   61,203
         Building and improvements                                                          737,557        735,416
         Office furniture, fixtures and equipment                                           233,389        223,862
         Automotive equipment                                                                44,805         29,772
                                                                                        -----------     ----------
                                                                                          1,076,954      1,050,253
         Accumulated depreciation                                                          (389,659)      (341,132)
                                                                                        -----------     ----------

                                                                                        $   687,295     $  709,121
                                                                                        ===========     ==========
NOTE E - FEDERAL INSURANCE OF DEPOSITS

Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation.

NOTE F - NOTE PAYABLE

                                                                                           1998            1997
                                                                                        -----------     ----------
Note payable to a bank, due July 2, 1998, bearing interest at 6.46%, and secured by the outstanding common stock of Home Savings.
     This note was paid in full on July 2, 1998.                                        $ 4,200,000     $        -
                                                                                        ===========     ==========

At June 30, 1998, Home Savings also had $10,000,000 available on a line of credit from the Federal Home Loan Bank. Any advances would be secured by a blanket floating lien on the Bank's one-to-four family residential mortgage loans. There were no advances made during the years ended June 30, 1998 or 1997.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE G - DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at June 30, 1998 and 1997 follows:

                                                                      1998                                 1997
                                                       ---------------------------------     --------------------------------
                                                                             Weighted                             Weighted
                                                           Balance           Avg. Rate           Balance          Avg. Rate
                                                       ---------------      -----------      --------------      ------------
         Demand deposits:
            Negotiable orders of withdrawal            $     3,516,274           2.75%       $    3,477,858            2.75%
            Passbook and statement accounts                  5,343,812           3.00%            5,410,379            3.00%
            Money market checking                           11,550,528           4.51%           10,007,355            4.16%
            Non-interest-bearing checking                       78,028              -                52,211               -
                                                       ---------------                       --------------
                                                            20,488,642           3.80%           18,947,803            3.56%
         Certificates of deposit                            52,534,329           5.65%           50,750,870            5.58%
                                                       ---------------                       --------------

              Total deposit accounts                   $    73,022,971           5.13%       $   69,698,673            5.03%
                                                       ===============                       ==============
A summary of certificate accounts by maturity as of June 30, 1998 follows:

                                                                        Less than           $100,000
                                                                        $100,000             or More             Total
                                                                     --------------     ---------------     --------------
                                                                                        (In Thousands)
         Three months or less                                        $       13,489     $         7,043     $       20,532
         Over three months through six months                                 6,950               3,736             10,686
         Over six months through twelve months                                9,991               5,175             15,166
         Over twelve months through twenty-four months                        5,423                 314              5,737
         Over twenty-four months                                                413                   -                413
                                                                     --------------     ---------------     --------------

                                                                     $       36,266     $        16,268     $       52,534
                                                                     ==============     ===============     ==============
Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                                                             1998               1997
                                                                                        --------------     ---------------
         Passbook and statement accounts                                                $      158,605     $       182,892
         NOW accounts                                                                           79,488              62,902
         Money market accounts                                                                 441,520             436,637
         Certificates of deposit                                                             2,968,113           2,837,261
                                                                                        --------------     ---------------
                                                                                             3,647,726           3,519,692
         Penalties for early withdrawal                                                          5,197               7,444
                                                                                        --------------     ---------------

                                                                                        $    3,642,529     $     3,512,248
                                                                                        ==============     ===============

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS

Defined Benefit Plan
--------------------

The Bank established a pension plan for the benefit of its employees on March 1, 1973. The pension plan covered all full-time employees who had completed five months continuous service with the Bank. The plan was funded by the purchase of level premium insurance policies and an annual contribution to an auxiliary fund. This plan was terminated, with IRS approval, during the year ended June 30, 1998. The following is a summary of the plan's funded status as of June 30, 1997:


         Actuarial present value of benefit obligations:
            Vested benefits                                                                $       369,644
                                                                                           ===============

            Accumulated benefits                                                           $       369,644
                                                                                           ===============

         Projected benefits                                                                $       369,644
         Plan assets, at fair value                                                                390,956
                                                                                           ---------------
         Plan assets in excess of projected benefit obligation                                      21,312
         Unrecognized transition account                                                                 -
         Unrecognized prior service cost                                                                 -
         Unrecognized net loss                                                                           -
                                                                                           ---------------

         Net pension asset                                                                 $        21,312
                                                                                           ===============

Assumptions used in determining the funded status of the pension plan are as follows at June 30, 1997:

         Discount rate                                                                             7.0%
         Rates of increase in compensation levels                                                  6.0%
         Expected long-term rate of return on plan assets                                          7.0%

Net pension cost includes the following components for the year ended June 30, 1997:

         Service cost                                                                      $        28,101
         Interest cost on projected benefit obligation                                              40,040
         Actual return on assets                                                                   (35,757)
         Other - net                                                                                21,587
                                                                                           ---------------

         Net periodic pension cost                                                         $        53,971
                                                                                           ===============

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Management Recognition and Stock Option Plans
---------------------------------------------

At a special meeting of the Company's stockholders held on February 17, 1998, the stockholders approved the Century Bancorp, Inc. Stock Option Plan ("SOP") and the Home Savings Bank, Inc., SSB Management Recognition Plan ("MRP"). The SOP provides for the issuance to directors, officers and employees of the Bank options to purchase up to 122,199 shares (40,733 shares prior to the stock split) of the Company's common stock. The MRP provides for the award of up to 48,879 shares (16,293 shares prior to the stock split) of the Company's common stock to directors, officers and employees of the Bank with shares awarded vesting over a three year period. The Company may elect to fund the plans through the issuance of authorized but unissued shares, or may elect to purchase the shares to fund the plans in the open market.

During March of 1998, 43,995 shares (14,665 shares prior to the stock split) of newly issued common stock were awarded under the MRP at a value of $29.71 per share ($89.13 prior to the effect of the stock split). In addition, 4,884 of newly issued shares, which had a total value at issuance of $145,096, were issued to the MRP for future grants. These shares had not been granted as of June 30, 1998. Personnel costs for the year ended June 30, 1998 include $435,722, which represents the value of MRP shares earned through that date.

On March 10, 1998, the Company granted options to purchase 109,983 shares of common stock at an exercise price of $20.45 per share, including 24,444 options granted to the Company's directors and 85,539 options granted to the Company's executive officers and employees. Options granted to directors were fully vested on the date of grant. Options granted to executive officers and employees vested 25% on the date of grant and will vest 25% annually thereafter. All options will expire if not exercised within ten years from the date of grant. None of the options were exercised during the year ended June 30, 1998. At such date, options to purchase 45,829 shares at $20.45 per share were exercisable. As permitted by SFAS No. 123, the Company has applied APB Opinion No. 25 for measurement of stock-based compensation in the accompanying financial statements. If the Company had used the fair value based method of accounting for stock-based compensations, operating results for the year ended June 30, 1998 would have been affected as set forth below:


                                                            As Reported            Pro Forma
                                                          ----------------      ---------------
       Net income                                         $   1,203,707          $   977,909

       Net income per share, basic and diluted            $        1.06          $      0.86

In determining the pro forma disclosures above, the fair value of options granted was estimated as of the grant date using the Black-Scholes Option Pricing Model using the following assumptions: a risk-free interest rate of 5.5%, a dividend yield of 3.33%, an expected life of 7 years, and a volatility ratio of 20%. The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Employee Stock Ownership Plan
-----------------------------

The Bank has established an ESOP to benefit all qualified employees. The ESOP purchased 97,758 shares (32,586 shares prior to the stock split) of common stock in the Conversion with proceeds received from a loan of $1,629,300 from the Parent. The loan is to be repaid over fifteen years in quarterly installments of principal and interest. Interest is based upon the prime rate and will be adjusted annually. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 1998 and 1997, the outstanding balance of the loan is $1,525,938 and $1,585,150, respectively, and is presented as a reduction of stockholders' equity.

Shares released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among active participants on the basis of compensation in the year of allocation. Benefits become 100% vested after seven years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the loan to the Company and are not reported as dividends in the financial statements. Dividends on allocated or committed to be allocated shares are credited to the accounts of the participants and reported as dividends in the financial statements. Special return of capital dividends on unallocated ESOP shares totaling $977,580 are recorded as unearned ESOP compensation and reported as a separate component of stockholders' equity. These funds will be used by the ESOP to purchase additional shares of the Company's common stock, which may result in the ESOP owning a larger percentage of the outstanding common stock than was originally anticipated at the time of the Conversion.

Expense of $95,101 and $57,395 during the years ended June 30, 1998 and 1997, respectively, has been incurred in connection with the ESOP. The expense for the years ended June 30, 1998 and 1997 includes, in addition to the cash contributions necessary to fund the ESOP, $35,889 and $13,245, respectively, which represents the differences between the fair value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP. The Bank has credited these amounts to common stock.

At June 30, 1998, 7,119 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1,541,000 at June 30, 1998.

Executive's Deferred Compensation Plan
--------------------------------------

The Bank has a deferred compensation plan for its chief executive officer under which he will be paid specified amounts during the fifteen-year period following retirement at age 65, or upon death or permanent disability. The Bank has made current provision for future payments under this plan, and the related liability and deferred income tax benefits are included in the accompanying financial statements. The Bank has purchased life insurance policies with the Bank named as beneficiary to fund the benefits. Expenses associated with this plan were $22,000 for each of the years ended June 30, 1998 and 1997.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------



NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Employment Agreement
--------------------

The Bank has entered into an employment agreement with its chief executive officer to ensure a stable and competent management base. The agreement provides for a three-year term, but, upon each anniversary, the agreement may be extended for an additional year so that the remaining term shall always be three years. The agreement provides for benefits as spelled out in the contract and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer's right to receive certain vested rights, including compensation, for the remaining term of the agreement. In the event of a change in control of the Bank, as defined in the agreement, the agreement will automatically be extended for three years from the date of such change in control and the acquirer will be bound to the terms of the contract for that period.

Termination Agreements
----------------------

The Bank has entered into special termination agreements with two key employees which provide for severance pay benefits in the event of a change in control of the Bank which results in the termination of such employees or diminished compensation, duties or benefits within two years of a change in control. The employees covered under this agreement are entitled to a cash payment equal to two times their annual compensation for income tax purposes for the most recent tax year prior to the change in control. The agreements are initially effective for a three-year period and may be extended annually for an additional year.

Severance Plan
--------------

The Bank has also adopted a severance plan for the benefit of its employees in the event of a change in control of the Bank which provides for varying severance benefits for employees based on their salaries and length of service with the Bank.

NOTE I - SPECIAL SAIF ASSESSMENT

On September 30, 1997, the Deposit Insurance Funds Act of 1997 was signed into law. The legislation included a special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") insurance fund up to its statutory goal of 1.25% of insured deposits. The assessment required the Bank to pay an amount equal to 65.7 basis points of its SAIF-assessable deposit base as of March 31, 1995, which resulted in a charge to income during the year ended June 30, 1997 of $408,521.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE J - INCOME TAXES

The components of income tax expense are as follows for the years ended June 30, 1998 and 1997:

                                                                                             1998               1997
                                                                                        --------------     ---------------
         Current tax expense                                                            $      654,000     $       492,108

         Net deferred tax expense (benefit) included in operations                             (49,000)             65,592
                                                                                        --------------     ---------------

                                                                                        $      605,000     $       557,700
                                                                                        ==============     ===============

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended June 30, 1998 and 1997:

                                                                                             1998               1997
                                                                                        --------------     ---------------
         Income tax at federal statutory rate                                           $      615,000     $       569,100
         State income tax, net of federal tax benefit                                            4,000               7,300
         Tax exempt interest income                                                            (19,000)            (16,000)
         Other                                                                                   5,000              (2,700)
                                                                                        --------------     ---------------

                                                                                        $      605,000     $       557,700
                                                                                        ==============     ===============

Deferred tax assets and liabilities arising from temporary differences at June 30, 1998 and 1997 are summarized as follows:

                                                                                             1998               1997
                                                                                        --------------     ---------------
         Deferred tax assets relating to:
            Loan fees and costs                                                         $          464     $         2,922
            Deferred compensation                                                              123,669              73,927
            Bad debt reserves                                                                  125,100             124,898
                                                                                        --------------     ---------------
                      Gross deferred tax assets                                                249,233             201,747
            Valuation allowance                                                                      -                   -
                                                                                        --------------     ---------------
                      Net deferred tax assets                                                  249,233             201,747
                                                                                        --------------     ---------------

         Deferred tax liabilities relating to:
            Property and equipment                                                             (41,186)            (42,531)
            FHLB stock dividends                                                              (104,832)           (104,832)
            Net unrealized gain on securities available for sale                              (288,210)           (182,626)
                                                                                        --------------     ---------------
                      Total deferred tax liabilities                                          (434,228)           (329,989)
                                                                                        --------------     ---------------

                      Net deferred tax liability                                        $     (184,995)    $      (128,242)
                                                                                        ==============     ===============

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE J - INCOME TAXES (Continued)

Retained earnings at June 30, 1998 include approximately $1,534,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income which would be subject to the then current corporate income tax rate.

During 1996, Congress enacted certain tax legislation that exempted thrift institutions from being taxed on these pre-1987 bad debt reserves. Further, the use of the reserve method is now required for all thrifts. The Bank will be recapturing $264,000 of its tax bad debt reserve created subsequent to 1986 by using the percentage of taxable income method, requiring payment of additional income taxes of approximately $100,000. Deferred income taxes have been previously established for the taxes arising from the reserve recapture, and therefore the ultimate payment of the taxes will not result in a charge to earnings.

NOTE K - REGULATORY RESTRICTIONS

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

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE K - REGULATORY RESTRICTIONS (Continued)

At June 30, 1998, the Bank was in compliance with all of the aforementioned capital requirements as shown below:



                                                       Leverage          Tier I Risk-
                                                       Ratio of            Adjusted          Risk-Based         N. C. Savings
                                                    Tier I Capital          Capital            Capital          Bank Capital
                                                    ---------------    ---------------     ---------------    ---------------
Consolidated stockholders' equity                   $    18,731,673    $    18,731,673     $    18,731,673    $    18,731,673
Additional equity of the Bank                             3,308,388          3,308,388           3,308,388          3,308,388
Unrealized gain on securities                              (448,447)          (448,447)           (448,447)          (448,447)
Loan loss allowance                                               -                  -             550,498            550,498
                                                    ---------------    ---------------     ---------------    ---------------

           Regulatory capital                            21,591,614         21,591,614          22,142,112         22,142,112

Minimum capital requirement                               2,990,000          3,631,000           7,262,000          4,839,000
                                                    ---------------    ---------------     ---------------    ---------------

           Excess regulatory capital                $    18,601,614    $    17,960,614     $    14,880,112    $    17,303,112
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

During the year ended June 30, 1997, the Bank paid dividends of $500,000 to the Parent. During the year ended June 30, 1998, the Bank did not pay any dividends to Century. However, subsequent to June 30, 1998, with the permission of the Administrator, the Bank paid $4,268,593 in dividends to the Parent.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------

NOTE K - REGULATORY RESTRICTIONS (Continued)

Century Bancorp, Inc. paid, after giving effect to the 3 for 1 stock dividend, regular cash dividends totaling $.67 and $.17 per share during the years ended June 30, 1998 and 1997, respectively, and a special nonrecurring return of capital dividend of $10.00 per share during the year ended June 30, 1998.

NOTE L - CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK

The Bank generally originates single-family residential loans within its primary lending area within ten miles of Thomasville, North Carolina. The Bank's underwriting policies require such loans to be made at no greater than 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties.

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

A summary of the contract amount of the Bank's exposure to off-balance sheet risk as of June 30, 1998 is as follows:

    Financial instruments whose contract amounts represent credit risk:

      Commitments to extend credit, mortgage loans                 $2,544,000
      Undisbursed construction loans                                2,413,000
      Undisbursed lines of credit                                     825,000


NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The Company has implemented Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments ("SFAS 107"), which requires disclosure of the estimated fair values of the Company's financial instruments whether or not recognized in the balance sheet, where it is practical to estimate that value. Such instruments include cash and interest-earning balances in other banks, investment securities, loans receivable, accrued interest receivable, stock in the Federal Home Loan Bank of Atlanta, deposit accounts, note payable and commitments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------

NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and Interest-Earning Balances in Other Banks

            The carrying amounts for cash and interest-earning balances in other banks approximate fair value because of the short maturities of those instruments.

         Investment Securities

            Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         Loans Receivable

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

         Note Payable

            The fair value of the note payable is based upon the discounted value using current rates at which borrowings of similar maturity could be obtained.

         Financial Instruments with Off-Balance Sheet Risk

            With regard to financial instruments with off-balance sheet risk discussed in Note L, it is not practicable to estimate the fair value of future financing commitments.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------


NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The carrying amounts and estimated fair values of the Company's financial instruments, none of which are held for trading purposes, are as follows at June 30, 1998 and 1997:

                                                                      1998                                 1997
                                                       ---------------------------------     --------------------------------
                                                          Carrying           Estimated          Carrying          Estimated
                                                           Amount           Fair Value           Amount          Fair Value
                                                       --------------     --------------     --------------    --------------
      Financial assets:
        Cash and interest-bearing balances             $    6,805,682     $    6,805,682     $    4,156,395    $    4,156,395
        Investment securities:
          Available for sale                                7,708,723          7,708,723         20,744,701        20,744,701
          Held to maturity                                 10,216,633         10,325,595         11,060,458        11,101,018
        Loans                                              69,997,493         70,818,000         62,332,801        62,051,000
        Stock in Federal Home Loan Bank of Atlanta            652,600            652,600            586,500           586,500

      Financial liabilities:
        Deposits                                           73,022,971         72,603,000         69,698,673        68,820,000
        Notes payable                                       4,200,000          4,192,000                  -                 -


NOTE N - PARENT COMPANY FINANCIAL DATA

The following is a summary of the condensed financial statements of Century Bancorp, Inc. as of and for the periods ended June 30, 1998 and 1997:

                       Condensed Statements of Operations
   Year Ended June 30, 1998 and Period from December 20, 1996 to June 30, 1997

                                                                                    1998               1997
                                                                              ---------------    ---------------
         Interest income                                                      $       520,743    $       313,117
         Equity in earnings of Home Savings, Inc., SSB                                910,455            727,797
         Interest expense                                                             (66,167)                 -
         Other expenses                                                                (1,324)                 -
         Income taxes                                                                (160,000)          (114,000)
                                                                              ---------------    ---------------
                     Net income                                               $     1,203,707    $       926,914
                                                                              ===============    ===============

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1998 and 1997
--------------------------------------------------------------------------------

NOTE N - PARENT COMPANY FINANCIAL DATA (Continued)



                   Condensed Statements of Financial Condition
                             June 30, 1998 and 1997

                                                                                    1998                1997
                                                                              ----------------   ----------------
         Assets:
            Cash                                                              $        539,904   $        595,908
            Investment securities available for sale                                         -          8,819,705
            Investment in Home Savings, Inc., SSB                                   22,488,508         20,864,250
            Accrued interest receivable                                                      -            241,778
            Other assets                                                                     -              2,705
                                                                              ----------------   ----------------

                                                                              $     23,028,412   $     30,524,346
                                                                              ================   ================

         Liabilities and Stockholders' Equity:
            Liabilities:
               Note payable                                                   $      4,200,000   $              -
               Payable to Home Savings, Inc., SSB                                            -            160,000
               Accounts payable                                                              -             34,579
               Accrued interest payable                                                 66,167                  -
               Income taxes payable                                                     30,572             27,000
                                                                              ----------------   ----------------
                                                                                     4,296,739            221,579
                                                                              ----------------   ----------------
            Stockholders' equity:
               Common stock                                                          9,223,975         19,467,082
               Deferred management recognition plan                                 (1,016,392)                 -
               ESOP note receivable                                                 (1,525,938)        (1,585,150)
               Unearned ESOP compensation                                             (977,580)                 -
               Retained earnings                                                    12,579,161         12,136,999
               Unrealized holding gains                                                448,447            283,836
                                                                              ----------------   ----------------
                                                                                    18,731,673         30,302,767
                                                                              ----------------   ----------------
                                                                              $     23,028,412   $     30,524,346
                                                                              ================   ================

                              CENTURY BANCORP, INC.
                              CORPORATE INFORMATION
--------------------------------------------------------------------------------


                               Executive Officers

                              James G. Hudson, Jr.
                          President, CEO and Treasurer

        Drema A. Michael                                   John E. Todd
Secretary and Assistant Treasurer                         Vice President

                                    Directors

    Henry H. Darr             James G. Hudson, Jr.           John R. Hunnicutt
      President,         President, CEO and Treasurer    President, McThom, Inc.
J.L. Darr & Son, Inc.   of Home Savings and the Company      and McLex, Inc.


     F. Stuart Kennedy                                Milton T. Riley, Jr.
  Chairman of the Board,                              Personal Investments,
     Rex Oil Company                           Retired Partner - Dixon Odom PLLC
                                                 Certified Public Accountants


     Stock Transfer Agent                             Annual Meeting

  Registrar and Transfer Company         The 1998 annual meeting of stockholders
       10 Commerce Street                of Century Bancorp, Inc. will be held
       Cranford, NJ 07016                at 5:00 p.m. on November 17, 1998 at
                                         the Company's corporate office at
                                         22 Winston Street, Thomasville, NC.


     Special Legal Counsel                             Form 10-KSB

   Brooks, Pierce, McLendon,             A copy of Form 10-KSB, including
   Humphrey & Leonard, L.L.P.            financial statements and financial
    2000 Renaissance Plaza               statement schedules, as filed with
    230 North Elm Street                 the Securities and Exchange Commission
    Greensboro, NC 27420                 for the Company's most recent fiscal
                                         year will be furnished without charge
                                         to the Company's stockholders
                                         upon written request to James G.
                                         Hudson, Jr., Century Bancorp,
                                         Inc., P. O. Box 989, Thomasville,
                                         NC 27361.
      Independent Auditors

       Dixon Odom PLLC                             Corporate Office
       6 Turnberry Wood
    Southern Pines, NC 28387                      22 Winston Street
                                                Thomasville, NC 27360

                           Common Stock Information

The Company's stock began trading on December 23, 1996. There are 1,270,869 shares of common stock outstanding which were held by approximately 295 stockholders of record (excluding shares held in street name) on June 30, 1998. The Company's common stock is quoted on the NASDAQ SmallCap Market under the symbol "CENB." The following table reflects the stock trading and dividend payment frequency of the Company for the years ended June 30, 1998 and 1997.

                             CENTURY BANCORP, INC.
                             CORPORATE INFORMATION
--------------------------------------------------------------------------------

                      Common Stock Information (Continued)




                                                            Stock price/(1)/                   Dividends, per share/(2)/
                                                    --------------------------------     ---------------------------------
                                                         High                Low             Regular            Special
                                                    -------------     --------------     --------------     --------------

For the year ended June 30, 1998:

First quarter ending September 30                   $       80.25      $       69.75     $        0.167     $         -
Second quarter ending December 31                   $       85.00      $       80.00     $        0.167     $         -
Third quarter ending March 31                       $      117.00      $       84.75     $        0.167     $         -
Fourth quarter ending June 30/(2)/                  $      110.25      $       15.25     $        0.170     $        30.00

For the year ended June 30, 1997:

First quarter ending September 30                   $        -         $        -        $         -        $         -
Second quarter ending December 31                   $       66.00      $       61.00     $         -        $         -
Third quarter ending March 31                       $       71.00      $       62.00     $         -        $         -
Fourth quarter ending June 30                       $       70.25      $       68.00     $        0.167     $         -




/(1)/ This represents the high and low bid quotations on the NASDAQ SmallCap
      Market for the dates indicated. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not reflect actual sales transactions. Stock prices have not been adjusted for the effect of the three-for-one stock split effected in the form of a stock dividend during the quarter ended June 30, 1998.

/(2)/ Adjusted for the effects of the three-for-one stock dividend.


                                   Disclaimer

This annual report has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.