Form 10KSB40, Exhibit 13
period 1999-06-30
CENTURY BANCORP INC /NC
filed 1999-09-22
CIK 1019055

                             CENTURY BANCORP, INC.

                              1999 Annual Report

Century Bancorp, Inc. and Subsidiary
--------------------------------------------------------------------------------

TABLE OF CONTENTS

                                                              Page No.
                                                              --------
Selected Financial and Other Data............................      1

Report to Stockholders.......................................      2

Management's Discussion and Analysis.........................      3

Independent Auditors' Report.................................     12

Consolidated Financial Statements

 Consolidated Statements of Financial Condition..............     13

 Consolidated Statements of Operations.......................     14

 Consolidated Statements of Stockholders' Equity.............     15

 Consolidated Statements of Cash Flows.......................     16

 Notes to Consolidated Financial Statements..................     18

Corporate Information........................................     41

This annual report to stockholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of Century Bancorp, Inc. and its wholly-owned subsidiary, Home Savings, Inc., SSB, that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in national, regional and local market conditions, legislative and regulatory conditions, an adverse interest rate environment, computer system failures related to the year 2000 and other factors.

Century Bancorp, Inc. and Subsidiary
Selected Financial and Other Data
--------------------------------------------------------------------------------

                                                                At or for the Year Ended June 30,
                                                     -------------------------------------------------------
                                                       1999       1998         1997        1996       1995
                                                     ---------  ---------  ------------  ---------  --------
                                                        (Dollars in thousands, except per share amounts)
Financial Condition Data:
 Total assets                                         $93,709    $96,866    $100,640      $81,304   $75,508
 Investments/(1)/                                      13,499     23,935      35,180       22,823    18,852
 Loans receivable, net                                 75,649     69,997      62,333       55,193    54,020
 Deposits                                              74,300     73,023      69,699       69,669    64,448
 Stockholders' equity                                  17,650     18,732      30,303       11,245    10,640
Operating Data:
 Interest income                                      $ 6,740    $ 7,225    $  6,663      $ 5,869   $ 5,371
 Interest expense                                       3,652      3,709       3,512        3,541     2,788
                                                      -------    -------    --------      -------   -------
  Net interest income                                   3,088      3,516       3,151        2,328     2,583
 Provision for loan losses                                 18         18          17          165       105
                                                      -------    -------    --------      -------   -------
  Net interest income after provision for
  loan losses                                           3,070      3,498       3,134        2,163     2,478
 Noninterest income                                        37         42          47           35        15
 Noninterest expense                                    1,663      1,731       1,507        1,169       979
                                                      -------    -------    --------      -------   -------
  Income before income taxes                            1,444      1,809       1,674        1,029     1,514
 Income tax expense                                       488        605         558          352       593
                                                      -------    -------    --------      -------   -------
  Net income                                          $   956    $ 1,204    $  1,116      $   677   $   921
                                                      =======    =======    ========      =======   =======

Per Common Share Data:
 Net income, basis/(2)(4)/                            $  0.90    $  1.06    $   0.82/(3)/ $     -   $     -
 Net income, diluted/(2)(4)/                             0.90       1.06        0.82/(3)/       -         -
 Regular cash dividends/(4)/                             0.68       0.67        0.17            -         -
 Dividend payment ratio/(5)/                            75.56%     63.27%      20.73%           -         -
 Special return of capital dividend/(4)/              $     -    $ 10.00    $      -            -         -
 Book value per common share/(4)/                     $ 15.57    $ 14.74    $  24.80            -         -

Selected Other Data:
 Return on average assets                                1.02%      1.19%       1.22%        0.86%     1.25%
 Return on average equity                                5.16%      4.51%       5.43%        6.19%     9.15%
 Average equity to average assets                       19.83%     26.40%      22.44%       13.94%    13.68%
 Interest rate spread                                    2.58%      2.26%       2.54%        2.41%     3.10%
 Net yield on average interest-earning assets            3.45%      3.59%       3.56%        3.05%     3.61%
 Average interest-earning assets to average
 interest-bearing liabilities                          121.26%    135.21%     125.89%      113.86%   113.08%
 Ratio of noninterest expense to average total
 assets                                                  1.78%      1.71%       1.64%        1.49%     1.33%
 Nonperforming assets to total assets                    0.25%      0.35%       0.13%        0.76%     1.21%
 Nonperforming loans to total loans                      0.31%      0.47%       0.12%        0.52%     1.56%
 Allowance for loan losses to total loans                0.75%      0.78%       0.88%        0.97%     0.74%
 Allowance for loan losses to nonperforming loans      246.10%    166.82%     423.08%      187.02%    47.68%

/(1)/ Includes interest-earning balances in other banks, FHLB stock and investment securities.

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

In accordance with the Plan of Conversion, Century issued common stock with a value of $20.4 million in the Offering and received proceeds of $19.5 million, net of Conversion costs. Century transferred $9.0 million of the net proceeds to Home Savings for the purchase of all of the outstanding common stock of the Bank. On April 6, 1998, Century paid a special $10.00 per share return of capital dividend, returning to shareholders approximately $12.7 million.

Century has no operations and conducts no business of its own other than owning Home Savings, and lending funds to the Home Savings, Inc., SSB Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate located in the Bank's primary market area within approximately a ten mile radius of Thomasville, North Carolina. On June 30, 1999, approximately 98% of the Bank's net loan portfolio was composed of real estate loans.

Century's principal sources of income are interest payments received from the ESOP with respect to the ESOP loan and dividends paid by the Bank to Century, if any. Revenues of Home Savings are derived primarily from interest on loans. In addition, Home Savings receives interest income from its investment securities and interest-earning deposit balances. The major expenses of Home Savings are interest on deposits and general and administrative expenses such as salaries, employee benefits, federal deposit insurance premiums, data processing expenses and occupancy and related expenses.

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

                     Century Bancorp, Inc. and Subsidiary
                     Management's Discussion and Analysis
--------------------------------------------------------------------------------

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

The Company's one-year interest sensitivity gap as a percentage of total interest-earning assets at June 30, 1999 was a negative 53.78%. At June 30, 1999, the Company's three-year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were a negative 43.15% and a negative 27.66%, respectively.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1999 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts, money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any other interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments

                     Century Bancorp, Inc. and Subsidiary
                     Management's Discussion and Analysis
--------------------------------------------------------------------------------

which will be received throughout the lives of the loans. The interest rate sensitivity of the Company's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                 Terms to Repricing at June 30, 1999
                                                       --------------------------------------------------------
                                                                   More Than   More Than
                                                         1 Year    1 Year to   3 Years to   More Than
                                                         or Less    3 Years     5 Years      5 Years     Total
                                                       ---------   ---------   ----------   ---------   -------
                                                                        (Dollars in Thousands)
INTEREST-EARNING ASSETS
 Loans receivable:
  Adjustable rate residential 1-4 family               $  4,793    $      -     $      -     $     -   $ 4,793
  Fixed rate residential 1-4 family                       7,592      12,881       10,352      27,763    58,588
  Other secured - real estate - fixed                       207         470          555       2,027     3,259
  Other secured - real estate - adjustable                3,876          12            8       4,225     8,121
  Other loans                                               744         712            -           -     1,456
                                                       --------    --------     --------     -------   -------

   Total loans receivable                                17,212      14,075       10,915      34,015    76,217

 Interest-earnings balances in other banks                  265           -            -           -       265
 Investments                                              2,017       3,015        2,990       4,538    12,560
 FHLB common stock/(1)/                                       -           -            -         674       674
                                                       --------    --------     --------     -------   -------

   Total interest-earning assets                       $ 19,494    $ 17,090     $ 13,905     $39,227   $89,716
                                                       ========    ========     ========     =======   =======

INTEREST-BEARING LIABILITIES
 Deposits:
  Passbook and statement accounts                      $  5,367    $      -     $      -     $     -   $ 5,367
  NOW and money market checking accounts                 15,403           -            -           -    15,403
  Noninterest-bearing accounts                              319           -            -           -       319
  Certificate accounts                                   45,651       7,560            -           -    53,211
                                                       --------    --------     --------     -------   -------
                                                         66,740       7,560            -           -    74,300
 Note payable                                             1,000           -            -           -     1,000
                                                       --------    --------     --------     -------   -------

   Total interest-bearing liabilities                  $ 67,740    $  7,560     $      -     $     -   $75,300
                                                       ========    ========     ========     =======   =======

INTEREST SENSITIVITY GAP PER PERIOD                    $(48,246)   $  9,530     $ 13,905     $39,227   $14,416

CUMULATIVE INTEREST SENSITIVITY GAP                    $(48,246)   $(38,716)    $(24,811)    $14,416   $14,416

CUMULATIVE GAP AS A PERCENTAGE OF TOTAL
 INTEREST-EARNING ASSETS                                 (53.78)%    (43.15)%     (27.66)%     16.07%    16.07%

CUMULATIVE INTEREST-EARNING ASSETS AS A
 PERCENTAGE OF TOTAL INTEREST-BEARING
 LIABILITIES                                              28.78%      48.58%       67.05%     119.14%   119.14%

/(1)/ Nonmarketable equity security; substantially all required to be maintained and assumed to mature in periods greater than 5 years.

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

                     Century Bancorp, Inc. and Subsidiary
                     Management's Discussion and Analysis
--------------------------------------------------------------------------------

                              Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended June 30, 1999 and 1998. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Nonaccruing loans were included in the computation of average balances.

                                                   Year Ended June 30, 1999      Year Ended June 30, 1998
                                                 ----------------------------  -----------------------------
                                                 Average             Average    Average             Average
                                                 Balance   Interest    Rate     Balance   Interest    Rate
                                                 --------  --------  --------  ---------  --------  --------
                                                                   (Dollars in Thousands)
Interest-earning assets:
 Interest-earning balances                       $ 1,444     $   85     5.89%  $  3,125     $  182     5.82%
 Investments                                      15,685        996     6.35%    28,493      1,730     6.07%
 Loans                                            72,429      5,659     7.81%    66,213      5,313     8.02%
                                                 -------     ------     ----   --------     ------     ----

   Total interest-earning assets                  89,558      6,740     7.53%    97,831      7,225     7.39%

Other assets                                       3,791                          3,192
                                                 -------                       --------

   Total assets                                  $93,349                       $101,023
                                                 =======                       ========

Interest-bearing liabilities:
 Deposits                                        $73,275      3,626     4.95%  $ 71,316      3,643     5.11%
 Borrowings                                          583         26     4.46%     1,038         66     6.36%
                                                 -------     ------     ----   --------     ------     ----

   Total interest-bearing liabilities             73,858      3,652     4.94%    72,354      3,709     5.13%
                                                             ------                         ------

Other liabilities                                    981                          1,994
Stockholders' equity                              18,510                         26,675
                                                 -------                       --------

   Total liabilities and stockholders' equity    $93,349                       $101,023
                                                 =======                       ========

Net interest income and interest rate spread                 $3,088     2.58%               $3,516     2.26%
                                                             ======     ====                ======     ====

Net yield on average interest-earning assets                            3.45%                          3.59%
                                                                        ====                           ====

Ratio of average interest-earning assets to
 average interest-bearing liabilities             121.26%                        135.21%
                                                 =======                       ========

                     Century Bancorp, Inc. and Subsidiary
                     Management's Discussion and Analysis
--------------------------------------------------------------------------------

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

                                       Year Ended June 30, 1999 vs. 1998
                                      ------------------------------------
                                           Increase (Decrease) Due To
                                      ------------------------------------
                                         Volume        Rate       Total
                                      ------------  ----------  ----------
                                             (Dollars in Thousands)
     Interest income:
      Interest-bearing balances             $ (99)      $   2       $ (97)
      Investments                            (817)         83        (734)
      Loans                                   481        (135)        346
                                            -----       -----       -----

            Total interest income            (435)        (50)       (485)
                                            -----       -----       -----

     Interest expense:
      Deposits                                123        (140)        (17)
      Borrowings                              (24)        (16)        (40)
                                            -----       -----       -----

            Total interest expense             99        (156)        (57)
                                            -----       -----       -----

     Net interest income                    $(336)      $(206)      $(542)
                                            =====       =====       =====

          Comparison of Financial Condition at June 30, 1999 and 1998

Consolidated total assets decreased by $3.2 million during the year ended June 30, 1999, from $96.9 million at June 30, 1998 to $93.7 million at June 30, 1999.
This decrease resulted principally from the use of liquid assets to repay on July 2, 1998 borrowings of $4.2 million that had been outstanding as of the beginning of the current year. The borrowings had been obtained during the second calendar quarter of 1998 to provide funding for payment on April 6, 1998 of a special $10.00 per share return of capital dividend which aggregated $12.7 million. In addition, during the current year the Company implemented a stock repurchase plan under which 137,400 shares of common stock were reacquired for an aggregate cost of $1.9 million.

During the year, reductions of $5.1 million and $4.6 million, respectively, in interest-bearing balances in other banks and investment securities held to maturity, together with proceeds from FHLB advances of $1.0 million and an increase of $1.3 million in customer deposits, were the principal sources of funding for the repayment of borrowings and stock repurchases discussed above, and for an increase of $5.6 million in loans receivable, which grew from $70.0 million at June 30, 1998 to $75.6 million at June 30, 1999.

                     Century Bancorp, Inc. and Subsidiary
                     Management's Discussion and Analysis
--------------------------------------------------------------------------------

Total stockholders' equity was $17.7 million at June 30, 1999 as compared with $18.7 million at June 30, 1998, a decrease of $1.1 million that resulted from net income of $957,000 for the year, an increase of $62,000 in unrealized holding gains on available for sale investment securities, amortization of unearned ESOP and MRP compensation of $530,000, and the repurchase of common shares described above, while the regular quarterly dividends aggregated $742,000 or $.68 per share. At June 30, 1999, both the Holding Company and the Bank continued to significantly exceed all applicable regulatory capital requirements.

                                 Asset Quality

Non-performing assets include non-accrual loans, accruing loans contractually past due 90 days or more, restructured loans, foreclosed real estate and other real estate under contract for sale. Loans are placed on non-accrual when management has concerns relating to the ability to collect the loan principal and interest, and when such loans are 90 days or more past due. While non-performing assets represent potential losses to the Company, management does not anticipate any aggregate material losses since most loans are believed to be adequately secured. Management believes the allowance for loan losses is sufficient to absorb known risks in the portfolio. However, no assurance can be given that economic conditions will not adversely affect borrowers and result in increased losses. The following table summarizes non-performing assets by type at the dates indicated. Other than the amounts listed, there were no other loans that (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources or (ii) represent material credits about which management has information that causes them to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                                                       At June 30,
                                                       ------------
                                                       1999   1998
                                                       -----  -----
Non-performing assets
  Non-accrual loans                                    $ 231    330
  Loans past due 90 days or more and still accruing        -      -
  Other real estate                                        -      8
  Renegotiated troubled debt                               -      -
                                                       -----  -----

          Total non-performing assets                  $ 231  $ 338
                                                       =====  =====

Comparison of Results of Operations for the Years Ended June 30, 1999 and 1998

Net Income. Net income for the year ended June 30, 1999 was $956,000 or $.90 per share, as compared with net income of $1.2 million, or $.1.06 per share, for the year ended June 30, 1998, a decrease of $247,000 or $.16 per share. This decrease in net income and earnings per share resulted primarily from a decrease in net interest income that was partially offset by a decrease in general and administrative expenses.

Net Interest Income. Net interest income was $3.1 million for the year ended June 30, 1999 as compared with $3.5 million for the year ended June 30, 1998, a decrease of $429,000. This reduction occurred as a result of the payment in April of 1998 of a special dividend aggregating $12.7 million. Principally as a result of this special dividend, average interest-earning assets net of average interest-bearing liabilities for the year ended June 30, 1999 were approximately $9.8 lower than during the year ended June 30, 1998.

                     Century Bancorp, Inc. and Subsidiary
                     Management's Discussion and Analysis
--------------------------------------------------------------------------------

Provision for Loan Losses. The provision for loan losses was $18,000 for each of the years ended June 30, 1999 and 1998. There were no loan charge-offs during year ended June 30, 1999, as compared with net charge-offs of $18,000 for the year ended June 30, 1998. Non-accrual loans aggregated $231,000 at June 30, 1999, while the allowance for loan losses totaled $568,000 at that date.

General and Administrative Expenses. General and administrative expenses decreased by $69,000 for the year ended June 30, 1999 as decreases of $113,000 and $18,000, respectively in personnel costs and provision for loss on foreclosed real estate, respectively, were only partially offset by increases of $37,000 and $33,000, respectively, in data processing expenses and other expenses. The decrease in personnel costs relates principally to a reduction of $109,000 in costs associated with the Company's Management Recognition Plan, while the increase in data processing expenses represents additional costs associated with the Company's Year 2000 compliance program.

Provision for Income Taxes. The provision for income taxes, as a percentage of income before income taxes, was 33.8% and 33.4% for the years ended June 30, 1999 and 1998, respectively.

                        Liquidity and Capital Resources

Century paid regular cash dividends of $.68 a share during the year ended June 30, 1999. Although Century Bancorp anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, regulatory restrictions and other factors.

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

As of June 30, 1999, liquid assets (cash and marketable investment securities) were approximately $16.1 million, which represents 21.7% of deposits. As a North Carolina-chartered savings bank, Home Savings is required to maintain liquid assets equal to at least 10% of its total assets. For purposes of this requirement, liquid assets consist of cash and readily marketable investment securities. At June 30, 1999, this liquidity ratio, based on North Carolina regulations, was 11.9%. Management considers current liquidity levels to be adequate to meet Home Savings' foreseeable needs.

At June 30, 1999, outstanding mortgage loan commitments were $2.9 million, available line-of-credit balances were $1.1 million, and the undisbursed portion of construction loans was $3.1 million. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations.

                     Century Bancorp, Inc. and Subsidiary
                     Management's Discussion and Analysis
--------------------------------------------------------------------------------

Under federal capital regulations, Home Savings must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Home Savings' financial statements. At June 30, 1999, Home Savings exceeded all such requirements.

                              Regulatory Matters

Management is not aware of any known trends, events, uncertainties or current recommendations by regulatory authorities that will have or that are reasonably likely to have a material effect on the Company's liquidity, capital resources, or other operations.

                    Impact of Inflation and Changing Prices

The financial statements and notes thereto presented in this report have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                      Impact of New Accounting Standards

FASB Statement on Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, this Statement was amended by SFAS No. 137 to defer the effective date to fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the statement of financial condition and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged.
Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management anticipates that the statement will have no material effect on the Company's consolidated financial statements.

                     Century Bancorp, Inc. and Subsidiary
                     Management's Discussion and Analysis
--------------------------------------------------------------------------------

                          Year 2000 Compliance Issues

All levels of the Company's management and its Board of Directors are aware of the issues presented by the Year 2000 century change and the serious effects it may have on the Company and its customers. In May 1998, the Federal Financial Institutions Examination Council ("FFIEC") issued an Interagency Statement, "Year 2000 Project Management Awareness", to emphasize the critical issues that need to be addressed to implement an effective Year 2000 project management plan. The FFIEC Statement identifies five phases of the Year 2000 project management process. The Company has formed a Year 2000 project team, consisting of senior officers within the Company's operations, information systems, financial and management areas, to ensure that the Company will be Year 2000 compliant. Although the Company relies entirely upon outside vendors and service providers for its computer hardware and software and its security and communications equipment, all date sensitive systems are being evaluated for Year 2000 compliance. During 1998, the Company completed upgrading and testing of systems that have been identified as critical to conducting its banking business. Testing of systems with lower priorities was completed in early 1999. The Company has also developed contingency plans for its computer processes, including the use of alternative systems and the manual processing of certain critical operations. In addition, the Company is undertaking efforts to ensure that significant vendor and customer relationships are or will be Year 2000 compliant. There can be no guarantee that the systems of other entities on which the Company either directly or indirectly relies will be timely converted, or otherwise function properly, or that a conversion or systems failure by another entity, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company in future periods. However, the Company's management believes that all of its systems will be verified Year 2000 compliant and that the Company will be able to process without any material interruption into the next millennium. The Company estimates that its total Year 2000 compliance costs will aggregate approximately $28,000, including capital expenditures of approximately $5,000 and other expenses of approximately $23,000 that have been or will be charged to operations. In addition to the estimated costs of its Year 2000 compliance, the Company routinely makes annual investments in technology in its efforts to improve customer service and to efficiently manage its product and service delivery systems.

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Century Bancorp, Inc.
Thomasville, North Carolina


We have audited the accompanying consolidated statements of financial condition of Century Bancorp, Inc. and subsidiary as of June 30, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Century Bancorp, Inc. and subsidiary at June 30, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


Dixon Odom PLLC
Sanford, North Carolina
July 29, 1999

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
June 30, 1999 and 1998
--------------------------------------------------------------------------------

ASSETS                                                                                    1999                 1998
                                                                                    ----------------     -----------------
Cash on hand and in banks                                                           $      3,273,308     $       1,449,725
Interest-earning balances in other banks                                                     264,846             5,355,957
Investment securities available for sale, at fair value
  (amortized cost of $6,151,157 and $6,971,897 at June 30,
  1999 and 1998, respectively) (Note B)                                                    6,989,327             7,708,723
Investment securities held to maturity, at amortized cost (fair value of $5,590,565 and $10,325,595 at June 30, 1999
  and 1998, respectively) (Note B)                                                         5,571,204            10,216,633
Loans receivable, net (Note C)                                                            75,649,487            69,997,493
Accrued interest receivable                                                                  479,881               545,189
Premises and equipment, net (Note D)                                                         647,554               687,295
Stock in the Federal Home Loan Bank of Atlanta, at cost                                      673,500               652,600
Foreclosed real estate                                                                             -                 7,500
Other assets                                                                                 159,956               244,601
                                                                                    ----------------     -----------------

                                                                                    $     93,709,063     $      96,865,716
                                                                                    ================     =================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposit accounts (Note G)                                                        $     74,300,223     $      73,022,971
   Note payable (Note F)                                                                           -             4,200,000
   Advances from Federal Home Loan Bank (Note F)                                           1,000,000                     -
   Accrued interest payable                                                                   98,321               151,578
   Advance payment by borrowers for property taxes and insurance                             204,606               171,140
   Deferred income taxes (Note J)                                                            159,607               184,995
   Accrued expenses and other liabilities                                                    296,257               403,359
                                                                                    ----------------     -----------------
                                                              TOTAL LIABILITIES           76,059,014            78,134,043
                                                                                    ----------------     -----------------

Commitments and contingencies (Notes C and K)

STOCKHOLDERS' EQUITY (Note K)
   Preferred stock, no par value, 5,000,000 shares
      authorized, no shares issued and outstanding                                                 -                     -
   Common stock, no par value, 20,000,000 shares
      authorized: 1,133,469 and 1,270,869 issued and
      outstanding at June 30, 1999 and 1998, respectively                                  8,373,418             9,223,975
   Deferred management recognition plan (Note H)                                            (689,656)           (1,016,392)
   ESOP note receivable                                                                   (1,352,494)           (1,525,938)
   Unearned ESOP compensation (Note H)                                                      (910,763)             (977,580)
   Retained earnings, substantially restricted                                            11,719,396            12,579,161
   Accumulated other comprehensive income                                                    510,148               448,447
                                                                                    ----------------     -----------------
                                                     TOTAL STOCKHOLDERS' EQUITY           17,650,049            18,731,673
                                                                                    ----------------     -----------------
                                                          TOTAL LIABILITIES AND
                                                           STOCKHOLDERS' EQUITY     $     93,709,063     $      96,865,716
                                                                                    ================     =================

See accompanying notes.

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended June 30, 1999 and 1998
--------------------------------------------------------------------------------

                                                                         1999           1998
                                                                      -----------   ------------
INTEREST INCOME
  Loans                                                              $ 5,658,916   $  5,312,884
  Investments and deposits in other banks                              1,080,754      1,912,550
                                                                     -----------   ------------

                                             TOTAL INTEREST INCOME     6,739,670      7,225,434
                                                                     -----------   ------------

INTEREST EXPENSE
  Deposit accounts (Note G)                                            3,625,547      3,642,529
  Borrowings                                                              26,159         66,167
                                                                     -----------   ------------

                                            TOTAL INTEREST EXPENSE     3,651,706      3,708,696
                                                                     -----------   ------------

                                               NET INTEREST INCOME     3,087,964      3,516,738

PROVISION FOR LOAN LOSSES (Note C)                                        18,000         18,000
                                                                     -----------   ------------

                                         NET INTEREST INCOME AFTER
                                         PROVISION FOR LOAN LOSSES     3,069,964      3,498,738
                                                                     -----------   ------------

OTHER INCOME (EXPENSES)
  Service charges and other fees                                          38,838         29,420
  Gain on sale of investments                                                  -         11,628
  Loss on sale of foreclosed real estate                                    (412)        (1,077)
  Other                                                                     (856)         1,826
                                                                     -----------   ------------
                                                                          37,570         41,797
                                                                     -----------   ------------

GENERAL AND ADMINISTRATIVE
 EXPENSES
  Compensation and benefits                                            1,068,082      1,180,645
  Occupancy                                                               85,178         89,517
  Data processing expenses                                               150,420        113,348
  Federal deposit
   insurance premiums                                                     39,766         43,860
  Provision for loss on
   foreclosed real estate                                                      -         17,500
  Other expenses                                                         319,750        286,958
                                                                     -----------   ------------

                                                 TOTAL GENERAL AND
                                           ADMINISTRATIVE EXPENSES     1,663,196      1,731,828
                                                                     -----------   ------------

                                        INCOME BEFORE INCOME TAXES     1,444,338      1,808,707

INCOME TAXES (Note J)                                                    488,051        605,000
                                                                     -----------   ------------

                                                        NET INCOME   $   956,287   $  1,203,707
                                                                     ===========   ============

EARNINGS PER COMMON SHARE (Note A)
  Basic and diluted                                                  $       .90   $       1.06
                                                                     ===========   ============
  Weighted average shares outstanding                                  1,068,192      1,136,778
                                                                     ===========   ============

DIVIDENDS PER COMMON SHARE
 (Note A)
  Regular dividends per common share                                 $       .68   $        .67
                                                                     ===========   ============
  Special return of capital dividend per common share                $         -   $      10.00
                                                                     ===========   ============

See accompanying notes.

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended June 30, 1999 and 1998
--------------------------------------------------------------------------------

                                                       Deferred                                                 Accumulated
                                                      management       ESOP         Unearned                       other
                                  Common stock        recognition      note           ESOP        Retained     comprehensive
                                  ------------
                              Shares       Amount        plan       receivable    compensation    earnings        income
                             ---------   -----------  -----------   -----------   ------------   -----------   -------------
Balance at June 30, 1997       407,330  $ 19,467,082  $         -   $(1,585,150)  $          -   $12,136,999    $    283,836

Comprehensive income:
 Net income                          -             -            -             -              -     1,203,707               -
 Change in net unrealized
  gain (loss) on
  securities available
  for sale, net of
  reclassification
  adjustment and
  income
  taxes of $105,753                  -             -            -             -              -             -         164,611

         Total comprehensive
         income

Cash dividends paid                  -             -            -             -              -      (761,545)              -

Return of capital dividend           -   (11,731,110)           -             -       (977,580)            -               -

Adoption of deferred
 management
 recognition plan               16,293     1,452,114   (1,452,114)            -              -             -               -

Vesting of deferred
 management recognition
 plan                                -             -      435,722             -              -             -               -

Release of ESOP shares               -        35,889            -        59,212              -             -               -

Three-for-one stock
 dividend                      847,246             -            -             -              -             -               -
                             ---------  ------------  -----------   -----------   ------------   -----------   -------------

Balance at June 30, 1998     1,270,869     9,223,975   (1,016,392)   (1,525,938)      (977,580)   12,579,161         448,447

Comprehensive income:
 Net income                          -             -            -             -              -       956,287               -
 Change in net unrealized
  gain (loss) on
  securities available
  for sale, net of
  reclassification
  adjustment and
  income
  taxes of $39,643                   -             -            -             -              -             -          61,701

         Total comprehensive
         income                      -             -            -             -              -             -               -


Cash dividends paid                  -             -            -             -              -      (742,133)              -

Vesting of deferred
 management recognition
 plan                                -             -      326,736             -              -             -               -

Release of ESOP shares               -       (37,177)           -       173,444         66,817             -               -

Repurchase of common shares   (137,400)     (813,380)           -             -              -    (1,073,919)              -
                             ---------  ------------  -----------   -----------   ------------   -----------   -------------

Balance at June 30, 1999     1,133,469  $  8,373,418  $  (689,656)  $(1,352,494)  $   (910,763)  $11,719,396        $510,148
                             =========  ============  ===========   ===========   ============   ===========   =============

                                     Total
                                 stockholders'
                                    equity
                                 -------------
Balance at June 30, 1997         $  30,302,767

Comprehensive income:
 Net income                          1,203,707
 Change in net unrealized
  gain (loss) on
  securities available
  for sale, net of
  reclassification
  adjustment and
  income
  taxes of $105,753                    164,611
                                 -------------
         Total comprehensive
         income                      1,368,318
                                 -------------

Cash dividends paid                   (761,545)

Return of capital dividend         (12,708,690)

Adoption of deferred
 management
 recognition plan                            -

Vesting of deferred
 management recognition
 plan                                  435,722

Release of ESOP shares                  95,101

Three-for-one stock
 dividend                                    -
                                 -------------

Balance at June 30, 1998            18,731,673

Comprehensive income:
 Net income                            956,287
 Change in net unrealized
  gain (loss) on
  securities available
  for sale, net of
  reclassification
  adjustment and
  income
  taxes of $39,643                      61,701
                                 -------------
       Total comprehensive
        income                       1,017,988
                                 -------------

Cash dividends paid                   (742,133)

Vesting of deferred
 management recognition
 plan                                  326,736

Release of ESOP shares                 203,084

Repurchase of common shares         (1,887,299)
                                 -------------

Balance at June 30, 1999         $  17,650,049
                                 =============

See accompanying notes.

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1999 and 1998
--------------------------------------------------------------------------------

                                                                              1999           1998
                                                                           -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                               $   956,287    $ 1,203,707
  Adjustments to reconcile net income to net cash provided
   by operating activities:
   Depreciation                                                                 48,432         48,526
   Deferred income taxes                                                       (65,031)       (49,000)
   Deferred compensation                                                        22,000         22,000
   Amortization of discounts and premiums on securities                          5,005        (88,650)
   Provision for loan losses                                                    18,000         18,000
   Provision for loss on foreclosed real estate                                      -         17,500
   ESOP contribution expense                                                   203,084         95,101
   Vesting of deferred management recognition plan                             326,736        435,722
   Gain on sale of investment securities                                             -        (11,628)
   Loss on sale of real estate acquired in foreclosure                             412          1,077
   Change in assets and liabilities
     Decrease in accrued interest receivable                                    65,308        295,314
     (Increase) decrease in other assets                                        84,645        (88,260)
     Increase (decrease) in accrued interest payable                           (53,257)        43,891
     Increase (decrease) in accrued expense and other liabilities             (129,101)       104,769
                                                                           -----------    -----------

                                                  NET CASH PROVIDED BY
                                                  OPERATING ACTIVITIES       1,482,520      2,048,069
                                                                           -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of:
   Available for sale investment securities                                   (505,150)    (8,846,351)
   Held to maturity investment securities                                     (500,000)    (3,095,650)
  Proceeds from maturities and calls of:
   Available for sale investment securities                                  1,303,652     20,730,818
   Held to maturity investment securities                                    5,162,662      3,950,000
  Proceeds from sales of available for sale investment securities                    -      1,511,628
  Purchases of FHLB stock                                                      (20,900)       (66,100)
  Net increase in loans                                                     (5,669,994)    (7,682,692)
  Purchases of property and equipment                                           (8,691)       (26,700)
  Proceeds from sale of real estate acquired in settlement of loans              7,088         26,925
                                                                           -----------    -----------

                                              NET CASH PROVIDED (USED)
                                              BY INVESTING ACTIVITIES         (231,333)     6,501,878
                                                                           -----------    -----------

See accompanying notes.

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1999 and 1998
--------------------------------------------------------------------------------

                                                                     1999            1998
                                                                 ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand deposits                                $    310,193    $  1,540,839
  Net increase in certificate accounts                                967,059       1,783,459
  Increase in advances from borrowers for property
   taxes and insurance                                                 33,466          45,277
  Proceeds from note payable                                       (4,200,000)      4,200,000
  Net increase in advances from FHLB                                1,000,000               -
  Repurchase of common stock                                       (1,887,300)              -
  Regular cash dividends paid                                        (742,133)       (761,545)
  Special return of capital dividend                                        -     (12,708,690)
                                                                 ------------    ------------

                                             NET CASH USED BY
                                         FINANCING ACTIVITIES      (4,518,715)     (5,900,660)
                                                                 ------------    ------------

                              NET INCREASE (DECREASE) IN CASH
                                         AND CASH EQUIVALENTS      (3,267,528)      2,649,287

CASH AND CASH EQUIVALENTS, BEGINNING                                6,805,682       4,156,395
                                                                 ------------    ------------

                                                CASH AND CASH
                                          EQUIVALENTS, ENDING    $  3,538,154    $  6,805,682
                                                                 ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
   Interest                                                      $  3,704,963    $  3,664,805
                                                                 ============    ============
   Income taxes                                                  $    458,300    $    580,418
                                                                 ============    ============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
  Unrealized gain on investment securities available
   for sale, net of deferred income taxes                        $     61,701    $    164,611
                                                                 ============    ============

  Adoption of deferred management recognition plan               $          -    $  1,452,114
                                                                 ============    ============

See accompanying notes.

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1999 and 1998
--------------------------------------------------------------------------------


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

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1999 and 1998
--------------------------------------------------------------------------------


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates (Continued)
----------------

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

Cash and Cash Equivalents
-------------------------

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand and in banks and interest-earning balances in other banks.

Investment Securities
---------------------

The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. There were no trading securities at June 30, 1999 or 1998. Securities held to maturity are those securities for which the Bank has the ability and intent to hold to maturity. All other securities are classified as available for sale.

Available for sale securities consist of investment securities not classified as trading securities or held to maturity securities and are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported in other comprehensive income until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders' equity.

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

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1999 and 1998
--------------------------------------------------------------------------------


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

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1999 and 1998
--------------------------------------------------------------------------------


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

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1999 and 1998
--------------------------------------------------------------------------------


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)
------------

A deferred tax liability is not recognized for portions of the allowance for loan losses for income tax purposes in excess of the financial statement balance, as described in Note J. Such a deferred tax liability will only be recognized when it becomes apparent that those temporary differences will reverse in the foreseeable future.

Stock Compensation Plans
------------------------

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and, under Opinion No. 25, no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

Earnings Per Common Share
-------------------------

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and unvested shares in the Management Recognition Plan and are determined using the treasury stock method. All potential common shares were anti-dilutive for the years ended June 30, 1999 and 1998, therefore, basic and diluted earnings per share were the same number in each year.

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

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1999 and 1998
--------------------------------------------------------------------------------


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income
--------------------

The Company adopted SFAS 130, Reporting Comprehensive Income, as of July 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The Adoption of SFAS 130 had no effect on the Company's net income or shareholders' equity.

Recent Accounting Pronouncement
-------------------------------

FASB Statement on Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, this Statement was amended by SFAS No. 137 to defer the effective date to fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the statement of financial condition and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged.
Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management anticipates that the statement will have no material effect on the Company's consolidated financial statements.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
--------------------------------------------------------------------------------


NOTE B - INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:

                                                                        June 30, 1999
                                                     ---------------------------------------------------
                                                        Gross         Gross        Gross
                                                      Amortized    Unrealized    Unrealized     Fair
                                                        Cost          Gains        Losses       Value
                                                     -----------  -------------  ----------  -----------
Securities available for sale:
 U. S. government securities and obligations
 of U. S. government agencies                        $ 2,504,146       $ 13,042     $ 1,523  $ 2,515,665
 Mortgage-backed securities                            1,642,148          1,773      19,720    1,624,201
 Municipal bonds                                       1,985,261         12,596       9,776    1,988,081
 Equity securities                                        19,602        841,778           -      861,380
                                                     -----------       --------  ----------  -----------

                                                     $ 6,151,157       $869,189     $31,019  $ 6,989,327
                                                     ===========       ========  ==========  ===========

Securities held to maturity:
 U. S. government securities and obligations
 of U. S. government agencies                        $ 5,079,584       $  9,691     $31,028  $ 5,058,247
 Municipal bonds                                         491,620         40,698           -      532,318
                                                     -----------       --------  ----------  -----------

                                                     $ 5,571,204       $ 50,389     $31,028  $ 5,590,565
                                                     ===========       ========  ==========  ===========

                                                                      June 30, 1998
                                                     ---------------------------------------------------
                                                        Gross         Gross        Gross
                                                      Amortized    Unrealized    Unrealized     Fair
                                                        Cost          Gains        Losses       Value
                                                     -----------  -------------  ----------  -----------
Securities available for sale:
 U. S. government securities and obligations
 of U. S. government agencies                        $ 3,376,213       $ 30,361     $     -  $ 3,406,574
 Mortgage-backed securities                            2,254,645          4,343           -    2,258,988
 Municipal bonds                                       1,326,587         21,924           -    1,348,511
 Equity securities                                        14,452        680,198           -      694,650
                                                     -----------       --------  ----------  -----------

                                                     $ 6,971,897       $736,826     $     -  $ 7,708,723
                                                     ===========       ========  ==========  ===========

Securities held to maturity:
 U. S. government securities and obligations
 of U. S. government agencies                        $ 9,728,827       $ 52,880     $     -  $ 9,781,707
 Municipal bonds                                         487,806         56,082           -      543,888
                                                     -----------       --------  ----------  -----------

                                                     $10,216,633       $108,962     $     -  $10,325,595
                                                     ===========       ========  ==========  ===========

There were no realized gains or losses on sales of available for sale securities during the year ended June 30, 1999. The gross realized gains and gross realized losses on sales of available for sale securities were $16,539 and $4,911, respectively, during the year ended June 30, 1998.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
--------------------------------------------------------------------------------


NOTE B - INVESTMENT SECURITIES (Continued)

The amortized cost and fair values of securities at June 30, 1999 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                Securities Available for Sale      Securities Held to Maturity
                                               -----------------------------      -----------------------------
                                                 Amortized          Fair            Amortized         Fair
                                                    Cost           Value               Cost          Value
                                               --------------  -------------      -------------  --------------
     Due within one year                       $  2,004,146    $   2,017,188      $          -   $           -
     Due after one year through five years        1,615,502        1,612,895         4,391,989       4,376,339
     Due after five years through ten years       2,364,873        2,344,513         1,179,215       1,214,226
     Due after ten years                            166,636        1,014,731                 -               -
                                               ------------    -------------      ------------   -------------

                                               $  6,151,157    $   6,989,327      $  5,571,204   $   5,590,565
                                               ============    =============      ============   =============

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

Securities with a carrying value of $2,800,000 and $4,297,213 and a fair value of $2,790,689 and $4,310,846 at June 30, 1999 and 1998, respectively, were pledged to secure public monies on deposit as required by law.

The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the Company's investment portfolio at June 30, 1999. FHLB and FHLMC common stock, nonmarketable equity securities, substantially all of which are required to be maintained, are assumed to mature in periods greater than ten years.

                                                                       Carrying Value
                                             ---------------------------------------------------------------
                                                               After One    After Five
                                                One Year     Year Through  Years Through    After
                                                or Less       Five Years     Ten Years    Ten Years   Total
                                             --------------  ------------  -------------  ---------  -------
                                                                     (In Thousands)
Securities available for sale
 U. S. government and agency securities      $        2,017  $          -  $         499  $       -  $ 2,516
 Mortgage-backed securities                               -           329          1,295          -    1,624
 Municipal bonds                                          -         1,284            551        153    1,988
 FHLMC stock and equity securities                        -             -              -        861      861

Securities held to maturity:
 U. S. government and agency securities                   -         4,292            787          -    5,079
 Municipal bonds                                          -           100            392          -      492

Other investments:
 Interest-earning balances in other banks               265             -              -          -      265
 Federal Home Loan Bank stock                             -             -              -        674      674
                                             --------------  ------------  -------------  ---------  -------

                                             $        2,282  $      6,005  $       3,524  $   1,688  $13,499
                                             ==============  ============  =============  =========  =======

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
--------------------------------------------------------------------------------


NOTE B - INVESTMENT SECURITIES (Continued)

                                                                        Average Value
                                              -------------------------------------------------------------------
                                                           After One      After Five
                                              One Year   Year Through   Years Through      After
                                               or Less    Five Years      Ten Years      Ten Years       Total
                                              ---------  -------------  --------------  ------------  -----------
                                                                        (In Thousands)
Securities available for sale
 U. S. government and agency securities           6.46%             -%           5.93%            -%        6.36%
 Mortgage-backed securities                          -%          5.74%           6.57%            -%        6.40%
 Municipal bonds                                     -%          4.85%           4.37%         5.60%        4.77%
 FHLMC stock and equity securities                   -%             -%              -%          .88%         .88%

Securities held to maturity:
 U. S. government and agency securities              -%          6.37%           6.11%            -%        6.33%
 Municipal bonds                                     -%          4.30%           6.20%            -%        5.84%

Other investments:
 Interest-earning balances in other banks         5.75%             -%              -%            -%        5.75%
 Federal Home Loan Bank stock                        -%             -%              -%         7.50%        7.50%

 Weighted average                                 6.38%          5.98%           5.99%         3.95%        5.79%

NOTE C - LOANS RECEIVABLE

Loans receivable consist of the following:

                                                                   1999                         1998
                                                         --------------------------   ----------------------------
                                                                       Percentage                     Percentage
                                                           Amount       of Total         Amount        of Total
                                                         -----------  --------------  ------------  --------------
  Type of loan:
   Real estate loans:
    One-to-four family residential                       $ 62,045,292      82.02%      $ 56,753,361        81.08%
    Multi-family residential and
     commercial                                             7,936,702      10.49          9,026,127        12.89
    Construction                                            6,846,845       9.05          4,709,350         6.73
    Home equity lines of credit                             1,171,779       1.55          1,230,152         1.76
                                                         ------------   --------       ------------    ---------
      Total real estate loans                              78,000,618     103.11         71,718,990       102.46
                                                         ------------   --------       ------------    ---------
   Other loans:
    Consumer loans                                          1,582,414       2.09          1,412,902         2.01
    Loans secured by deposits                                 227,937       0.30            220,934         0.32
                                                         ------------   --------       ------------    ---------
      Total other loans                                     1,810,351       2.39          1,633,836         2.33
                                                         ------------   --------       ------------    ---------
      Total loans                                          79,810,969     105.50         73,352,826       104.79
  Less:
   Construction loans in process                            3,149,073       4.16          2,412,740         3.45
   Net deferred loan fees                                     443,911       0.59            392,095         0.56
   Allowance for loan losses                                  568,498       0.75            550,498         0.78
                                                         ------------   --------       ------------    ---------
                                                         $ 75,649,487     100.00%      $ 69,997,493       100.00%
                                                         ============   ========       ============    =========

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
--------------------------------------------------------------------------------


NOTE C - LOANS RECEIVABLE (Continued)

The allowance for loan losses is summarized as follows:

                                            1999          1998
                                         ----------   ----------

     Balance at beginning of year        $  550,498   $  549,998
                                         ----------   ----------
      Loans charged off:
        Real estate                               -      (17,500)
        Other                                     -            -
                                         ----------   ----------
           Total loans charged off                -      (17,500)
                                         ----------   ----------
      Recoveries:
        Real estate                               -            -
        Other                                     -            -
                                         ----------   ----------
           Total recoveries                       -            -
                                         ----------   ----------
      Provision for loan losses              18,000       18,000
                                         ----------   ----------
     Balance at end of year              $  568,498   $  550,498
                                         ==========   ==========

The allocation of the allowance for loan losses applicable to each category of loans at June 30, 1999 and 1998 is as follows:

                                                          1999                               1998
                                            ---------------------------------  ---------------------------------
                                                       Percent of    Percent              Percent of    Percent
                                                        Allowance   of Loans               Allowance   of Loans
                                            Amount of   to Total    to Total   Amount of   to Total    to Total
                                            Allowance   Allowance     Loans    Allowance   Allowance     Loans
                                            ---------  -----------  ---------  ---------  -----------  ---------
Real estate loans:
 One-to-four family residential             $ 295,708       52.02%     77.74%  $ 258,210       46.91%     77.37%
 Multi-family residential and commercial       94,484       16.62       9.94     109,383       19.87      12.30
 Construction                                  36,978        6.50       8.58      22,966        4.17       6.42
 Home equity lines of credit                   11,718        2.06       1.47      12,302        2.23       1.68

Other loans:
 Consumer loans                                47,472        8.35       1.98      42,387        7.70       1.93
 Loans secured by deposits                          -           -       0.29           -           -       0.30

Unallocated                                    82,138       14.45          -     105,250       19.12          -
                                            ---------      ------     ------   ---------      ------     ------

                                            $ 568,498      100.00%    100.00%  $ 550,498      100.00%    100.00%
                                            =========      ======     ======   =========      ======     ======

Nonaccrual loans, which consisted of loans on which principal or interest was delinquent for 90 days or more, totaled approximately $231,000 and $330,000 at June 30, 1999 and 1998, respectively. Such loans had the effect of reducing interest income by approximately $6,000 and $6,000 during the years ended June 30, 1999 and 1998, respectively.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
--------------------------------------------------------------------------------


NOTE C - LOANS RECEIVABLE (Continued)

At June 30, 1999, the Bank had mortgage loan commitments outstanding of $2,949,000 and pre-approved but unused lines of credit totaling $1,108,000. In management's opinion, these commitments and undisbursed proceeds on construction loans in process, reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

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

                                                     1999        1998
                                                 -----------  ----------

     Balance at beginning of year                $   638,740  $  401,756
     Additional borrowings                         1,063,449     261,700
     Loan repayments                                (277,581)    (24,716)
                                                 -----------  ----------

     Balance at end of year                      $ 1,424,608  $  638,740
                                                 ===========  ==========

NOTE D - PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                     1999        1998
                                                 -----------  ----------

     Land                                        $    61,203  $   61,203
     Building and improvements                       737,557     737,557
     Office furniture, fixtures and equipment        242,080     233,389
     Automotive equipment                             44,805      44,805
                                                 -----------  ----------
                                                   1,085,645   1,076,954
     Accumulated depreciation                       (438,091)   (389,659)
                                                 -----------  ----------

                                                 $   647,554  $  687,295
                                                 ===========  ==========

NOTE E - FEDERAL INSURANCE OF DEPOSITS

Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation.


NOTE F - BORROWINGS

At June 30, 1999, Home Savings had $10,000,000 available on a line of credit from the Federal Home Loan Bank of which $1,000,000 had been advanced as of that date. All advances are secured by a blanket floating lien on the Bank's one-to-four family residential mortgage loans.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
--------------------------------------------------------------------------------


NOTE F - BORROWINGS (Continued)

Borrowings consist of the following:

                                                                               June 30
                                                                      ------------------------
                                                                         1999          1998
                                                                      -----------  -----------
     Advance from the Federal Home Loan Bank of Atlanta;
     due October 5, 1999; bearing interest at 6.00%                   $ 1,000,000  $         -
                                                                      ===========  ===========

     Note payable to a bank; due July 2, 1998; bearing interest at 6.46% and secured by the outstanding common stock of
     Home Savings. This note was paid in full on July 2, 1998.        $         -  $ 4,200,000
                                                                      ===========  ===========

NOTE G - DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at June 30, 1999 and 1998 follows:

                                                               1999                        1998
                                                      -----------------------  --------------------------
                                                                    Weighted                   Weighted
                                                        Balance    Avg. Rate     Balance      Avg. Rate
                                                      ----------- -----------  ------------  ------------
     Demand deposits:
      Negotiable orders of withdrawal                 $ 3,972,670    2.25%     $  3,516,274     2.75%
      Passbook and statement accounts                   5,366,722    3.00%        5,343,812     3.00%
      Money market checking                            11,431,327    4.18%       11,550,528     4.51%
      Non-interest-bearing checking                       318,924       -            78,028        -
                                                      -----------              ------------
                                                       21,089,643    3.49%       20,488,642     3.80%
     Certificates of deposit                           53,210,580    5.30%       52,534,329     5.65%
                                                      -----------              ------------

       Total deposit accounts                         $74,300,223    4.92%     $ 73,022,971     5.13%
                                                      ===========              ============

A summary of certificate accounts by maturity as of June 30, 1999 follows:

                                                                               Less than     $100,000
                                                                                $100,000      or More       Total
                                                                              -----------   -----------   ---------
                                                                                           (In Thousands)
     Three months or less                                                     $    10,148   $     3,672   $  13,820
     Over three months through six months                                           9,123         5,494      14,617
     Over six months through twelve months                                         11,398         5,816      17,214
     Over twelve months through twenty-four months                                  5,258           685       5,943
     Over twenty-four months                                                        1,617             -       1,617
                                                                              -----------   -----------   ---------

                                                                              $    37,544   $    15,667   $  53,211
                                                                              ===========   ===========   =========

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
--------------------------------------------------------------------------------


NOTE G - DEPOSIT ACCOUNTS (Continued)

Interest expense on deposits for the years ended June 30 is summarized as follows:


                                                       1999           1998
                                                    ----------     ----------

     Passbook and statement accounts                $  157,980     $  158,605
     NOW accounts                                      114,260         79,488
     Money market accounts                             449,145        441,520
     Certificates of deposit                         2,906,229      2,968,113
                                                    ----------     ----------
                                                     3,627,614      3,647,726
     Penalties for early withdrawal                      2,067          5,197
                                                    ----------     ----------

                                                    $3,625,547     $3,642,529
                                                    ==========     ==========

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS

Management Recognition Plan
---------------------------

At a special meeting of the Company's stockholders held on February 17, 1998, the stockholders approved the Home Savings Bank, Inc., SSB Management Recognition Plan ("MRP"). The MRP provides for the award of up to 48,879 shares of the Company's common stock to directors, officers and employees of the Bank with shares vesting over a three-year period. The Company may elect to fund the plan through the issuance of authorized but unissued shares, or may elect to purchase the shares in the open market.

During March of 1998, 43,995 shares of newly issued common stock were awarded under the MRP at a value of $29.71 per share. In addition, 4,884 of newly issued shares, which had a total value at issuance of $145,096, were issued to the MRP for future grants. These additional shares had not been granted as of June 30, 1999. Personnel costs for the years ended June 30, 1999 and 1998 include $326,736 and $435,722, respectively, which represents the value of MRP shares earned through those dates.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
--------------------------------------------------------------------------------


NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Stock Option Plan
-----------------

At a special meeting of the Company's stockholders, held on February 17, 1998, the stockholders approved the Century Bancorp, Inc. Stock Option Plan (the "SOP"). The SOP provides for the issuance to directors, officers, and employees of the Bank options to purchase up to 122,199 shares of the Company's common stock. On March 10, 1998, the Company granted options to purchase 109,983 shares of the Company's common stock at an exercise price of $20.45 per share, including 24,444 options granted to the Company's directors and 85,539 options granted to the Company's executive officers and employees. The exercise price equals the market price of the Company's stock on the date of grant. Options granted to directors were fully vested on the date of grant. Options granted to executive officers and employees vested 25% on the date of grant and will vest 25% annually thereafter. All options will expire if not exercised within ten years from the date of grant. As of June 30, 1999 and 1998, options to purchase 67,214 and 45,299 shares, respectively, were exercisable. As permitted by SFAS No. 123, the Company has applied APB Opinion No. 25 for measurement of stock-based compensation in the accompanying financial statements. If the Company had used the fair value based method of accounting for stock-based compensations, operating results for the years ended June 30, 1999 and 1998 would have been affected as set forth below:

                                                     As Reported    Pro Forma
                                                    -------------  -----------

   1999 net income                                   $   956,287    $ 861,932
   1999 net income per share, basic and diluted      $      0.90    $    0.81

   1998 net income                                   $ 1,203,707    $ 977,909
   1998 net income per share, basic and diluted      $      1.06    $    0.86


In determining the pro forma disclosures above, the fair value of options granted was estimated to be $4.41 per option as of the grant date under the Black-Scholes Option Pricing Model using the following assumptions: a risk-free interest rate of 5.5%, a dividend yield of 3.33%, an expected life of 7 years, and a volatility ratio of 20%. The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts.

Employee Stock Ownership Plan
-----------------------------

The Bank established an ESOP to benefit all qualified employees. The ESOP purchased 97,758 shares of common stock in a prior year with proceeds received from a loan of $1,629,300 from the Parent. The loan is to be repaid over fifteen years in quarterly installments of principal and interest. Interest is based upon the prime rate and will be adjusted annually. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 1999 and 1998, the outstanding balance of the loan is $1,352,494 and $1,525,938, respectively, and is presented as a reduction of stockholders' equity.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
--------------------------------------------------------------------------------


NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Employee Stock Ownership Plan (Continued)
-----------------------------

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

Expense of $203,084 and $95,101 during the years ended June 30, 1999 and 1998, respectively, has been incurred in connection with the ESOP. The expense for the years ended June 30, 1999 and 1998 includes, in addition to the cash contributions necessary to fund the ESOP, $29,641 and $35,889, respectively, which represents the differences between the fair value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP. The Bank has credited these amounts to common stock.

At June 30, 1999, 20,514 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1.1 million at June 30, 1999.

Executive Deferred Compensation Plan
------------------------------------

The Bank has a deferred compensation plan for its chief executive officer under which he will be paid specified amounts during the fifteen-year period following retirement at or after age 65, or upon death or permanent disability. The Bank has made current provision for future payments under this plan, and the related liability and deferred income tax benefits are included in the accompanying financial statements. The Bank has purchased life insurance policies with the Bank named as beneficiary to fund the benefits. Expenses associated with this plan were $22,000 for each of the years ended June 30, 1999 and 1998.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
--------------------------------------------------------------------------------


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

NOTE I - STOCK REPURCHASE PLAN

On August 14, 1998, the Company's Board of Directors adopted a stock repurchase plan under which the Company is authorized to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions at times deemed appropriate. During the year ended June 30, 1999, the Company repurchased 137,400 shares of its common stock at an aggregate cost of $1.9 million.


NOTE J - INCOME TAXES

The components of income tax expense are as follows for the years ended June 30, 1999 and 1998:

                                                          1999       1998
                                                        ---------  ---------

     Current tax expense                                $ 553,082  $ 654,000
     Net deferred tax benefit included in operations      (65,031)   (49,000)
                                                        ---------  ---------

                                                        $ 488,051  $ 605,000
                                                        =========  =========

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
--------------------------------------------------------------------------------


NOTE J - INCOME TAXES (Continued)

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended June 30, 1999 and 1998:

                                                                1999        1998
                                                              ---------   ---------
   Income tax at federal statutory rate                       $ 491,075   $ 615,000
   State income tax, net of federal tax benefit                  17,470       4,000
   Tax exempt interest income                                   (28,638)    (19,000)
   Other                                                          8,144       5,000
                                                              ---------   ---------

                                                              $ 488,051   $ 605,000
                                                              =========   =========

Deferred tax assets and liabilities arising from temporary differences at June 30, 1999 and 1998 are summarized as follows:

                                                                 1999        1998
                                                              ----------  ----------
   Deferred tax assets relating to:
    Loan fees and costs                                       $       -   $     464
    Deferred compensation                                       132,042     123,669
    Bad debt reserves                                           219,554     125,100
                                                              ---------   ---------
          Gross deferred tax assets                             351,596     249,233
    Valuation allowance                                               -           -
                                                              ---------   ---------
          Net deferred tax assets                               351,596     249,233
                                                              ---------   ---------

   Deferred tax liabilities relating to:
    Loan fees and costs                                         (38,746)          -
    Property and equipment                                      (40,794)    (41,186)
    FHLB stock dividends                                       (103,811)   (104,832)
    Net unrealized gain on securities available for sale       (327,852)   (288,210)
                                                              ---------   ---------
          Total deferred tax liabilities                       (511,203)   (434,228)
                                                              ---------   ---------

            Net deferred tax liability                        $(159,607)  $(184,995)
                                                              =========   =========

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
--------------------------------------------------------------------------------


NOTE J - INCOME TAXES (Continued)

Retained earnings at June 30, 1999 include approximately $1.5 million for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income which would be subject to the then current corporate income tax rate.

During 1996, Congress enacted certain tax legislation that exempted thrift institutions from being taxed on these pre-1987 bad debt reserves. Further, the use of the reserve method is now required for all thrifts. The Bank is recapturing over a six year period $264,000 of its tax bad debt reserve created subsequent to 1986 by using the percentage of taxable income method, requiring payment of additional income taxes of approximately $100,000. Deferred income taxes have been previously established for the taxes arising from the reserve recapture, and therefore the ultimate payment of the taxes will not result in a charge to earnings.


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

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 39, 1999 and 1998
--------------------------------------------------------------------------------

NOTE K - REGULATORY RESTRICTIONS (Continued)

At June 30, 1999, the Bank was in compliance with all of the aforementioned capital requirements as shown below:

                                                Leverage      Tier I Risk-
                                                Ratio of        Adjusted      Risk-Based   N. C. Savings
                                             Tier I Capital      Capital       Capital      Bank Capital
                                             ---------------  -------------  ------------  --------------
 Consolidated stockholders' equity              $17,650,049    $17,650,049   $17,650,049     $17,650,049
 Separate equity of Century Bancorp, Inc.          (732,481)      (732,481)     (732,481)       (732,481)
 Unrealized gain on securities                     (510,057)      (510,057)     (510,057)       (510,057)
 Loan loss allowance                                      -              -       568,498         568,498
                                                -----------    -----------   -----------     -----------

      Regulatory capital                         16,407,511     16,407,511    16,976,009      16,976,009

 Minimum capital requirement                      2,867,000      1,894,000     3,789,000       4,683,000
                                                -----------    -----------   -----------     -----------

      Excess regulatory capital                 $13,540,511    $14,513,511   $13,187,009     $12,293,009
                                                ===========    ===========   ===========     ===========

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

During the year ended June 30, 1999, the Bank paid dividends of $6.4 million to the Parent. During the year ended June 30, 1998, the Bank did not pay any dividends to Century.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 39, 1999 and 1998
--------------------------------------------------------------------------------

NOTE K - REGULATORY RESTRICTIONS (Continued)

Century Bancorp, Inc. paid, after giving effect to the 3 for 1 stock dividend, regular cash dividends totaling $.68 and $.67 per share during the years ended June 30, 1999 and 1998, respectively, and a special nonrecurring return of capital dividend of $10.00 per share during the year ended June 30, 1998.

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

A summary of the contract amount of the Bank's exposure to off-balance sheet risk as of June 30, 1999 is as follows:

   Financial instruments whose contract amounts represent
        credit risk:
     Commitments to extend credit, mortgage loans              $2,949,000
     Undisbursed construction loans                             3,149,000
     Undisbursed lines of credit                                1,108,000


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

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 39, 1999 and 1998
--------------------------------------------------------------------------------

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

     Borrowings

      The fair value of borrowings is based upon the discounted value using current rates at which borrowings of similar maturity could be obtained.

     Financial Instruments with Off-Balance Sheet Risk

      With regard to financial instruments with off-balance sheet risk discussed in Note L, it is not practicable to estimate the fair value of future financing commitments.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 39, 1999 and 1998
--------------------------------------------------------------------------------

NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The carrying amounts and estimated fair values of the Company's financial instruments, none of which are held for trading purposes, are as follows at June 30, 1999 and 1998:

                                                    1999                      1998
                                          ------------------------  ------------------------
                                           Carrying     Estimated    Carrying     Estimated
                                            Amount     Fair Value     Amount     Fair Value
                                          -----------  -----------  -----------  -----------
   Financial assets:
    Cash and interest-bearing balances    $ 3,538,154  $ 3,538,154  $ 6,805,682  $ 6,805,682
    Investment securities:
     Available for sale                     6,989,327    6,989,327    7,708,723    7,708,723
     Held to maturity                       5,571,204    5,590,565   10,216,633   10,325,595
    Loans                                  75,649,487   74,178,000   69,997,493   70,818,000
    Stock in Federal Home Loan Bank
     of Atlanta                               673,500      673,500      652,600      652,600

   Financial liabilities:
    Deposits                               74,300,223   73,586,000   73,022,971   72,603,000
    Borrowings                              1,000,000    1,010,000    4,200,000    4,192,000

NOTE N - PARENT COMPANY FINANCIAL DATA

The following is a summary of the condensed financial statements of Century Bancorp, Inc. as of and for the periods ended June 30, 1999 and 1998:

                       Condensed Statements of Operations
                       Years Ended June 30, 1999 and 1998

                                                         1999         1998
                                                      --------     ----------
     Interest income                                  $133,811     $  520,743
     Equity in earnings of Home Savings, Inc., SSB     906,536        910,455
     Interest expense                                   (2,427)       (66,167)
     Other expenses                                    (30,983)        (1,324)
     Income taxes                                      (50,650)      (160,000)
                                                      --------     ----------

            Net income                                $956,287     $1,203,707
                                                      ========     ==========

CENTURY BANCORP, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
--------------------------------------------------------------------------------

NOTE N - PARENT COMPANY FINANCIAL DATA (Continued)

                  Condensed Statements of Financial Condition
                            June 30, 1999 and 1998

                                                                                  1999          1998
                                                                              ------------  -----------
     Assets:
       Cash                                                                   $   194,181   $   539,904
       Investment securities available for sale                                     5,300             -
       Investment in Home Savings, Inc., SSB                                   17,427,625    22,488,508
       Accrued interest receivable                                                      -             -
       Other assets                                                                     -             -
                                                                              -----------   -----------

                                                                              $17,627,106   $23,028,412
                                                                              ===========   ===========

     Liabilities and Stockholders' Equity:
       Liabilities:
         Note payable                                                         $         -   $ 4,200,000
         Payable to Home Savings, Inc., SSB                                             -             -
         Accounts payable                                                               -             -
         Accrued interest payable                                                       -        66,167
         Income taxes payable                                                     (22,943)       30,572
                                                                              -----------   -----------
                                                                                  (22,943)    4,296,739
                                                                              -----------   -----------

      Stockholders' equity:
         Common stock                                                           8,373,418     9,223,975
         Deferred management recognition plan                                    (689,656)   (1,016,392)
         ESOP note receivable                                                  (1,352,494)   (1,525,938)
         Unearned ESOP compensation                                              (910,763)     (977,580)
         Retained earnings                                                     11,719,396    12,579,161
         Unrealized holding gains                                                 510,148       448,447
                                                                              -----------   -----------
                                                                               17,650,049    18,731,673
                                                                              -----------   -----------

                                                                              $17,627,106   $23,028,412
                                                                              ===========   ===========

                             CENTURY BANCORP, INC.
                             CORPORATE INFORMATION
--------------------------------------------------------------------------------

                              Executive Officers

                             James G. Hudson, Jr.
                         President, CEO and Treasurer

          Drema A. Michael                                      John E. Todd
   Secretary and Assistant Treasurer                           Vice President

                                        Directors

     Henry H. Darr                 James G. Hudson, Jr.                  John R. Hunnicutt
       President,            President, CEO and Treasurer of          President, McThom, Inc.
 J. L. Darr & Son, Inc.      Home Savings and Century Bancorp             and McLex, Inc.

                  F. Stuart Kennedy                       Milton T. Riley, Jr.
                Chairman of the Board,                   Personal Investments,
                  Rex Oil Company                 Retired Partner - Dixon Odom PLLC
                                                    Certified Public Accountants

     Stock Transfer Agent                                                      Annual Meeting
Registrar and Transfer Company               The 1999 annual meeting of stockholders of Century Bancorp, Inc. will be
    10 Commerce Street                       held at 5:00 p.m. on November 16, 1999 at the Company's corporate office
   Cranford, NJ  07016                       at 22 Winston Street, Thomasville, NC.


     Special Legal Counsel                                                      Form 10-KSB

 Brooks, Pierce, McLendon,
Humphrey & Leonard, L.L.P.                   A copy of Form 10-KSB, including financial statements and financial
 2000 Renaissance Plaza                      statement schedules, as filed with the Securities and Exchange
  230 North Elm Street                       Commission for the Company's most recent fiscal year will be furnished
 Greensboro, NC  27420                       without charge to the Company's stockholders upon written request to
                                             James G. Hudson, Jr., Century Bancorp, Inc., P. O. Box 989, Thomasville,
 Independent Auditors                        NC  27361.

   Dixon Odom PLLC                                                       Corporate Office
    408 Summit Drive
   Sanford, NC  27330                                                    22 Winston Street
                                                                      Thomasville, NC  27360


                           Common Stock Information

The Company's stock began trading on December 23, 1996. As of June 30, 1999, there were 1,133,469 shares of common stock outstanding which were held by approximately 295 stockholders of record (excluding shares held in street name). The Company's common stock is quoted on the NASDAQ SmallCap Market under the symbol "CENB." The following table reflects the stock trading and dividend payment frequency of the Company for the years ended June 30, 1999 and 1998.

                             CENTURY BANCORP, INC.
                             CORPORATE INFORMATION
--------------------------------------------------------------------------------


                     Common Stock Information (Continued)

                                                  Stock price/(1)/              Dividends, per share/(2)/
                                            ---------------------------      ------------------------------
                                               High             Low               Regular        Special
                                            ------------    -----------      -------------    -------------

For the year ended June 30, 1999:
First quarter ending September 30           $     16.88     $     12.00        $     0.170    $        -
Second quarter ending December 31           $     14.50     $     12.75        $     0.170    $        -
Third quarter ending March 31               $     14.00     $     13.50        $     0.170    $        -
Fourth quarter ending June 30               $     14.00     $     13.00        $     0.170    $        -

For the year ended June 30, 1998:

First quarter ending September 30           $     80.25     $     69.75        $     0.167    $        -
Second quarter ending December 31           $     85.00     $     80.00        $     0.167    $        -
Third quarter ending March 31               $    117.00     $     84.75        $     0.167    $        -
Fourth quarter ending June 30/(2)/          $    110.25     $     15.25        $     0.170    $       10.00

/(1)/ This represents the high and low bid quotations on the NASDAQ SmallCap Market for the dates indicated. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not reflect actual sales transactions. Stock prices have not been adjusted for the effect of the three-for-one stock split effected in the form of a stock dividend during the quarter ended June 30, 1999.

/(2)/  Adjusted for the effects of the three-for-one stock dividend.

                                  Disclaimer

This annual report has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.