Form 10KSB40/A, Exhibit 13
period 1999-06-30
CENTURY BANCORP INC /NC
filed 1999-09-28
CIK 1019055

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

                                       Year Ended June 30, 1999 vs. 1998
                                      ------------------------------------
                                           Increase (Decrease) Due To
                                      ------------------------------------
                                         Volume        Rate       Total
                                      ------------  ----------  ----------
                                             (Dollars in Thousands)
     Interest income:
      Interest-bearing balances             $ (99)      $   2       $ (97)
      Investments                            (795)         61        (734)
      Loans                                   492        (146)        346
                                            -----       -----       -----

            Total interest income            (402)        (83)       (485)
                                            -----       -----       -----

     Interest expense:
      Deposits                                 99        (116)        (17)
      Borrowings                              (23)        (17)        (40)
                                            -----       -----       -----

            Total interest expense             76        (133)        (57)
                                            -----       -----       -----

     Net interest income                    $(478)      $  50       $(428)
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


Dixon Odom PLLC
Sanford, North Carolina
July 29, 1999

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
June 30, 1999 and 1998
--------------------------------------------------------------------------------

ASSETS                                                                                    1999                 1998
                                                                                    ----------------     -----------------
Cash on hand and in banks                                                           $      3,273,308     $       1,449,725
Interest-earning balances in other banks                                                     264,846             5,355,957
Investment securities available for sale, at fair value
  (amortized cost of $6,151,157 and $6,971,897 at June 30,
  1999 and 1998, respectively) (Note B)                                                    6,989,327             7,708,723
Investment securities held to maturity, at amortized cost (fair value of $5,590,565 and $10,325,595 at June 30, 1999
  and 1998, respectively) (Note B)                                                         5,571,204            10,216,633
Loans receivable, net (Note C)                                                            75,649,487            69,997,493
Accrued interest receivable                                                                  479,881               545,189
Premises and equipment, net (Note D)                                                         647,554               687,295
Stock in the Federal Home Loan Bank of Atlanta, at cost                                      673,500               652,600
Foreclosed real estate                                                                             -                 7,500
Other assets                                                                                 159,956               244,601
                                                                                    ----------------     -----------------

                                                                                    $     93,709,063     $      96,865,716
                                                                                    ================     =================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposit accounts (Note G)                                                        $     74,300,223     $      73,022,971
   Note payable (Note F)                                                                           -             4,200,000
   Advances from Federal Home Loan Bank (Note F)                                           1,000,000                     -
   Accrued interest payable                                                                   98,321               151,578
   Advance payment by borrowers for property taxes and insurance                             204,606               171,140
   Deferred income taxes (Note J)                                                            159,607               184,995
   Accrued expenses and other liabilities                                                    296,257               403,359
                                                                                    ----------------     -----------------
                                                              TOTAL LIABILITIES           76,059,014            78,134,043
                                                                                    ----------------     -----------------

Commitments and contingencies (Notes C and L)

STOCKHOLDERS' EQUITY (Note K)
   Preferred stock, no par value, 5,000,000 shares
      authorized, no shares issued and outstanding                                                 -                     -
   Common stock, no par value, 20,000,000 shares
      authorized: 1,133,469 and 1,270,869 issued and
      outstanding at June 30, 1999 and 1998, respectively                                  8,373,418             9,223,975
   Deferred management recognition plan (Note H)                                            (689,656)           (1,016,392)
   ESOP note receivable (Note H)                                                          (1,352,494)           (1,525,938)
   Unearned ESOP compensation (Note H)                                                      (910,763)             (977,580)
   Retained earnings, substantially restricted                                            11,719,396            12,579,161
   Accumulated other comprehensive income                                                    510,148               448,447
                                                                                    ----------------     -----------------
                                                     TOTAL STOCKHOLDERS' EQUITY           17,650,049            18,731,673
                                                                                    ----------------     -----------------
                                                          TOTAL LIABILITIES AND
                                                           STOCKHOLDERS' EQUITY     $     93,709,063     $      96,865,716
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

Repurchase and retirement
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

Repurchase and retirement
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

See accompanying notes.

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1999 and 1998
--------------------------------------------------------------------------------

                                                                     1999            1998
                                                                 ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand deposits                                $    601,001    $  1,540,839
  Net increase in certificate accounts                                676,251       1,783,459
  Increase in advances from borrowers for property
   taxes and insurance                                                 33,466          45,277
  Proceeds from (repayment of)
   note payable                                                    (4,200,000)      4,200,000
  Net increase in advances from FHLB                                1,000,000               -
  Repurchase of common stock                                       (1,887,300)              -
  Regular cash dividends paid                                        (742,133)       (761,545)
  Special return of capital dividend                                        -     (12,708,690)
                                                                 ------------    ------------

                                             NET CASH USED BY
                                         FINANCING ACTIVITIES      (4,518,715)     (5,900,660)
                                                                 ------------    ------------

                              NET INCREASE (DECREASE) IN CASH
                                         AND CASH EQUIVALENTS      (3,267,528)      2,649,287

CASH AND CASH EQUIVALENTS, BEGINNING                                6,805,682       4,156,395
                                                                 ------------    ------------

                                                CASH AND CASH
                                          EQUIVALENTS, ENDING    $  3,538,154    $  6,805,682
                                                                 ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
   Interest                                                      $  3,704,963    $  3,664,805
                                                                 ============    ============
   Income taxes                                                  $    458,300    $    580,418
                                                                 ============    ============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
  Unrealized gain on investment securities available
   for sale, net of deferred income taxes                        $     61,701    $    164,611
                                                                 ============    ============

  Adoption of deferred management recognition plan               $          -    $  1,452,114
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

Available for sale securities consist of investment securities not classified as trading securities or held to maturity securities and are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported in other comprehensive income until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of accumulated other comprehensive income in stockholders' equity.

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

                                                                    Weighted Average Yields
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

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
--------------------------------------------------------------------------------


NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Employment Agreement
--------------------

The Bank has entered into an employment agreement with its chief executive officer to ensure a stable and competent management base. The agreement provides for a three-year term, but, upon each anniversary, the agreement may be extended for an additional year so that the remaining term shall continue to be three years. The agreement provides for benefits as spelled out in the contract and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer's right to receive certain vested rights, including compensation, for the remaining term of the agreement. In the event of a change in control of the Bank, as defined in the agreement, the agreement will automatically be extended for three years from the date of such change in control and the acquirer will be bound to the terms of the contract for that period.

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

NOTE I - STOCK REPURCHASE PLAN

On August 14, 1998, the Company's Board of Directors adopted a stock repurchase plan under which the Company is authorized to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions at times deemed appropriate. During the year ended June 30, 1999, the Company repurchased 137,400 shares of its common stock at an aggregate cost of approximately $1.9 million.


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

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 39, 1999 and 1998
--------------------------------------------------------------------------------

NOTE K - REGULATORY RESTRICTIONS (Continued)

At June 30, 1999, the Bank was in compliance with all of the aforementioned capital requirements as shown below:

                                                Leverage      Tier I Risk-
                                                Ratio of        Adjusted      Risk-Based   N. C. Savings
                                             Tier I Capital      Capital       Capital      Bank Capital
                                             ---------------  -------------  ------------  --------------
 Consolidated stockholders' equity              $17,650,049    $17,650,049   $17,650,049     $17,650,049
 Separate equity of Century Bancorp, Inc.          (222,424)      (222,424)     (222,424)       (222,424)
 Unrealized gain on securities                     (510,148)      (510,148)     (510,148)       (510,148)
 Loan loss allowance                                      -              -       568,498         568,498
                                                -----------    -----------   -----------     -----------

      Regulatory capital                         16,917,477     16,917,477    17,485,975      17,485,975

 Minimum capital requirement                      2,867,000      1,894,000     3,789,000       4,683,000
                                                -----------    -----------   -----------     -----------

      Excess regulatory capital                 $14,050,477    $15,023,477   $13,696,975     $12,802,975
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

During the year ended June 30, 1999, the Bank paid dividends of $6.4 million to the Parent. During the year ended June 30, 1998, the Bank did not pay any dividends to the Parent.

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


NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The Company has implemented Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments ("SFAS 107"), which requires disclosure of the estimated fair values of the Company's financial instruments whether or not recognized in the balance sheet, where it is practical to estimate that value. Such instruments include cash and interest-earning balances in other banks, investment securities, loans receivable, stock in the Federal Home Loan Bank of Atlanta, deposit accounts, note payable and commitments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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
                                                      ========     ==========

CENTURY BANCORP, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
--------------------------------------------------------------------------------

NOTE N - PARENT COMPANY FINANCIAL DATA (Continued)

                  Condensed Statements of Financial Condition
                            June 30, 1999 and 1998

                                                                                  1999          1998
                                                                              ------------  -----------
     Assets:
       Cash                                                                   $   194,181   $   539,904
       Investment securities available for sale                                     5,300             -
       Investment in Home Savings, Inc., SSB                                   17,427,625    22,488,508
                                                                              -----------   -----------

                                                                              $17,627,106   $23,028,412
                                                                              ===========   ===========

     Liabilities and Stockholders' Equity:
       Liabilities:
         Note payable                                                         $         -   $ 4,200,000
         Accrued interest payable                                                       -        66,167
         Income taxes payable                                                     (22,943)       30,572
                                                                              -----------   -----------
                                                                                  (22,943)    4,296,739
                                                                              -----------   -----------

      Stockholders' equity:
         Common stock                                                           8,373,418     9,223,975
         Deferred management recognition plan                                    (689,656)   (1,016,392)
         ESOP note receivable                                                  (1,352,494)   (1,525,938)
         Unearned ESOP compensation                                              (910,763)     (977,580)
         Retained earnings                                                     11,719,396    12,579,161
         Accumulated other comprehensive income                                   510,148       448,447
                                                                              -----------   -----------
                                                                               17,650,049    18,731,673
                                                                              -----------   -----------

                                                                              $17,627,106   $23,028,412
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