Form 10KSB, Exhibit 13
period 2000-06-30
CENTURY BANCORP INC /NC
filed 2000-09-29
CIK 1019055

                                                                      EXHIBIT 13



                             CENTURY BANCORP, INC.


                              2000 Annual Report

Century Bancorp, Inc. and Subsidiary

================================================================================

TABLE OF CONTENTS

                                                    Page No.
                                                    --------
Selected Financial and Other Data.................      1

Report to Stockholders............................      2

Management's Discussion and Analysis..............      3

Independent Auditors' Report......................     12

Consolidated Financial Statements

 Consolidated Statements of Financial Condition...     13

 Consolidated Statements of Operations............     14

 Consolidated Statements of Stockholders' Equity..     15

 Consolidated Statements of Cash Flows............     16

 Notes to Consolidated Financial Statements.......     18

Corporate Information.............................     41

Century Bancorp, Inc. and Subsidiary
Selected Financial and Other Data

================================================================================

                                                              At or for the Year Ended June 30,
                                                     -----------------------------------------------------
                                                       2000       1999       1998       1997        1996
                                                     --------   --------   --------   --------    --------
                                                        (Dollars in thousands, except per share amounts)
Financial Condition Data:
 Total assets                                        $100,542   $93,709   $96,866   $100,640      $81,304
 Investments/(1)/                                      10,792    13,499    23,935     35,180       22,823
 Loans receivable, net                                 87,254    75,649    69,997     62,333       55,193
 Deposits                                              73,846    74,300    73,023     69,699       69,669
 Stockholders' equity                                  17,868    17,650    18,732     30,303       11,245
Operating Data:
 Interest income                                     $  6,908   $ 6,740   $ 7,225   $  6,663      $ 5,869
 Interest expense                                       3,804     3,652     3,709      3,512        3,541
                                                     --------   -------   -------   --------      -------
   Net interest income                                  3,104     3,088     3,516      3,151        2,328
 Provision for loan losses                                 18        18        18         17          165
                                                     --------   -------   -------   --------      -------
   Net interest income after provision for
    loan losses                                         3,086     3,070     3,498      3,134        2,163
 Noninterest income                                        40        37        42         47           35
 Noninterest expense                                    1,728     1,663     1,731      1,507        1,169
                                                     --------   -------   -------   --------      -------
   Income before income taxes                           1,398     1,444     1,809      1,674        1,029
 Income tax expense                                       499       488       605        558          352
                                                     --------   -------   -------   --------      -------
   Net income                                        $    899   $   956   $ 1,204   $  1,116      $   677
                                                     ========   =======   =======   ========      =======

Per Common Share Data:
 Net income, basic/(2), (4)/                         $   0.93   $  0.90   $  1.06   $   0.82(3)         -
 Net income, diluted/(2)(4)/                             0.93      0.90      1.06       0.82(3)         -
 Regular cash dividends/(4)/                             0.68      0.68      0.67       0.17            -
 Dividend payment ratio/(5)/                            73.12%    75.56%    63.27%     20.73%           -
 Special return of capital dividend/(4)/             $      -   $     -   $ 10.00   $      -            -
 Book value per common share/(4)/                    $  16.17   $ 15.57   $ 14.74   $  24.80            -

Selected Other Data:
 Return on average assets                                0.93%     1.02%     1.19%      1.22%       0.86%
 Return on average equity                                5.09%     5.16%     4.51%      5.43%       6.19%
 Average equity to average assets                       18.32%    19.83%    26.40%     22.44%      13.94%
 Interest rate spread                                    2.50%     2.58%     2.26%      2.54%       2.41%
 Net yield on average interest-earning assets            3.32%     3.45%     3.59%      3.56%       3.05%
 Average interest-earning assets to average
  interest-bearing liabilities                         120.10%   121.26%   135.21%    125.89%     113.86%
 Ratio of noninterest expense to average total
  assets                                                 1.79%     1.78%     1.71%      1.64%       1.49%
 Nonperforming assets to total assets                    0.19%     0.25%     0.35%      0.13%       0.76%
 Nonperforming loans to total loans                      0.21%     0.31%     0.47%      0.12%       0.52%
 Allowance for loan losses to total loans                0.67%     0.75%     0.78%      0.88%       0.97%
 Allowance for loan losses to nonperforming loans      313.37%   246.10%   166.82%    423.08%     187.02%

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


                            Description of Business

Century Bancorp, Inc. ("Century" or "Parent") was incorporated under the laws of the State of North Carolina for the purpose of becoming the bank holding company of Home Savings, Inc., SSB (the "Bank" or "Home Savings") in connection with the Bank's conversion from a state-chartered mutual savings bank to a state-chartered stock savings bank (the "Conversion"), pursuant to its Plan of Conversion. Century was organized to acquire all of the common stock of Home Savings upon its conversion to stock form. A subscription offering (the "Offering") of Century's common stock closed on December 20, 1996, at which time Century acquired all of the outstanding common stock of the Bank and commenced operations.

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

Century has no operations and conducts no business of its own other than owning Home Savings, and lending funds to the Home Savings, Inc., SSB Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate located in the Bank's primary market area within approximately a ten mile radius of Thomasville, North Carolina. On June 30, 2000, approximately 98% of the Bank's net loan portfolio was composed of real estate loans.

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

================================================================================


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

The Company's one-year interest sensitivity gap as a percentage of total interest-earning assets at June 30, 2000 was a negative 54.37%. At June 30, 2000, the Company's three-year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were a negative 41.22% and a negative 25.68%, respectively.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2000 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts, money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any other interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments

                     Century Bancorp, Inc. and Subsidiary
                     Management's Discussion and Analysis

================================================================================


which will be received throughout the lives of the loans. The interest rate sensitivity of the Company's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                          Terms to Repricing at June 30, 2000
                                                       --------------------------------------------------------------------
                                                                         More Than     More Than
                                                           1 Year        1 Year to     3 Years to     More Than
                                                           or less        3 Years       5 Years        5 Years      Total
                                                       --------------  ------------  -------------   -----------  ---------
                                                                                 (Dollars in Thousands)
INTEREST-EARNING ASSETS
 Loans receivable:
  Adjustable rate residential 1-4 family                      $  4,471     $      -      $      -      $     -   $ 4,471
  Fixed rate residential 1-4 family                              9,800       16,073        12,445       32,445    70,763
  Other secured - real estate - fixed                              285          646           763        3,278     4,972
  Other secured - real estate - adjustable                       3,680           42            22        2,096     5,840
  Other loans                                                    1,058          736             -            -     1,794
                                                              --------     --------      --------      -------   -------

   Total loans receivable                                       19,294       17,497        13,230       37,819    87,840

 Interest-earnings balances in other banks                         889            -             -            -       889
 Investments                                                       798        2,716         2,096        3,559     9,169
 FHLB common stock/(1)/                                              -            -             -          734       734
                                                              --------     --------      --------      -------   -------

   Total interest-earning assets                              $ 20,981     $ 20,213      $ 15,326      $42,112   $98,632
                                                              ========     ========      ========      =======   =======

INTEREST-BEARING LIABILITIES
 Deposits:
  Passbook and statement accounts                             $  5,350     $      -      $      -      $     -   $ 5,350
  NOW and money market checking accounts                        15,222            -             -            -    15,222
  Noninterest-bearing accounts                                     276            -             -            -       276
  Certificate accounts                                          45,764        7,234             -            -    52,998
                                                              --------     --------      --------      -------   -------

   Total deposits                                               66,612        7,234             -            -    73,846

 Borrowings                                                      8,000            -             -            -     8,000
                                                              --------     --------      --------      -------   -------


   Total interest-bearing liabilities                         $ 74,612     $  7,234      $      -      $     -   $81,846
                                                              ========     ========      ========      =======   =======

INTEREST SENSITIVITY GAP PER PERIOD                           $(53,631)    $ 12,979      $  15326      $42,112   $16,786

CUMULATIVE INTEREST SENSITIVITY GAP                           $(53,631)    $(40,652)     $(25,326)     $16,786   $16,786

CUMULATIVE GAP AS A PERCENTAGE OF TOTAL
 INTEREST-EARNING ASSETS                                        (54.37%)     (41.22%)      (25.68%)      17.02%    17.02%

CUMULATIVE INTEREST-EARNING ASSETS AS A
 PERCENTAGE OF INTEREST-BEARING LIABILITIES                      28.12%       50.33%        69.06%      120.51%   120.51%

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

                     Century Bancorp, Inc. and Subsidiary
                     Management's Discussion and Analysis
================================================================================


                              Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended June 30, 2000 and 1999. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Nonaccruing loans were included in the computation of average balances. Yields on tax exempt securities were not adjusted for tax effects.

                                                   Year Ended June 30, 2000     Year Ended June 30, 1999
                                                 ----------------------------  ---------------------------
                                                 Average             Average   Average            Average
                                                 Balance  Interest     Rate    Balance  Interest    Rate
                                                 -------  ---------  --------  -------  --------  --------
                                                                  (Dollars in Thousands)
Interest-earning assets:
 Interest-earning balances                       $ 1,061   $    62      5.84%  $ 1,444    $   85     5.89%
 Investments                                      11,417       666      5.83%   15,685       996     6.35%
 Loans                                            80,955     6,180      7.63%   72,429     5,659     7.81%
                                                 -------   -------    ------   -------    ------     ----

   Total interest-earning assets                  93,433     6,908      7.39%   89,558     6,740     7.53%
                                                           -------    ------              ------     ----

Other assets                                       2,928                         3,791
                                                 -------                       -------

   Total assets                                  $96,361                       $93,349
                                                 =======                       =======

Interest-bearing liabilities:
 Deposits                                        $73,872     3,571      4.83%  $73,275     3,626     4.95%
 Borrowings                                        3,923       233      5.86%      583        26     4.46%
                                                 -------   -------    ------   -------    ------     ----

   Total interest-bearing liabilities             77,795     3,804      4.89%   73,858     3,652     4.94%
                                                           -------    ------              ------     ----

Other liabilities                                    911                           981
Stockholders' equity                              17,655                        18,510
                                                 -------                       -------

   Total liabilities and stockholders' equity    $96,361                       $93,349
                                                 =======                       =======

Net interest income and interest rate spread               $ 3,104      2.50%             $3,088     2.58%
                                                           =======    ======              ======     ====

Net yield on average interest-earning assets                            3.32%                        3.45%
                                                                      ======                         ====

Ratio of average interest-earning assets to
 average interest-bearing liabilities                       120.10%                       121.26%
                                                           =======                        ======

                     Century Bancorp, Inc. and Subsidiary
                     Management's Discussion and Analysis
================================================================================

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

                                      Year Ended June 30, 2000 vs. 1999
                                     ------------------------------------
                                          Increase (Decrease) Due To
                                     ------------------------------------
                                        Volume        Rate       Total
                                     ------------  ----------  ----------
                                            (Dollars in Thousands)
     Interest income:
      Interest-bearing balances            $ (22)      $  (1)      $ (23)
      Investments                           (260)        (70)       (330)
      Loans                                  658        (137)        521
                                           -----       -----       -----

           Total interest income             376        (208)        168
                                           -----       -----       -----

     Interest expense:
      Deposits                                29         (84)        (55)
      Borrowings                             174          33         207
                                           -----       -----       -----

           Total interest expense            203         (51)        152
                                           -----       -----       -----

     Net interest income                   $ 173       $(157)      $  16
                                           =====       =====       =====

          Comparison of Financial Condition at June 30, 2000 and 1999

Consolidated total assets increased by $6.8 million during the year, from $93.7 million at June 30, 1999 to $100.5 million at June 30, 2000. Loan growth fueled this increase, as net loans have grown by $11.6 million, from $75.6 million at June 30, 1999 to $87.3 million at June 30, 2000. Substantially all of this loan growth consisted of loans secured by real estate in the Bank's market area. During the year, reductions of $2.3 million and $1.1 million, respectively, in investment securities available for sale and investment securities held to maturity, together with proceeds of $7.0 million from Federal Home Loan Bank advances, were the principal sources of funding for the growth in loans.
Deposit accounts remained stable throughout the year, decreasing by $454,000, from $74.3 million at June 30, 1999 to $73.8 million at the end of the year.

Total stockholders' equity was $17.9 million at June 30, 2000, as compared with $17.7 million at June 30, 1999, an increase of $218,000. Stockholders' equity was increased during the year as a result of net income of $899,000 and amortization of unearned compensation aggregating $562,000. These increases were offset, however, by the regular quarterly dividends aggregating $664,000 or $.68 per share, share repurchases aggregating $389,000, and a decrease of $191,000 in the net unrealized gain on available for sale investment securities. At June 30, 2000, the Bank continued to significantly exceed all applicable regulatory capital requirements.

                     Century Bancorp, Inc. and Subsidiary
                     Management's Discussion and Analysis
================================================================================

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


                                                           At June 30,
                                                           ------------
                                                            2000   1999
                                                           -----  -----
     Non-performing assets:
      Non-accrual loans                                    $ 187  $ 231
      Loans past due 90 days or more and still accruing        -      -
      Other real estate                                        -      -
      Renegotiated troubled debt                               -      -
                                                           -----  -----

      Total non-performing assets                          $ 187  $ 231
                                                           =====  =====

Comparison of Results of Operations for the Years Ended June 30, 2000 and 1999

Net Income. Net income for the year ended June 30, 2000 was $899,000 or $.93 per share, as compared with net income of $956,000, or $.90 per share, for the year ended June 30, 1999. While net income decreased by $57,000, net income per share increased by $.03 as a result of a reduction in the weighted average shares outstanding during the current year. This decrease in shares outstanding is attributable to a share repurchase plan that commenced during the second quarter of the fiscal year that ended June 30, 1999.

Net Interest Income. Net interest income was $3.1 million for the year ended June 30, 2000, representing a small increase of $16,000 over the corresponding amount for the previous fiscal year. The Company's average deposit balances and average rates paid on deposits were comparable for the two fiscal years.
Average interest-bearing liabilities increased by $3.9 million principally as a result of advances from the Federal Home Loan Bank. The resultant increase in interest costs was offset by increased interest income resulting from a significant increase in the concentration of interest-earning assets in higher yielding loans during the current fiscal year.

Provision for Loan Losses. The provision for loan losses was $18,000 for each of the years ended June 30, 2000 and 1999. There were no loan charge-offs during either year. Non-accrual loans

                     Century Bancorp, Inc. and Subsidiary
                     Management's Discussion and Analysis
================================================================================

aggregated $187,000 at June 30, 2000, while the allowance for loan losses totaled $586,000 at that date.

General and Administrative Expenses. General and administrative expenses totaled $1.7 million for the year ended June 30, 2000, an increase of $65,000 over the total for the prior fiscal year. Total general and administrative expenses represented 1.79% of average total assets for the year ended June 30, 2000 as compared with 1.78% for the year ended June 30, 1999, well below peer averages for both years.

Provision for Income Taxes. The provision for income taxes, as a percentage of income before income taxes, was 35.7% and 33.8% for the years ended June 30, 2000 and 1999, respectively.

                        Liquidity and Capital Resources

Century paid regular cash dividends of $.68 a share during each of the years ended June 30, 2000 and 1999. Although Century Bancorp anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, regulatory restrictions and other factors.

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

As of June 30, 2000, liquid assets (cash and marketable investment securities) were approximately $11.2 million, which represents 15.1% of deposits. As a North Carolina-chartered savings bank, Home Savings is required to maintain liquid assets equal to at least 10% of its total assets. For purposes of this requirement, liquid assets consist of cash and readily marketable investment securities. At June 30, 2000, this liquidity ratio, based on North Carolina regulations, was 11.1%. Management considers current liquidity levels to be adequate to meet Home Savings' foreseeable needs.

At June 30, 2000, outstanding mortgage loan commitments were $1.7 million, available line-of-credit balances were $1.5 million, and the undisbursed portion of construction loans was $2.1 million. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations.

                     Century Bancorp, Inc. and Subsidiary
                     Management's Discussion and Analysis
================================================================================

Under federal capital regulations, Home Savings must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Home Savings' financial statements. At June 30, 2000, Home Savings exceeded all such requirements.

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

                     Century Bancorp, Inc. and Subsidiary
                     Management's Discussion and Analysis
================================================================================

                  A Warning About Forward-Looking Statements

This document contains forward-looking statements about the Company. These statements can be identified by use of words like "expect," "may," "could," "intend," "project," "estimate" or "anticipate." These forward-looking statements reflect current views of the Company's management, but they are based on assumptions and are subject to risks, uncertainties and other factors. These factors include the following:

 .    Competitive pressure in the banking industry may increase significantly;

 .    Changes in the interest rate environment may reduce margins;

 .    General economic conditions, either national or regional, may be less favorable than expected, resulting in, among other things, deterioration of asset quality;

 .    Changes may occur in the regulatory environment;

 .    Changes may occur in business conditions and inflation; and

 .    Changes may occur in the securities markets.


                                   Year 2000

The Year 2000 issue has posed business risk to most business organizations, including the Company. The Company's management is pleased, but not surprised, that business continued as normal without adverse impact to the Company during the critical date change. The Bank has continued monitoring external entities to assure that they have not experienced Year 2000 problems that could impact their relationship with the Company. The Company estimates that its total Year 2000 compliance costs aggregated approximately $28,000, including capital expenditures of approximately $5,000 and other expenses charged to operations of approximately $23,000. In addition to the estimated costs of its Year 2000 compliance, the Company routinely makes annual investments in technology in its efforts to improve customer service and to efficiently manage its product and service delivery systems

                         INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Century Bancorp, Inc.
Thomasville, North Carolina


We have audited the accompanying consolidated statements of financial condition of Century Bancorp, Inc. and subsidiary as of June 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Century Bancorp, Inc. and subsidiary at June 30, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



Dixon Odom PLLC
Sanford, North Carolina
July 28, 2000

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
June 30, 2000 and 1999
================================================================================

ASSETS                                                                  2000         1999
                                                                  -------------   ------------
Cash on hand and in banks                                         $   1,105,279   $  3,273,308
Interest-earning balances in other banks                                889,250        264,846
Investment securities available for sale, at
 fair value (amortized cost of $4,211,625 and
 $6,151,157 at June 30, 2000 and 1999,
 respectively) (Note B)                                               4,736,634      6,989,327
Investment securities held to maturity, at amortized
 cost (fair value of $4,405,005 and $5,590,565 at
 June 30, 2000 and 1999, respectively) (Note B)                       4,432,612      5,571,204
Loans receivable, net (Note C)                                       87,253,991     75,649,487
Accrued interest receivable                                             503,929        479,881
Premises and equipment, net (Note D)                                    620,725        647,554
Stock in the Federal Home Loan Bank of Atlanta, at cost                 733,600        673,500
Other assets                                                            265,493        159,956
                                                                  -------------   ------------
                                                                  $ 100,541,513   $ 93,709,063
                                                                  =============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposit accounts (Note G)                                       $  73,846,212   $ 74,300,223
  Advances from Federal Home Loan Bank (Note F)                       8,000,000      1,000,000
  Accrued interest payable                                              141,505         98,321
  Advance payment by borrowers for property taxes and insurance         233,056        204,606
  Deferred income taxes (Note J)                                         94,114        159,607
  Accrued expenses and other liabilities                                359,096        296,257
                                                                  -------------   ------------

                                            TOTAL LIABILITIES        82,673,983     76,059,014
                                                                  -------------   ------------

Commitments and contingencies (Notes C and L)

STOCKHOLDERS' EQUITY (Note H, I and K)
  Preferred stock, no par value, 5,000,000 shares
    authorized, no shares issued and outstanding                              -              -
  Common stock, no par value, 20,000,000 shares authorized:
    1,105,019 and 1,133,469 issued and outstanding at
    June 30, 2000 and 1999, respectively                              8,098,710      8,373,418
  Deferred management recognition plan                                 (362,920)      (689,656)
  ESOP note receivable                                               (1,179,923)    (1,352,494)
  Unearned ESOP compensation                                           (742,117)      (910,763)
  Retained earnings, substantially restricted                        11,734,299     11,719,396
  Accumulated other comprehensive income                                319,481        510,148
                                                                  -------------   ------------

                                   TOTAL STOCKHOLDERS' EQUITY        17,867,530     17,650,049
                                                                  -------------   ------------

                                        TOTAL LIABILITIES AND
                                         STOCKHOLDERS' EQUITY     $ 100,541,513   $ 93,709,063
                                                                  =============   ============

See accompanying notes.

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended June 30, 2000 and 1999
================================================================================

                                                                       2000           1999
                                                                    -----------   ------------
INTEREST INCOME
  Loans                                                             $ 6,179,974   $  5,658,916
  Investments and deposits in other banks                               727,940      1,080,754
                                                                    -----------   ------------

                                            TOTAL INTEREST INCOME     6,907,914      6,739,670
                                                                    -----------   ------------

INTEREST EXPENSE
  Deposit accounts (Note G)                                           3,571,423      3,625,547
  Borrowings                                                            232,573         26,159
                                                                    -----------   ------------

                                           TOTAL INTEREST EXPENSE     3,803,996      3,651,706
                                                                    -----------   ------------

                                              NET INTEREST INCOME     3,103,918      3,087,964

PROVISION FOR LOAN LOSSES (Note C)                                       18,000         18,000
                                                                    -----------   ------------
                                        NET INTEREST INCOME AFTER
                                        PROVISION FOR LOAN LOSSES     3,085,918      3,069,964
                                                                    -----------   ------------

OTHER INCOME (EXPENSES)
  Service charges and other fees                                         45,347         38,838
  Loss on sale of foreclosed real estate                                      -           (412)
  Loss on disposal of equipment                                          (4,909)             -
  Other                                                                       -           (856)
                                                                    -----------   ------------
                                                                         40,438         37,570
                                                                    -----------   ------------

GENERAL AND ADMINISTRATIVE EXPENSES
  Compensation and benefits                                           1,158,001      1,068,082
  Occupancy                                                              88,795         85,178
  Data processing expenses                                              124,441        150,420
  Federal deposit insurance premiums                                     29,107         39,766
  Other expenses                                                        328,218        319,750
                                                                    -----------   ------------
                                                TOTAL GENERAL AND
                                          ADMINISTRATIVE EXPENSES     1,728,562      1,663,196
                                                                    -----------   ------------
                                       INCOME BEFORE INCOME TAXES     1,397,794      1,444,338

INCOME TAXES (Note J)                                                   499,000        488,051
                                                                    -----------   ------------
                                                       NET INCOME   $   898,794   $    956,287
                                                                    ===========   ============
EARNINGS PER COMMON SHARE (Note A)
  Basic and diluted                                                 $       .93   $        .90
                                                                    ===========   ============
  Weighted average shares outstanding                                   964,117      1,068,192
                                                                    ===========   ============

DIVIDENDS PER COMMON SHARE
  Regular dividends per common share                                $       .68   $        .68
                                                                    ===========   ============

See accompanying notes.

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended June 30, 2000 and 1999
===============================================================================

                                                     Deferred                                           Accumulated
                                                    management     ESOP       Unearned                     other           Total
                                Common stock        recognition    note         ESOP        Retained   comprehensive   stockholders'
                           ----------------------
                            Shares       Amount        plan     receivable   compensation   earnings      income          equity
                           ---------   ----------   ----------- -----------  ------------  ----------- -------------  -------------
Balance at June 30, 1998   1,270,869   $9,223,975   $(1,016,392) $(1,525,938)  $(977,580)  $12,579,161   $ 448,447     $18,731,673

Comprehensive income:
 Net income                        -            -             -            -           -       956,287           -         956,287
 Change in net unrealized
  gain (loss) on
   securities available
   for sale, net of
   reclassification
   adjustment and
   income taxes of
   $39,643                         -            -             -            -           -             -      61,701          61,701
                                                                                                                       -----------
    Total comprehensive income     -            -             -            -           -             -           -       1,017,988
                                                                                                                       -----------

Cash dividends paid                -            -             -            -           -      (742,133)          -        (742,133)

Vesting of deferred
 management recognition
 plan                              -            -       326,736            -           -             -           -         326,736

Release of ESOP shares             -      (37,177)            -      173,444      66,817             -           -         203,084

Repurchase and retirement
 of common
 shares                     (137,400)    (813,380)            -            -           -    (1,073,919)          -      (1,887,299)
                           ---------   ----------   -----------  -----------   ---------   -----------   ---------     -----------
Balance at June 30, 1999   1,133,469    8,373,418      (689,656)  (1,352,494)   (910,763)   11,719,396     510,148      17,650,049

Comprehensive income:
 Net income                        -            -             -            -           -       898,794           -         898,794
 Change in net unrealized
  gain (loss) on
   securities available
   for sale, net of
   reclassification
   adjustment and
   income taxes of
   $(122,493)                      -            -             -            -           -             -    (190,667)       (190,667)
                                                                                                                       -----------
    Total comprehensive income     -            -             -            -           -             -           -         708,127
                                                                                                                       -----------

Cash dividends paid                -            -             -            -           -      (663,599)          -        (663,599)

Vesting of deferred
 management recognition
 plan                              -            -       326,736            -           -             -           -         326,736

Release of ESOP shares             -     (106,290)            -      172,571     168,646             -           -         234,927

Repurchase and retirement
 of common
 shares                      (28,450)    (168,418)            -            -           -      (220,292)          -        (388,710)
                           ---------   ----------   -----------  -----------   ---------   -----------   ---------     -----------

Balance at June 30, 2000   1,105,019   $8,098,710   $  (362,920) $(1,179,923)  $(742,117)  $11,734,299   $ 319,481     $17,867,530
                           =========   ==========   ===========  ===========   =========   ===========   =========     ===========

See accompanying notes.

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2000 and 1999
================================================================================

                                                                       2000           1999
                                                                   -----------     ------------
CASH FLOWS FROM OPERATING
 ACTIVITIES
  Net income                                                       $    898,794    $   956,287
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation                                                         30,432         48,432
    Deferred income taxes                                                57,000        (65,031)
    Deferred compensation                                                22,000         22,000
    Amortization of discounts and premiums on securities                  1,382          5,005
    Provision for loan losses                                            18,000         18,000
    ESOP contribution expense                                           234,927        203,084
    Vesting of deferred management recognition plan                     326,736        326,736
    Loss on disposal of equipment                                         4,909              -
    Loss on sale of real estate acquired in foreclosure                       -            412
    Change in assets and liabilities
     (Increase) decrease in accrued interest receivable                 (24,048)        65,308
     (Increase) decrease in other assets                               (105,537)        84,645
     Increase (decrease) in accrued interest payable                     43,184        (53,257)
     Increase (decrease) in accrued expense and other liabilities        40,839       (129,101)
                                                                    -----------   ------------

                    NET CASH PROVIDED BY OPERATING ACTIVITIES         1,548,618      1,482,520
                                                                    -----------   ------------

CASH FLOWS FROM INVESTING
 ACTIVITIES
  Purchases of:
   Available for sale investment securities                          (1,000,000)      (505,150)
   Held to maturity investment securities                                     -       (500,000)
  Proceeds from maturities and calls of:
   Available for sale investment securities                           2,929,622      1,303,652
   Held to maturity investment securities                             1,147,121      5,162,662
  Purchases of FHLB stock                                               (60,100)       (20,900)
  Net increase in loans                                             (11,622,504)    (5,669,994)
  Purchases of property and equipment                                    (8,512)        (8,691)
  Proceeds from sale of real estate acquired
   in settlement of loans                                                     -          7,088
                                                                    -----------   ------------

                    NET CASH USED BY INVESTING ACTIVITIES            (8,614,373)      (231,333)
                                                                    -----------   ------------

CENTURY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2000 and 1999
================================================================================

                                                                           2000           1999
                                                                       -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand deposits                           $  (241,084)   $    601,001
  Net increase (decrease) in certificate accounts                         (212,927)        676,251
  Increase in advances from borrowers for property
   taxes and insurance                                                      28,450          33,466
  Repayment of note payable                                                      -      (4,200,000)
  Net increase in advances from FHLB                                     7,000,000       1,000,000
  Repurchase of common stock                                              (388,710)     (1,887,300)
  Regular cash dividends paid                                             (663,599)       (742,133)
                                                                       -----------    ------------

               NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES          5,522,130      (4,518,715)
                                                                       -----------    ------------

               NET DECREASE IN CASH AND CASH EQUIVALENTS                (1,543,625)     (3,267,528)

CASH AND CASH EQUIVALENTS, BEGINNING                                     3,538,154       6,805,682
                                                                       -----------    ------------

               CASH AND CASH EQUIVALENTS, ENDING                       $ 1,994,529    $  3,538,154
                                                                       ===========    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
   Interest                                                            $ 3,760,812    $  3,704,963
                                                                       ===========    ============
   Income taxes                                                        $   503,522    $    458,300
                                                                       ===========    ============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
  Unrealized gain (loss) on investment securities available
   for sale, net of deferred income taxes                              $  (190,667)   $     61,701
                                                                       ===========    ============

See accompanying notes.

CENTURY BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

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

CENTURY BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

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

Investment Securities
---------------------

The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. There were no trading securities at June 30, 2000 or 1999. Securities held to maturity are those securities for which the Bank has the ability and intent to hold to maturity. All other securities are classified as available for sale.

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

CENTURY BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

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

CENTURY BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

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

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

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

Earnings Per Common Share
-------------------------

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and unvested shares in the Management Recognition Plan and are determined using the treasury stock method. All potential common shares were anti-dilutive for the years ended June 30, 2000 and 1999, therefore, basic and diluted earnings per share were the same number in each year.

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

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE B - INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:

                                                                  June 30, 2000
                                                -------------------------------------------------
                                                  Gross         Gross        Gross
                                                Amortized    Unrealized    Unrealized     Fair
                                                   Cost         Gains        Losses      Value
                                                ----------  -------------  ----------  ----------
Securities available for sale:
 U. S. government securities and obligations
  of U. S. government agencies                  $1,499,496  $           -  $   16,677  $1,482,819
 Mortgage-backed securities                      1,206,791             66      31,586   1,175,271
 Municipal bonds                                 1,485,735          5,180      15,281   1,475,634
 Equity securities                                  19,603        583,644         337     602,910
                                                ----------  -------------  ----------  ----------

                                                $4,211,625  $     588,890  $   63,881  $4,736,634
                                                ==========  =============  ==========  ==========

Securities held to maturity:
 U. S. government securities and obligations
  of U. S. government agencies                  $3,937,177  $           -  $   58,909  $3,878,268
 Municipal bonds                                   495,435         31,771         469     526,737
                                                ----------  -------------  ----------  ----------

                                                $4,432,612  $      31,771  $   59,378  $4,405,005
                                                ==========  =============  ==========  ==========


                                                                  June 30, 1999
                                                -------------------------------------------------
                                                  Gross         Gross        Gross
                                                Amortized    Unrealized    Unrealized     Fair
                                                   Cost         Gains        Losses      Value
                                                ----------  -------------  ----------  ----------
Securities available for sale:
 U. S. government securities and obligations
  of U. S. government agencies                  $2,504,146  $      13,042  $    1,523  $2,515,665
 Mortgage-backed securities                      1,642,148          1,773      19,720   1,624,201
 Municipal bonds                                 1,985,261         12,596       9,776   1,988,081
 Equity securities                                  19,602        841,778           -     861,380
                                                ----------  -------------  ----------  ----------

                                                $6,151,157  $     869,189  $   31,019  $6,989,327
                                                ==========  =============  ==========  ==========

Securities held to maturity:
 U. S. government securities and obligations
  of U. S. government agencies                  $5,079,584  $       9,691  $   31,028  $5,058,247
 Municipal bonds                                   491,620         40,698           -     532,318
                                                ----------  -------------  ----------  ----------

                                                $5,571,204  $      50,389  $   31,028  $5,590,565
                                                ==========  =============  ==========  ==========

There were no realized gains or losses on sales of available-for-sale securities during the years ended June 30, 2000 and June 30, 1999.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE B - INVESTMENT SECURITIES (Continued)

The amortized cost and fair values of securities at June 30, 2000 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               Securities Available for Sale  Securities Held to Maturity
                                               -----------------------------  ---------------------------
                                                 Amortized         Fair         Amortized       Fair
                                                    Cost           Value           Cost         Value
                                               --------------  -------------  -------------  ------------
     Due within one year                           $  301,087     $  300,560  $     496,961  $    495,938
     Due after one year through five years          1,281,281      1,272,486      3,540,050     3,481,694
     Due after five years through ten years         2,462,432      2,410,235        395,601       427,373
     Due after ten years                              166,825        753,353              -             -
                                                   ----------     ----------  -------------  ------------

                                                   $4,211,625     $4,736,634  $   4,432,612  $  4,405,005
                                                   ==========     ==========  =============  ============

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

Securities with a carrying value of $3,265,446 and $2,800,000 and a fair value of $3,212,992 and $2,790,689 at June 30, 2000 and 1999, respectively, were pledged to secure public monies on deposit as required by law.

The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the Company's investment portfolio at June 30, 2000. FHLB and FHLMC common stock, nonmarketable equity securities, substantially all of which are required to be maintained, are assumed to mature in periods greater than ten years. Yields on tax exempt securities are presented at contractual rates.

                                                                       Carrying Value
                                            ---------------------------------------------------------------
                                                              After One      After Five
                                                One Year     Year Through  Years Through    After
                                                or Less       Five Years     Ten Years    Ten Years   Total
                                             --------------  ------------  -------------  ---------  -------
                                                                     (In Thousands)

Securities available for sale
 U. S. government and agency securities      $            -  $        499  $         984  $       -  $ 1,483
 Mortgage-backed securities                               -           294            881          -    1,175
 Municipal bonds                                        301           480            545        150    1,476
 FHLMC stock and equity securities                        -             -              -        603      603

Securities held to maturity:
 U. S. government and agency securities                 497         3,440              -          -    3,937
 Municipal bonds                                          -           100            395          -      495

Other investments:
 Interest-earning balances in other banks               889             -              -          -      889
 Federal Home Loan Bank stock                             -             -              -        734      734
                                             --------------  ------------  -------------  ---------  -------

                                             $        1,687  $      4,813  $       2,805  $   1,487  $10,792
                                             ==============  ============  =============  =========  =======

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE B - INVESTMENT SECURITIES (Continued)

                                                               Weighted Average Yields
                                             ------------------------------------------------------------
                                                          After One      After Five
                                             One Year   Year Through   Years Through     After
                                              or Less    Five Years      Ten Years     Ten Years   Total
                                             ---------  -------------  --------------  ----------  ------
                                                                    (In Thousands)
Securities available for sale
 U. S. government and agency securities             -%          7.42%           6.51%          -%   6.82%
 Mortgage-backed securities                         -%          6.24%           6.46%          -%   6.40%
 Municipal bonds                                 4.05%          4.68%           4.37%       5.60%   4.53%
 FHLMC stock and equity securities                  -%             -%              -%       1.58%   1.58%

Securities held to maturity:
 U. S. government and agency securities          6.70%          6.20%              -%          -%   6.26%
 Municipal bonds                                    -%          4.30%           6.20%          -%   5.82%

Other investments:
 Interest-earning balances in other banks        5.50%             -%              -%          -%   5.50%
 Federal Home Loan Bank stock                       -%             -%              -%       7.75%   7.75%

 Weighted average                                5.59%          6.14%           6.03%       5.03%   5.87%

NOTE C - LOANS RECEIVABLE

Loans receivable consist of the following:

                                                  2000                      1999
                                         -----------------------   -----------------------
                                                      Percentage                Percentage
                                           Amount      of Total      Amount      of Total
                                         -----------  ----------   -----------  ----------
     Type of loan:
      Real estate loans:
       One-to-four family residential    $73,484,757       84.22%  $62,045,292       82.02%
       Multi-family residential and
        commercial                         9,240,542       10.59     7,936,702       10.49
       Construction                        4,213,000        4.83     6,846,845        9.05
       Home equity lines of credit         1,404,704        1.61     1,171,779        1.55
                                         -----------      ------   -----------      ------

            Total real estate loans       88,343,003      101.25    78,000,618      103.11
                                         -----------      ------   -----------      ------

      Other loans:
       Consumer loans                      1,868,382        2.14     1,582,414        2.09
       Loans secured by deposits             249,832        0.29       227,937        0.30
                                         -----------      ------   -----------      ------

            Total other loans              2,118,214        2.43     1,810,351        2.39
                                         -----------      ------   -----------      ------

            Total loans                   90,461,217      103.68    79,810,969      105.50

     Less:
      Construction loans in process        2,136,046        2.45     3,149,073        4.16
      Net deferred loan fees                 484,682        0.56       443,911        0.59
      Allowance for loan losses              586,498        0.67       568,498        0.75
                                         -----------      ------   -----------      ------

                                         $87,253,991      100.00%  $75,649,487      100.00%
                                         ===========      ======   ===========      ======

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE C - LOANS RECEIVABLE (Continued)

The allowance for loan losses is summarized as follows:

                                                            2000        1999
                                                          --------    --------

     Balance at beginning of year                         $568,498    $550,498
                                                          --------    --------
      Loans charged off:
        Real estate                                              -           -
        Other                                                    -           -
                                                          --------    --------
           Total loans charged off                               -           -
                                                          --------    --------
      Recoveries:
        Real estate                                              -           -
        Other                                                    -           -
                                                          --------    --------
           Total recoveries                                      -           -
                                                          --------    --------
      Provision for loan losses                             18,000      18,000
                                                          --------    --------
     Balance at end of year                               $586,498    $568,498
                                                          ========    ========

The allocation of the allowance for loan losses applicable to each category of loans at June 30, 2000 and 1999 is as follows:


                                                             2000                               1999
                                            --------------------------------   --------------------------------
                                                       Percent of   Percent               Percent of   Percent
                                                       Allowance    of Loans              Allowance    of Loans
                                            Amount of   to Total    to Total   Amount of   to Total    to Total
                                            Allowance  Allowance    Loans      Allowance  Allowance    Loans
                                            ---------  ----------   --------   ---------  ----------   --------
Real estate loans:
 One-to-four family residential              $316,176       53.91%     81.23%   $295,708       52.02%     77.74%
 Multi-family residential and commercial      114,850       19.58      10.21      94,484       16.62       9.94
 Construction                                  20,770        3.54       4.66      36,978        6.50       8.58
 Home equity lines of credit                   14,047        2.40       1.55      11,718        2.06       1.47

Other loans:
 Consumer loans                                56,051        9.56       2.07      47,472        8.35       1.98
 Loans secured by deposits                          -           -       0.28           -           -       0.29

Unallocated                                    64,604       11.01          -      82,138       14.45          -
                                            ---------  ----------   --------   ---------  ----------   --------

                                             $586,498      100.00%    100.00%   $568,498      100.00%    100.00%
                                            =========  ==========   ========   =========  ==========   ========

Nonaccrual loans, which consisted of loans on which principal or interest was delinquent for 90 days or more, totaled approximately $187,000 and $231,000 at June 30, 2000 and 1999, respectively. Such loans had the effect of reducing interest income by approximately $2,500 and $6,000 during the years ended June 30, 2000 and 1999, respectively.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE C - LOANS RECEIVABLE (Continued)

At June 30, 2000, the Bank had mortgage loan commitments outstanding of $1,662,000 and pre-approved but unused lines of credit totaling $1,463,000 In management's opinion, these commitments and undisbursed proceeds on construction loans in process, reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

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

                                                          2000          1999
                                                       ----------    ----------

     Balance at beginning of year                      $1,424,608    $  638,740
     Additional borrowings                                      -     1,063,449
     Loan repayments                                      (46,980)     (277,581)
                                                       ----------    ----------

     Balance at end of year                            $1,377,628    $1,424,608
                                                       ==========    ==========


NOTE D - PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                          2000          1999
                                                       ----------    ----------

     Land                                              $   61,203    $   61,203
     Building and improvements                            737,557       737,557
     Office furniture, fixtures and equipment             198,857       242,080
     Automotive equipment                                  44,805        44,805
                                                       ----------    ----------
                                                        1,042,422     1,085,645
     Accumulated depreciation                            (421,697)     (438,091)
                                                       ----------    ----------

                                                       $  620,725    $  647,554
                                                       ==========    ==========

NOTE E - FEDERAL INSURANCE OF DEPOSITS

Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE F - BORROWINGS

At June 30, 2000, Home Savings had $14,000,000 available on a line of credit from the Federal Home Loan Bank of which $8,000,000 had been advanced as of that date. This advance is due October 6, 2000 and bears interest at 7.40%. All advances are secured by a blanket floating lien on the Bank's one-to-four family residential mortgage loans. An advance of $1,000,000 that was outstanding at June 30, 1999 was repaid during the year ended June 30, 2000. Average borrowings outstanding for the years ended June 30, 2000 and 1999 were $3,900,000 and $583,000, respectively, and the highest month-end balances outstanding during each were $8,000,000 and $2,000,000, respectively.


NOTE G - DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at June 30, 2000 and 1999 follows:

                                                              2000                       1999
                                                     ----------------------   -------------------------
                                                                  Weighted                    Weighted
                                                       Balance    Avg. Rate      Balance      Avg. Rate
                                                     -----------  ---------   -------------   ---------
     Demand deposits:
      Negotiable orders of withdrawal                $ 4,548,776       2.25%    $ 3,972,670        2.25%
      Passbook and statement accounts                  5,349,509       3.00%      5,366,722        3.00%
      Money market checking                           10,673,848       4.79%     11,431,327        4.18%
      Non-interest-bearing checking                      276,426          -         318,924           -
                                                     -----------                -----------
                                                      20,848,559       3.75%     21,089,643        3.49%
     Certificates of deposit                          52,997,653       5.40%     53,210,580        5.30%
                                                     -----------                -----------
       Total deposit accounts                        $73,846,212       4.93%    $74,300,223        4.92%
                                                     ===========                ===========

A summary of certificate accounts by maturity as of June 30, 2000 follows:

                                                                   Less than     $100,000
                                                                   $100,000       or More       Total
                                                                  ----------   ------------- -----------
                                                                             (In Thousands)

     Three months or less                                         $    8,826   $       3,665  $   12,491
     Over three months through six months                              6,329           5,991      12,320
     Over six months through twelve months                            12,977           7,976      20,953
     Over twelve months through twenty-four months                     5,917             580       6,497
     Over twenty-four months                                             737               -         737
                                                                  ----------   ------------- -----------

                                                                  $   34,786   $      18,212  $   52,998
                                                                  ==========   ============= ===========

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE G - DEPOSIT ACCOUNTS (Continued)

Interest expense on deposits for the years ended June 30 is summarized as follows:


                                                          2000         1999
                                                       ----------   ----------

     Passbook and statement accounts                   $  160,230   $  157,980
     NOW accounts                                         112,323      114,260
     Money market accounts                                456,419      449,145
     Certificates of deposit                            2,844,689    2,906,229
                                                       ----------   ----------
                                                        3,573,661    3,627,614
     Penalties for early withdrawal                         2,238        2,067
                                                       ----------   ----------

                                                       $3,571,423   $3,625,547
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

During March of 1998, 43,995 shares of newly issued common stock were awarded under the MRP at a value of $29.71 per share. In addition, 4,884 of newly issued shares, which had a total value at issuance of $145,096, were issued to the MRP for future grants. These additional shares had not been granted as of June 30, 2000. Personnel costs for the years ended June 30, 2000 and 1999 include $326,736 and $326,736, respectively, which represents the value of MRP shares earned through those dates.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Stock Option Plan
-----------------

At a special meeting of the Company's stockholders, held on February 17, 1998, the stockholders approved the Century Bancorp, Inc. Stock Option Plan (the "SOP"). The SOP provides for the issuance to directors, officers, and employees of the Bank options to purchase up to 122,199 shares of the Company's common stock. On March 10, 1998, the Company granted options to purchase 109,983 shares of the Company's common stock at an exercise price of $20.45 per share, including 24,444 options granted to the Company's directors and 85,539 options granted to the Company's executive officers and employees. The exercise price equals the market price of the Company's stock on the date of grant. Options granted to directors were fully vested on the date of grant. Options granted to executive officers and employees vested 25% on the date of grant and will vest 25% annually thereafter. All options will expire if not exercised within ten years from the date of grant. As of June 30, 2000 and 1999, options to purchase 88,598 and 67,214 shares, respectively, were exercisable. As permitted by SFAS No. 123, the Company has applied APB Opinion No. 25 for measurement of stock-based compensation in the accompanying financial statements. If the Company had used the fair value based method of accounting for stock-based compensation, operating results for the years ended June 30, 2000 and 1999 would have been affected as set forth below:

                                                          As Reported  Pro Forma
                                                          -----------  ---------

   2000 net income                                           $898,794   $804,439
   2000 net income per share, basic and diluted              $   0.93   $   0.83

   1999 net income                                           $956,287   $861,932
   1999 net income per share, basic and diluted              $   0.90   $   0.81


In determining the pro forma disclosures above, the fair value of options granted was estimated as of the grant date under the Black-Scholes Option Pricing Model using the following assumptions: a risk-free interest rate of 5.5%, a dividend yield of 3.33%, an expected life of 7 years, and a volatility ratio of 20%. The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts.

Employee Stock Ownership Plan
-----------------------------

The Bank established an ESOP to benefit all qualified employees. The ESOP purchased 97,758 shares of common stock in a prior year with proceeds received from a loan of $1,629,300 from the Parent. The loan is to be repaid over fifteen years in quarterly installments of principal and interest. Interest is based upon the prime rate and will be adjusted annually. The loan may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the loan. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 2000 and 1999, the outstanding balance of the loan is $1,179,923 and $1,352,494, respectively, and is presented as a reduction of stockholders' equity.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

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

Dividends on unallocated shares may be used by the ESOP to repay the loan to the Company and are not reported as dividends in the financial statements. Dividends on allocated or committed to be allocated shares are credited to the accounts of the participants and reported as dividends in the financial statements. Special return of capital dividends on unallocated ESOP shares totaling $977,580 were recorded as unearned ESOP compensation and reported as a separate component of stockholders' equity. These funds were used by the ESOP to purchase 62,100 additional shares of the Company's common stock.

Expense of $234,927 and $203,084 during the years ended June 30, 2000 and 1999, respectively, has been incurred in connection with the ESOP. The expense for the years ended June 30, 2000 and 1999 includes, in addition to the cash contributions necessary to fund the ESOP, $62,356 and $29,640, respectively, which represents the differences between the fair value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP. The Bank has credited these amounts to common stock.

At June 30, 2000, 38,094 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $1.7 million at June 30, 2000.

Executive Deferred Compensation Plan
------------------------------------

The Bank has a deferred compensation plan for its chief executive officer under which he will be paid specified amounts during the fifteen-year period following retirement at or after age 65, or upon death or permanent disability. The Bank has made current provision for future payments under this plan, and the related liability and deferred income tax benefits are included in the accompanying financial statements. The Bank has purchased life insurance policies with the Bank named as beneficiary to fund the benefits. Expenses associated with this plan were $22,000 for each of the years ended June 30, 2000 and 1999.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

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


NOTE I - STOCK REPURCHASE PLAN

The Company's Board of Directors adopted stock repurchase plans under which the Company is authorized to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions at times deemed appropriate. During the years ended June 30, 2000 and 1999, the Company repurchased 28,450 and 137,400 shares, respectively, of its common stock at an aggregate cost of approximately $389,000 and $1.9 million, respectively.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE J - INCOME TAXES

The components of income tax expense are as follows for the years ended June 30, 2000 and 1999:

                                                       2000        1999
                                                     --------    --------

     Current tax expense                             $442,000    $553,082
     Net deferred tax expense (benefit)                57,000     (65,031)
                                                     --------    --------

                                                     $499,000    $488,051
                                                     ========    ========

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended June 30, 2000 and 1999:

                                                       2000        1999
                                                     --------    --------

     Income tax at federal statutory rate            $475,250    $491,075
     State income tax, net of federal tax benefit      33,244      17,470
     Tax exempt interest income                       (23,573)    (28,638)
     Other                                             14,079       8,144
                                                     --------    --------

                                                     $499,000    $488,051
                                                     ========    ========

Deferred tax assets and liabilities arising from temporary differences at June 30, 2000 and 1999 are summarized as follows:

                                                                2000          1999
                                                              --------      --------
     Deferred tax assets relating to:
      Deferred compensation                                   $ 140,539     $ 132,042
      Bad debt reserves                                         187,289       219,554
                                                              ---------     ---------
            Gross deferred tax assets                           327,828       351,596
      Valuation allowance                                             -             -
                                                              ---------     ---------
            Net deferred tax assets                             327,828       351,596
                                                              ---------     ---------

     Deferred tax liabilities relating to:
      Loan fees and costs                                       (77,772)      (38,746)
      Property and equipment                                    (35,000)      (40,794)
      FHLB stock dividends                                     (103,811)     (103,811)
      Net unrealized gain on securities available for sale     (205,359)     (327,852)
                                                              ---------     ---------
            Total deferred tax liabilities                     (421,942)     (511,203)
                                                              ---------     ---------

            Net deferred tax liability                        $ (94,114)    $(159,607)
                                                              =========     =========

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE J - INCOME TAXES (Continued)

Retained earnings at June 30, 2000 include approximately $1.5 million for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income which would be subject to the then current corporate income tax rate.

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

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE K - REGULATORY RESTRICTIONS (Continued)

At June 30, 2000, the Bank was in compliance with all of the aforementioned capital requirements as shown below:

                                                Leverage      Tier I Risk-
                                                Ratio of        Adjusted      Risk-Based   N. C. Savings
                                             Tier I Capital      Capital       Capital      Bank Capital
                                             ---------------  -------------  ------------  --------------
 Consolidated stockholders' equity              $17,867,530    $17,867,530   $17,867,530     $17,867,530
 Separate equity of Century Bancorp, Inc.          (323,206)      (323,206)     (323,206)       (323,206)
 Unrealized gain on securities                     (319,481)      (319,481)     (319,481)       (319,481)
 Loan loss allowance                                      -              -       586,498         586,498
                                                -----------    -----------   -----------     -----------

      Regulatory capital                         17,224,843     17,224,843    17,811,341      17,811,341

 Minimum capital requirement                      4,049,000      2,055,000     4,111,000       5,138,000
                                                -----------    -----------   -----------     -----------

      Excess regulatory capital                 $13,175,843    $15,169,843   $13,700,341     $12,673,341
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

During the years ended June 30, 2000 and 1999, the Bank paid dividends of $1.0 million and $6.4 million, respectively, to the Parent.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE L - CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK

The Bank generally originates single-family residential loans within its primary lending area within ten miles of Thomasville, North Carolina. The Bank's underwriting policies generally require such loans to be made at no greater than 90% loan-to-value based upon appraised values unless private mortgage insurance is obtained. Under the Bank's "First Time Homeowners Program," the loan-to-value ratio can be as high as 95% without private mortgage insurance. These loans are secured by the underlying properties.

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

A summary of the contract amount of the Bank's exposure to off-balance sheet risk as of June 30, 2000 is as follows:

     Financial instruments whose contract amounts represent credit risk:
       Commitments to extend credit, mortgage loans                   $1,662,000
       Undisbursed construction loans                                  2,136,000
       Undisbursed lines of credit                                     1,463,000


NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The Company has implemented Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments ("SFAS 107"), which requires disclosure of the estimated fair values of the Company's financial instruments whether or not recognized in the balance sheet, where it is practical to estimate that value. Such instruments include cash and interest-earning balances in other banks, investment securities, loans receivable, stock in the Federal Home Loan Bank of Atlanta, deposit accounts, borrowings and commitments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

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

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The carrying amounts and estimated fair values of the Company's financial instruments, none of which are held for trading purposes, are as follows at June 30, 2000 and 1999:

                                                    2000                      1999
                                          ------------------------  ------------------------
                                           Carrying     Estimated    Carrying     Estimated
                                            Amount     Fair Value     Amount     Fair Value
                                          -----------  -----------  -----------  -----------
   Financial assets:
    Cash and interest-bearing balances    $ 1,994,529  $ 1,994,529  $ 3,538,154  $ 3,538,154
    Investment securities:
     Available for sale                     4,736,634    4,736,634    6,989,327    6,989,327
     Held to maturity                       4,432,612    4,405,005    5,571,204    5,590,565
    Loans                                  87,253,991   83,836,472   75,649,487   74,178,000
    Stock in Federal Home Loan Bank
     of Atlanta                               733,600      733,600      673,500      673,500

   Financial liabilities:
    Deposits                               73,846,212   72,407,604   74,300,223   73,586,000
    Borrowings                              8,000,000    8,000,000    1,000,000    1,010,000

NOTE N - PARENT COMPANY FINANCIAL DATA

The following is a summary of the condensed financial statements of Century Bancorp, Inc. as of and for the years ended June 30, 2000 and 1999:

                       Condensed Statements of Operations
                       Years Ended June 30, 2000 and 1999


                                                        2000        1999
                                                        ----        ----
     Interest income                                  $110,323   $133,811
     Equity in earnings of Home Savings, Inc., SSB     905,336    906,536
     Interest expense                                        -     (2,427)
     Other expenses                                    (83,865)   (30,983)
     Income taxes                                      (33,000)   (50,650)
                                                      --------   --------

            Net income                                $898,794   $956,287
                                                      ========   ========

CENTURY BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2000 and 1999
================================================================================

NOTE N - PARENT COMPANY FINANCIAL DATA (Continued)

                  Condensed Statements of Financial Condition
                             June 30, 2000 and 1999

                                                     2000          1999
                                                  -----------   -----------
     Assets:
      Cash                                        $   256,434   $   194,181
      Investment securities available for sale          5,130         5,300
      Investment in Home Savings, Inc., SSB        17,544,324    17,427,625
      Other assets                                     61,642        22,943
                                                  -----------   -----------

                                                  $17,867,530   $17,650,049
                                                  ===========   ===========


     Stockholders' equity:
      Common stock                                  8,098,710     8,373,418
      Deferred management recognition plan           (362,920)     (689,656)
      ESOP note receivable                         (1,179,923)   (1,352,494)
      Unearned ESOP compensation                     (742,117)     (910,763)
      Retained earnings                            11,734,299    11,719,396
      Accumulated other comprehensive income          319,481       510,148
                                                  -----------   -----------

                                                  $17,867,530   $17,650,049
                                                  ===========   ===========

                             CENTURY BANCORP, INC.
                             CORPORATE INFORMATION
================================================================================

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

         Stock Transfer Agent                      Annual Meeting

    Registrar and Transfer Company  The 2000 annual meeting of stockholders of
         10 Commerce Street         Century Bancorp, Inc. will be held at 5:00
         Cranford, NJ  07016        p.m. on November 21, 2000 at the Company's
                                    corporate office at 22 Winston Street,
                                    Thomasville, NC.


       Special Legal Counsel                       Form 10-KSB

     Brooks, Pierce, McLendon,      A copy of Form 10-KSB, including financial
    Humphrey & Leonard, L.L.P.      statements and financial statement
     2000 Renaissance Plaza         schedules, as filed with the Securities and
     230 North Elm Street           Exchange Commission for the Company's most
     Greensboro, NC  27420          recent fiscal year will be furnished without
                                    charge to the Company's stockholders upon written request to James G. Hudson, Jr.,
                                    Century Bancorp, Inc., P. O. Box 989,
                                    Thomasville,NC  27361.




       Independent Auditors                        Corporate Office

         Dixon Odom PLLC                            22 Winston Street
         408 Summit Drive                        Thomasville, NC  27360
        Sanford, NC 27330

                             CENTURY BANCORP, INC.
                             CORPORATE INFORMATION
================================================================================


                           Common Stock Information

The Company's stock began trading on December 23, 1996. As of June 30, 2000, there were 1,105,019 shares of common stock outstanding which were held by approximately 285 stockholders of record (excluding shares held in street name). The Company's common stock is quoted on the NASDAQ SmallCap Market under the symbol "CENB." The following table reflects the stock trading and dividend payment frequency of the Company for the years ended June 30, 2000 and 1999.

                                                  Stock price(1)  Dividends
                                                  --------------
                                                   High      Low     Per Share
                                                  -------  -------   ---------
For the year ended June 30, 2000:

   First quarter                                  $ 13.81  $ 13.63   $ 0.17
   Second quarter                                 $ 13.75  $ 12.75   $ 0.17
   Third quarter                                  $ 13.25  $ 12.75   $ 0.17
   Fourth quarter                                 $ 14.25  $ 12.75   $ 0.17

For the year ended June 30, 1999:

   First quarter                                  $16.88  $12.00   $   0.17
   Second quarter                                 $14.50  $12.75   $   0.17
   Third quarter                                  $14.00  $13.50   $   0.17
   Fourth quarter                                 $14.00  $13.00   $   0.17

(1) This represents the high and low bid quotations on the NASDAQ SmallCap Market for the dates indicated. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not reflect actual sales transactions.


                                  Disclaimer

This annual report has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.